UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

DEL FRISCO’S RESTAURANT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share (the “common stock”)
(2)

Aggregate number of securities to which transaction applies:

As of the close of business on July 18, 2019, there were 33,487,965 shares of common stock (including 65,650 shares of common stock subject to vesting restrictions and/or forfeiture back to Del Frisco’s Restaurant Group, Inc. (the “Company”)); no shares of common stock issuable upon the exercise of stock options with an exercise price less than $8.00 per share; 632,740 shares of common stock underlying Company restricted share units subject solely to time-vesting conditions (each, a “Company RSU”); and 905,311 shares of common stock underlying Company restricted share units subject to time and performance-vesting conditions (each, a “Company PSU”), assuming performance-based vesting conditions deemed achieved at target-level performance (other than Company PSUs held by the Company’s Chief Executive Officer, which is assumed vested in accordance with the terms of his existing employment agreement).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) 33,487,965 shares of common stock (including 65,650 shares of common stock subject to vesting restrictions and/or forfeiture back to the Company) multiplied by the cash merger consideration of $8.00 per share; (B) 632,740 shares of common stock underlying Company RSUs multiplied by the cash merger consideration of $8.00 per share; and (C) 905,311 shares of common stock underlying Company PSUs multiplied by the cash merger consideration of $8.00 per share.

	(4)	Proposed maximum aggregate value of transaction: $280,208,128.00
(5)

Total fee paid:

$33,961.23

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filed fee was determined by multiplying $280,208,128.00 (the proposed maximum aggregate value of the transaction) by .0001212.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JULY 23, 2019

DEL FRISCO’S RESTAURANT GROUP, INC.

2900 Ranch Trail

Irving, TX 75063

[●], 2019

Dear Del Frisco’s Restaurant Group Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Del Frisco’s Restaurant Group, Inc. (“Del Frisco’s” or the “Company”) to be held on [●], 2019, at the Del Frisco’s Double Eagle located at 2323 Olive St., Dallas, Texas 75201, at 9:00 a.m. Central time.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated June 23, 2019 (the “Merger Agreement”), by and among Del Frisco’s, Harlan Parent, Inc. (“Parent”), and Harlan Merger Sub, Inc., (“Merger Sub”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Parent and Merger Sub are entities that are affiliated with L Catterton Management Limited (“L Catterton”). L Catterton is a consumer-focused private equity firm with over $15 billion of equity capital across six fund strategies in 17 offices globally. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Del Frisco’s, with Del Frisco’s continuing as the surviving corporation and a wholly owned direct subsidiary of Parent (the “Merger”).

If the Merger is completed, you will be entitled to receive $8.00 in cash, without interest thereon and net of any applicable withholding of taxes, for each share of common stock (“common stock”) that you own (unless you have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and have properly exercised your statutory rights of appraisal in respect of such shares of common stock under Delaware law), which represents a premium of approximately: (1) 22% to the closing price of Del Frisco’s common stock on December 19, 2018, the last trading day prior to the Company’s announcement of a strategic alternatives process, and (2) 21% to the 30-day volume weighted average price ending on June 21, 2019.

The Board of Directors, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair and in the best interests of, the Company and its stockholders; (ii) declared it advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (iii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein; (iv) agreed that the Merger, upon the terms, and subject to the conditions, contained in the Merger Agreement, is authorized and approved in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”); and

(v) resolved to recommend that the stockholders of the Company adopt the Merger Agreement in accordance with the DGCL. The Board of Directors recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares through a bank, broker or other nominee and want to vote in person at the Special Meeting, you must obtain a “legal proxy.”

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Del Frisco’s common stock.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Call Toll-free: (888) 750-5834

Banks and Brokers Call: (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Norman J. Abdallah
Chief Executive Officer

The accompanying proxy statement is dated [●], 2019 and, together with the enclosed form of proxy card, is first being mailed on or about [●], 2019.

DEL FRISCO’S RESTAURANT GROUP, INC.

2900 Ranch Trail

Irving, TX 75063

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2019

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Del Frisco’s Restaurant Group, Inc., a Delaware corporation (“Del Frisco’s” or the “Company”), will be held on [●], 2019, at the Del Frisco’s Double Eagle located at 2323 Olive St., Dallas, Texas 75201, at 9:00 a.m. Central time, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated June 23, 2019, (the “Merger Agreement”), by and among Del Frisco’s, Harlan Parent, Inc. (“Parent”), and Harlan Merger Sub, Inc., (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Del Frisco’s, with Del Frisco’s continuing as the surviving corporation and a wholly owned direct subsidiary of Parent (the “Merger”);

2. To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Only stockholders of record as of the close of business on [●], 2019, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By Order of the Board of Directors,

Norman J. Abdallah
Chief Executive Officer

Dated: [●], 2019

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or the adjournment proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Call Toll-free: (888) 750-5834

Banks and Brokers Call: (212) 750-5833

i

ii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Harlan Merger Sub, Inc. with and into Del Frisco’s Restaurant Group, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement (as defined below) is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Del Frisco’s,” “the Company,” “we,” “our,” “us” and similar words refer to Del Frisco’s Restaurant Group, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Harlan Parent, Inc. as “Parent” and Harlan Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated June 23, 2019, by and among the Company, Parent and Merger Sub, as the “Merger Agreement,” our common stock, par value $0.001 per share as “common stock” and the holders of our common stock, as “stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger (Page 25)

Del Frisco’s Restaurant Group, Inc.

Headquartered in Irving, Texas, Del Frisco’s Restaurant Group, Inc. develops, owns and operates four contemporary and complementary restaurants: Del Frisco’s Double Eagle Steakhouse (“Double Eagle”), Barcelona Wine Bar (“Barcelona”), bartaco (“bartaco”), and Del Frisco’s Grille (“Grille”), with 78 restaurants across 17 states and Washington, D.C. The Company’s common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “DFRG.”

Harlan Parent, Inc.

Parent was formed on June 20, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and the debt financing in connection with the Merger.

Harlan Merger Sub, Inc.

Merger Sub is a wholly owned direct subsidiary of Parent and was formed on June 20, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and the debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with L Catterton VIII, L.P. (“Catterton VIII”) and L Catterton VIII Offshore, L.P. (“Catterton VIII Offshore,” and together with Catterton VIII, the “Catterton Funds”), and Parent, Merger Sub and the Catterton Funds are each affiliated with L Catterton Management Limited (“L Catterton”). L Catterton is a consumer-focused private equity firm with over $15 billion of equity capital across six fund strategies in 17 offices globally.

In connection with the transactions contemplated by the Merger Agreement, the Catterton Funds have provided Parent with an equity commitment, in the aggregate, of $555 million in cash (the “Equity Commitment”). The Equity Commitment will be available to fund a portion of the amounts required to be funded by Parent to pay the aggregate purchase price and all fees and expenses required to be paid at the closing of the Merger, as contemplated by, and subject to the terms and conditions of, the Merger Agreement and the Equity Commitment Letter (as defined below). For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

The Merger (Page 25)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Del Frisco’s, with Del Frisco’s continuing as the surviving corporation and as a wholly owned direct subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Del Frisco’s common stock will no longer be publicly traded, and will be delisted from Nasdaq. In addition, Del Frisco’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Del Frisco’s will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Merger Consideration (Page 26)

Del Frisco’s Common Stock

At the Effective Time, each then outstanding share of common stock (other than shares of common stock (A) held by Del Frisco’s as treasury stock, (B) owned by Parent or Merger Sub, (C) owned by any direct or indirect wholly-owned subsidiary of Parent or Merger Sub or (D) owned by stockholders who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly exercised their statutory rights of appraisal in respect of such shares of common stock under Delaware law (collectively, the “Excluded Shares”)) will be automatically cancelled, extinguished and converted into the right to receive $8.00 in cash (the “Merger Consideration”), without interest thereon and net of any applicable withholding of taxes.

At or immediately prior to the Effective Time, Parent will deposit (or cause to be deposited) sufficient funds to pay the aggregate Merger Consideration with a designated payment agent for payment of each share of common stock owned by each stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Treatment of Company Restricted Shares, Company Options, Company RSUs and Company PSUs

The Merger Agreement provides that at the Effective Time:

•

each share of common stock subject to vesting restrictions and/or forfeiture back to the Company (each, a “Company Restricted Share”) outstanding immediately prior to the Effective Time, whether vested or unvested, will be automatically cancelled, extinguished and converted into the right to receive $8.00 in cash;

•

each option to purchase shares of common stock (each, a “Company Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of $8.00 (less the exercise price per share attributable to such Company Option), multiplied by the total number of shares of common stock issuable upon exercise in full of such Company Option, provided that if the exercise price per share of any such Company Option is equal to or greater than $8.00, such Company Option will be cancelled for no consideration;

•

each Company restricted share unit subject solely to time-vesting conditions (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of $8.00, multiplied by the total number of shares of common stock subject to such Company RSU; and

•

each Company restricted share unit subject to time and performance-vesting conditions (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of $8.00, multiplied by the total number of shares of common stock subject to such Company PSU, with any performance-based vesting conditions deemed achieved at target-level performance (other than Company PSUs held by Mr. Norman J. Abdallah, which will vest in accordance with the terms of his existing employment agreement).

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Outstanding Company Restricted Shares, Company Options, Company RSUs and Company PSUs.”

Material U.S. Federal Income Tax Consequences of the Merger (Page 83)

The receipt of cash by Del Frisco’s stockholders in exchange for shares of Del Frisco’s common stock in the Merger will be a taxable transaction to Del Frisco’s stockholders for U.S. federal income tax purposes. Such receipt of cash by each of our stockholders that is a U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash per share that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger by such stockholder. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.

A Del Frisco’s stockholder that is a Non-U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

Del Frisco’s stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Del Frisco’s stockholders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Appraisal Rights (Page 23)

If the Merger is consummated and certain conditions are met, Del Frisco’s stockholders who continuously hold shares of Del Frisco’s common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). This means that Del Frisco’s stockholders may be entitled to have their shares of Del Frisco’s common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Del Frisco’s common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further below. Due to the complexity of the appraisal process, Del Frisco’s stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Del Frisco’s stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Del Frisco’s common stock.

To exercise appraisal rights, Del Frisco’s stockholders must: (1) submit a written demand for appraisal to Del Frisco’s before the vote is taken on the proposal to adopt the Merger Agreement; (2) not submit a proxy, or otherwise vote, in favor of the proposal to adopt the Merger Agreement; (3) continue to hold shares of Del Frisco’s common stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Del Frisco’s unless certain stock ownership conditions are satisfied by the Del Frisco’s stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Regulatory Approvals Required for the Merger (Page 87)

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”

On July 2, 2019, Del Frisco’s and Catterton VIII made the filings required to be made under the HSR Act. The applicable waiting period under the HSR Act will expire at 11:59 pm ET on Thursday, August 1, 2019, unless the waiting period is earlier terminated by the FTC and the Antitrust Division of the U.S. Department of Justice (“DOJ”) or extended by a formal request from the FTC or the DOJ for additional information or documentary material from Parent prior to that time.

Closing Conditions (Page 104)

The obligations of Del Frisco’s, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:

•	the absence of any law, order or injunction preventing, prohibiting, restraining or making illegal the consummation of the Merger;

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•

in the case of Parent and Merger Sub, the absence of any continuing change, event, effect, development or circumstance at Del Frisco’s that, individually or in the aggregate, generally: (1) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Del Frisco’s and its subsidiaries, taken as a whole; or (2) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of Del Frisco’s to perform its material obligations under the Merger Agreement or to consummate the Merger;

•

the accuracy of the representations and warranties of Del Frisco’s, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers, as of the date of the Merger Agreement, the date of the closing of the Merger, or an earlier date if such representation or warranty expressly speaks as of such earlier date; and

•

the performance in all material respects by Del Frisco’s, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the closing of the Merger.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger.”

Financing of the Merger (Page 75)

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $709 million in cash. This amount includes funds needed to: (1) pay stockholders the amounts due under the Merger Agreement and (2) make payments in respect of our outstanding equity-based awards payable at Closing pursuant to the Merger Agreement. In connection with the financing of the Merger, the Catterton Funds and Parent have entered into an equity commitment letter, dated as of June 23, 2019 (the “Equity Commitment Letter”) in respect of the Equity Commitment for $555 million in cash described above.

In connection with the financing of the Merger, Parent has obtained a Commitment Letter (as amended from time to time in accordance with the Merger Agreement, the “Debt Commitment Letter”) from Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC (“CS”), Jefferies Finance LLC (“Jefferies”) and Société Générale (“SocGen” and together with CS and Jefferies, the “Arrangers”), pursuant to which the Arrangers committed to provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, a senior secured credit facility in an aggregate principal amount of $465 million, comprised of a $425 million term loan (the “Term Loan Facility”) and a $40 million revolving credit facility (the “Revolving Facility”); provided, that Parent may elect to reduce the Term Loan Facility by $150 million and the Revolving Facility by $10 million, so long as our steak restaurant assets are separated on or prior to the Closing and, after giving effect thereto, are not directly or indirectly owned by Parent. We refer to the financing described above as the “Debt Financing.”

The Debt Financing contemplated by the Debt Commitment Letter is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions.

The Equity Commitment, the Debt Financing, and unrestricted cash at the Company will be available to (i) fund the aggregate purchase price, (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness and other amounts outstanding pursuant to the Company’s existing credit agreement, and (iii) pay all fees and expenses required to be paid at the closing of the Merger by Parent, Merger Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement. Upon the terms and subject to the conditions of the Equity Commitment Letter, the Company has a contractual right to enforce the Equity Commitment Letter against the Catterton Funds and, under the terms and subject to the conditions of the Merger Agreement, the Company has the right to specifically enforce Parent’s obligation to consummate the Merger upon receipt of the proceeds of the Equity Commitment and the Debt Financing. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Specific Performance.”

Pursuant to the limited guarantee delivered by Catterton VIII in favor of the Company, dated as of June 23, 2019 (the “Guarantee”), Catterton VIII has agreed to guarantee the following payment obligations of Parent and Merger Sub under the Merger Agreement, which are subject to an aggregate cap equal to the sum of all such payment obligations: (i) the Parent Termination Fee ($15.52 million), plus (ii) any amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the Merger Agreement (the “Reimbursement Obligations”), plus (iii) any interest on the Parent Termination Fee required to be paid by Parent to the Company, as specified in the Merger Agreement (“Interest Expenses”), plus (iv) any amounts in respect of certain out-of-pocket costs and expenses (including attorneys’ fees) related to Del Frisco’s efforts to obtain payment of the Parent Termination Fee, as specified in the Merger Agreement (“Enforcement Expenses”). For more information about the Equity Commitment, Debt Financing and the Guarantee, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Carveout Transaction (Page 103)

Under the Merger Agreement, Del Frisco’s is obligated to provide reasonable cooperation to Parent, Merger Sub and their respective affiliates and representatives in connection with any potential separation or sale, to be effected following or substantially contemporaneously with the Effective Time, by Parent, the Surviving Corporation or any of their respective subsidiaries of any assets or businesses of Del Frisco’s or its subsidiaries (a “Carveout Transaction”), as requested by Parent, including by (1) participating in a limited number of meetings and presentations with prospective acquirers and their representatives; (2) assisting in connection with the preparation of disclosure schedules and financial statements required to be prepared; and (3) providing access to due diligence materials and other information reasonably requested by prospective acquirers and their representatives. Del Frisco’s will not be required to take any corporate action, execute any documents or incur any liability that would be effective prior to the Effective Time. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Carveout Transaction.”

Voting Agreement (Page 77)

In connection with the execution of the Merger Agreement, Engaged Capital, LLC and certain of its affiliates (“Engaged Capital”), who held, in the aggregate, as of July 11, 2019, approximately 2.4% of the outstanding shares of common stock, entered into a voting agreement (the “Voting Agreement”) with Parent, pursuant to which Engaged has, among other things, agreed to vote Engaged Capital’s shares of common stock (i) in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement and (ii) against any acquisition proposal (other than a proposal by Parent, Merger Sub or any of their respective subsidiaries). Under the Voting Agreement, Engaged Capital has agreed to transfer restrictions subject to certain exceptions. For more information, please see the section of this proxy statement captioned “The Merger—Voting Agreement.”

Required Stockholder Approval (Page 20)

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. As of the Record Date, [●] shares (including [●] shares of common stock subject to vesting restrictions and/or forfeiture back to the Company) constitute a majority of the outstanding shares of common stock. Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Del Frisco’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter (provided a quorum is present). The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present (the “adjournment proposal”), requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. For more information, please see the section of this proxy statement captioned “Special Meeting—Vote Required; Abstentions and Broker Non-Votes.”

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of common stock, representing approximately [●]% of the shares of common stock outstanding as of the Record Date (and approximately [●]% of the shares of common stock outstanding when taking into account Company Options, Company RSUs and Company PSUs held, in the aggregate, by our directors and executive officers). Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal, and (3) “FOR” the adjournment proposal.

Pursuant to the Voting Agreement, Engaged Capital, who held, in the aggregate, as of July 11, 2019, approximately 2.4% of the outstanding shares of common stock, has also agreed to vote its shares of common stock in favor of the proposal to adopt the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Voting Agreement.”

The Special Meeting (Page 20)

Date, Time and Place

A special meeting of Del Frisco’s stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on [●], at the Del Frisco’s Double Eagle located at 2323 Olive St., Dallas, Texas 75201, at 9:00 a.m. Central time (the “Special Meeting”).

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on [●], 2019 (the “Record Date”). Each holder of common stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Quorum

As of the Record Date, there were [●] shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Recommendation of the Del Frisco’s Board of Directors (Page 45)

After considering various factors described in this proxy statement under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors unanimously:

(i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair and in the best interests of, the Company and its stockholders, (ii) declared it advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (iii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein; (iv) agreed that the Merger, upon the terms, and subject to the conditions, contained in the Merger Agreement, is authorized and approved in accordance with the requirements of the DGCL; and (v) resolved to recommend that the stockholders of the Company adopt the Merger Agreement in accordance with the DGCL.

The Board of Directors also unanimously recommends that Del Frisco’s stockholders vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Prior to the adoption of the Merger Agreement by stockholders, under certain circumstances, the Board of Directors (or a committee thereof) may withhold, withdraw or modify the foregoing recommendation if it determines in good faith (after consultation with its financial advisor and its outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties to stockholders under applicable law. However, the Board of Directors (or a committee thereof) cannot withhold, withdraw or modify the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a specified number of days so that a failure to make a Company Board Recommendation Change would no longer be inconsistent with its fiduciary duties to stockholders under applicable law. The termination of the Merger Agreement by Parent following (i) a Company Board Recommendation Change or (ii) the Company’s delivery of notice to Parent of its intent to effect a Company Board Recommendation Change with respect to a Superior Proposal or Intervening Event (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”) will result in the payment by the Company of a termination fee to Parent in the amount of $9.595 million. The termination of the Merger Agreement by the Company following the Board of Directors’ authorization for the Company to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by the Company of a termination fee to Parent of $9.595 million. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Opinion of Piper Jaffray & Co. (Page 57)

Del Frisco’s engaged Piper Jaffray & Co. (“Piper Jaffray”) to provide financial advice in connection with the proposed Merger based on Piper Jaffray’s qualifications, expertise, reputation and knowledge of the Company’s business and the industry in which Del Frisco’s operates. At the meeting of our Board of Directors on June 23, 2019, Piper Jaffray rendered to our Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of June 23, 2019 and based upon and subject to the various assumptions, procedures, considerations and limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of common stock, in their capacity as such holders (other than Parent or any affiliates of Parent), was fair, from a financial point of view, to such holders.

The full text of the opinion of Piper Jaffray, dated as of June 23, 2019, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Piper Jaffray in rendering its opinion. You should read the opinion carefully in its entirety.

Piper Jaffray’s opinion was provided to our Board of Directors and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of common stock (other than Parent or any affiliates of Parent). It does not address any other aspect of the Merger. It does not constitute a recommendation to any stockholder of Del Frisco’s as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of common stock will trade at any time.

For a description of the opinion that our Board of Directors received from Piper Jaffray, see the section of this proxy statement captioned “The Merger—Opinion of Piper Jaffray & Co.”

Interests of the Company’s Directors and Executive Officers in the Merger (Page 66)

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, the Company’s stockholders should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of the Company’s stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include, among others:

•

accelerated vesting and cash out, at the Effective Time, of certain equity-based awards held by our executive officers and members of our Board of Directors immediately prior to the Effective Time, as more fully described below in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Restricted Shares, Company Options, Company RSUs and Company PSUs”;

•

the eligibility of certain of our executive officers to receive, in the event of a qualifying termination of employment, severance payments and benefits under either an employment agreement between such executive officer and the Company (in the case of the Company’s Chief Executive Officer) or the Company’s Executive Severance Plan (in the case of the other executive officers), subject to, among other things, the executive officer’s timely execution and non-revocation of a general release in our favor, as more fully described below in the sections of the proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Payments Upon a Change in Control and a Qualifying Termination” and “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Potential Severance Payments in Connection with the Merger”; and

•

continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation, as more fully described below in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Insurance and Indemnification of Directors and Executive Officers.”

If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by the Company’s directors and executive officers will be treated in the same manner as outstanding shares of the common stock held by all other stockholders. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration.”

No Solicitation of Other Acquisition Proposals (Page 96)

Under the Merger Agreement, Del Frisco’s is subject to certain “no-shop” obligations (“no-shop obligations”) that prohibit Del Frisco’s from, among other things: (1) soliciting, initiating, proposing or inducing the making, submission or announcement of, or knowingly encouraging, facilitating or assisting, any inquiries regarding any Acquisition Proposal or (2) engaging in discussions or negotiations with, or providing any non-public information to, any person relating to, an Acquisition Proposal.

Notwithstanding the foregoing restrictions, prior to the adoption of the Merger Agreement by Del Frisco’s stockholders, Del Frisco’s and the Board of Directors (or a committee thereof) may participate or engage in negotiations or discussions with, or provide information to, a person in respect of an Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person and such Acquisition Proposal did not result from a breach of the Company’s obligations, as described in the immediately preceding paragraph) if the Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and, in each case, the failure to take such actions in respect of such Acquisition Proposal would be inconsistent with its fiduciary duties to stockholders under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—No Solicitation of Other Acquisition Proposals.”

Prior to the adoption of the Merger Agreement by Del Frisco’s stockholders, Del Frisco’s is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a five business day period (and for each subsequent material modification to such Superior Proposal, over a three business day period) in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

If Del Frisco’s terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal prior to the adoption of the Merger Agreement by stockholders, Del Frisco’s must substantially concurrently with such termination pay a termination fee of $9.595 million to Parent. If Parent terminates the Merger Agreement following the Company’s or its representatives’ breach in any material respect, or failure to perform in any material respect, the no-shop obligations, Del Frisco’s must pay a termination fee of $9.595 million to Parent. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Termination of the Merger Agreement (Page 105)

In addition to the circumstances described above, Parent and Del Frisco’s have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., New York City time, on December 23, 2019, and if Del Frisco’s stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain circumstances, Del Frisco’s is required to pay Parent a termination fee equal to $9.595 million. Please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Effect on Del Frisco’s if the Merger is Not Completed (Page 26)

If the Merger Agreement is not adopted by Del Frisco’s stockholders, or if the Merger is not completed for any other reason:

i.	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;

ii.

(A) Del Frisco’s will remain an independent public company, (B) Del Frisco’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (C) Del Frisco’s will continue to file periodic reports with the SEC; and

iii.

under certain specified circumstances, Del Frisco’s will be required to pay Parent a termination fee of $9.595 million upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on [●], 2019, at the Del Frisco’s Double Eagle located at 2323 Olive St., Dallas, Texas 75201, at 9:00 a.m. Central time.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Del Frisco’s, and Del Frisco’s will become a wholly owned direct subsidiary of Parent;

•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and

•

to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:

Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:

Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration, without interest thereon and net of any applicable withholding of taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights, and followed the procedures in the manner prescribed by Section 262 of the DGCL. For example, if you own 100 shares of common stock, you will receive $800.00 in cash in exchange for your shares of common stock, without any interest, and net of any applicable withholding of taxes.

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Del Frisco’s will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, Del Frisco’s will be required to pay Parent a termination fee of $9.595 million upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require Del Frisco’s to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal?

A:

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter (provided a quorum is present) is required for approval of the Compensation Proposal.

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Del Frisco’s. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to the Company’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my shares now?

A:

No. After the Merger is completed, the payment agent will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of common stock represented by such holder’s book-entry shares for merger consideration.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Del Frisco’s in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Del Frisco’s or its representatives.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:

If you are a stockholder of record (that is, if your shares of common stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the Compensation Proposal or the adjournment proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary of Del Frisco’s; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Norman J. Abdallah, Neil H. Thomson and William J. Wilson are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, Del Frisco’s may announce preliminary voting results at the conclusion of the Special Meeting. Del Frisco’s intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Del Frisco’s files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger by the fourth quarter of 2019. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Call Toll-free: (888) 750-5834

Banks and Brokers Call: (212) 750-5833

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, and any documents to which Del Frisco’s refers to in this proxy statement, are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of the Company by Parent made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•

the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including, but not limited to, receipt of required regulatory approvals;

•	the risk that the Merger Agreement may be terminated in certain circumstances that require us to pay Parent a termination fee of $9.595 million;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•

the fact that receipt of the all-cash Merger Consideration would be taxable to stockholders that are treated as U.S. Holders (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes;

•

the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent public company;

•	the fact that under the terms of the Merger Agreement, the Company is unable to solicit other Acquisition Proposals;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to the Merger and/or a Carveout Transaction (as defined below) diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed;

•	risks related to the availability of Parent’s financing at the closing of the Merger; and

•

risks related to obtaining the requisite consents to the Merger, including the timing and receipt of regulatory approvals from various governmental entities, including any conditions, limitations or restrictions placed on these approvals, and the risk that one or more governmental entities may deny approval.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including: (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on [●], 2019 at the Del Frisco’s Double Eagle located at 2323 Olive St., Dallas, Texas 75201, at 9:00 a.m. Central time.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; (2) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (3) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 2900 Ranch Trail, Irving, Texas 75063, during regular business hours for a period of no less than 10 days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were [●] shares of common stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. As of the Record Date, [●] shares of common stock constitute a majority of the outstanding shares of common stock. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter (provided a quorum is present) is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by Del Frisco’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of common stock, representing approximately [●]% of the shares of common stock outstanding as of the Record Date (and approximately [●]% of the shares of common stock outstanding when taking into account Company Options, Company RSUs and Company PSUs held, in the aggregate, by our directors and executive officers).

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Voting of Proxies

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the adjournment proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

After careful consideration, the Board of Directors, upon the unanimous recommendation of the Committee (as defined under the caption, “The Merger—Background of the Merger”), and after considering various factors described under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair and in the best interests of, the Company and its stockholders, (ii) declared it advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (iii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein; (iv) agreed that the Merger, upon the terms, and subject to the conditions, contained in the Merger Agreement, is authorized and approved in accordance with the requirements of the DGCL; and (v) resolved to recommend that the stockholders of the Company adopt the Merger Agreement in accordance with the DGCL.

Accordingly, the Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Del Frisco’s. We have retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $25,000 plus expenses. We will also indemnify Innisfree against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated by the fourth quarter of 2019.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid on the amount determined to be fair value (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must: (1) submit a written demand for appraisal to Del Frisco’s before the vote is taken on the adoption of the Merger Agreement; (2) not submit a proxy, or otherwise vote, in favor of the proposal to adopt the Merger Agreement; (3) continue to hold your shares of common stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Delisting and Deregistration of Del Frisco’s Common Stock

If the Merger is completed, the shares of Del Frisco’s common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Del Frisco’s common stock will no longer be publicly traded.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [●], 2019

The proxy statement is available at investor.dfrg.com.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are a stockholder of record, you may contact us by writing to Del Frisco’s Investor Relations at 2900 Ranch Trail, Irving, Texas 75063. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Call Toll-free: (888) 750-5834

Banks and Brokers Call: (212) 750-5833

info@innisfreema.com

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Del Frisco’s Restaurant Group, Inc.

2900 Ranch Trail

Irving, Texas 75063

(469) 913-1845

Del Frisco’s Restaurant Group, Inc. develops, owns and operates four contemporary and complementary restaurants: Del Frisco’s Double Eagle Steakhouse (“Double Eagle”), Barcelona (“Barcelona”), bartaco (“bartaco”), and Del Frisco’s Grille (“Grille”), with 78 restaurants across 17 states and Washington, D.C. The Company’s common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “DFRG.”

Harlan Parent, Inc.

c/o L Catterton

599 W Putnam Avenue

Greenwich, Connecticut 06830

(203) 629-4901

Parent was formed on June 20, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.

Harlan Merger Sub, Inc.

c/o L Catterton

599 W Putnam Avenue

Greenwich, Connecticut 06830

(203) 629-4901

Merger Sub is a wholly owned direct subsidiary of Parent and was formed on June 20, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with L Catterton VIII, L.P. (“Catterton VIII”) and L Catterton VIII Offshore, L.P. (“Catterton VIII Offshore,” and together with Catterton VIII, the “Catterton Funds”), and Parent, Merger Sub and the Catterton Funds are each affiliated with L Catterton Management Limited (“L Catterton”). L Catterton is a consumer-focused private equity firm with over $15 billion of equity capital across six fund strategies in 17 offices globally.

In connection with the transactions contemplated by the Merger Agreement, the Catterton Funds have provided Parent with an equity commitment, in the aggregate, of $555 million in cash (the “Equity Commitment”). The Equity Commitment will be available to fund a portion of the amounts required to be funded by Parent to pay the aggregate purchase price and all fees and expenses required to be paid at the Closing of the Merger, as contemplated by, and subject to the terms and conditions of, the Merger Agreement and the Equity Commitment Letter (as defined below). For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Del Frisco’s, with Del Frisco’s continuing as the Surviving Corporation. As a result of the Merger, Del Frisco’s will become a wholly owned direct subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on Del Frisco’s if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

i.	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;

ii.

(A) Del Frisco’s will remain an independent public company, (B) Del Frisco’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (C) Del Frisco’s will continue to file periodic reports with the SEC;

iii.

we anticipate that stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to the Company’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Del Frisco’s operates and economic conditions;

iv.

the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement;

v.

the Board of Directors will continue to evaluate other strategic alternatives but does not currently believe that such alternatives are as beneficial to Del Frisco’s and its stockholders as the proposed transaction with L Catterton; and

vi.

under certain specified conditions, Del Frisco’s will be required to pay Parent a termination fee of $9.595 million. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Merger Consideration

At the Effective Time, each share of common stock (other than Excluded Shares, which include, for example, shares of common stock owned by stockholders who have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be automatically cancelled, extinguished and converted into the right to receive the Merger Consideration, without interest thereon and net of any applicable withholding of taxes.

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of common stock that you own (without interest and net of any applicable withholding of taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Background of the Merger Agreement; Reasons for Recommendation

Background of the Merger

The Board of Directors, together with the Company’s management and the assistance of the Company’s advisors, periodically reviews and considers various strategic and other opportunities available to the Company, potential operational changes and other ways to enhance stockholder value, including in light of the Company’s performance, competitive dynamics, macroeconomic developments and industry trends. These reviews have, from time to time, included discussions as to whether the continued execution of the Company’s strategy as a stand-alone company (including possible operational and capital structure changes) or the possible sale of all or a part of the Company to, or combination of the Company with, a third party offered a better avenue to enhance stockholder value, and the potential benefits and risks of any such alternative or initiative. As part of this periodic review, from time to time, during the two years prior to the contacts and process that resulted in the Company’s entry into the Merger Agreement described below, the Company’s management considered potential strategic alternatives available to the Company and engaged in business development or strategic discussions with other participants in the restaurant industry. None of these prior discussions progressed beyond preliminary phases, other than in connection with the previously disclosed acquisition of Barcelona and bartaco in June 2018, the previously disclosed sale of Sullivan’s Steakhouse in September 2018, and as described below.

On November 30, 2018, the Board of Directors held a regularly scheduled meeting with representatives of Kirkland & Ellis LLP (“Kirkland”), the Company’s outside legal advisor, in attendance. In response to the Company’s recent stock price performance and certain rumors about accumulations of large stakes in the Company, the Board of Directors and representatives of Kirkland discussed preparedness, including a review of an “on the shelf” stockholder rights plan, thereby positioning the Board of Directors to deploy a stockholder rights plan promptly if such deployment became reasonable and appropriate.

On December 5, 2018, The Wall Street Journal published an article stating that Engaged Capital had acquired nearly 10% of the outstanding shares of the Company’s common stock. On the same day, Glenn W. Welling, the founding partner, principal, and chief investment officer of Engaged Capital, left a voicemail for Mr. Abdallah asking to discuss Engaged Capital’s perspectives on the Company.

Later that day, the Board of Directors held a telephonic meeting attended by representatives of Innisfree and Kirkland to discuss potential responses to Mr. Welling’s outreach to Mr. Abdallah. Representatives of Innisfree reviewed for the Board of Directors the unusual and increased trading activity in the shares of the Company’s common stock. With the assistance of Kirkland, the Board of Directors reviewed the terms of the short-term stockholder rights plan previously discussed at the meeting held on November 30, 2018, and following additional discussion, unanimously approved the adoption of the short-term stockholder rights plan to protect the best interests of the Company’s stockholders and reduce the likelihood that any person or group would gain control of the Company through open market accumulation without appropriately compensating the Company’s stockholders for such control. Following the meeting, the Company issued a press release announcing its adoption of the short-term stockholder rights plan, and Ian Carter, Chairman of the Board of Directors, called Mr. Welling to discuss the short-term stockholder rights plan and Engaged Capital’s perspectives on the Company. From the date of this press announcement until December 20, 2018, no third party expression of interest was received by the Company.

On December 6, 2018, Mr. Welling delivered a letter to the Board of Directors urging the Company to, among other things, appoint new members to the Board of Directors, hire financial advisors to evaluate strategic alternatives, and form a transaction committee to assist the Board of Directors in its evaluation of such alternatives. Engaged Capital also filed a Scheduled 13D with the SEC reporting a 9.99% ownership stake in the Company and disclosing its letter to the Board of Directors. Later that day, the Company issued a press release reaffirming that it would maintain an open and active dialogue with its stockholders, including Engaged Capital.

Over the following two weeks, Mr. Welling, Mr. Carter, and Mr. Abdallah held various meetings, phone calls and exchanged correspondence regarding Engaged Capital’s perspectives on the Company.

On December 20, 2018, the Board of Directors held a telephonic meeting attended by members of the Company’s management and representatives of ICR, Inc. (“ICR”), the Company’s public relations consultant, Kirkland and Piper Jaffray. In response to meaningful challenges and headwinds that the Company faced, including, among other things, difficulties enhancing stockholder value (as reflected by the Company’s trading price), uncertainties with the Company’s future competitive prospects and execution risks associated with achieving the Company’s performance goals, the Board of Directors discussed its desire to evaluate a broad range of potential strategic alternatives that might be available to the Company, with the objective of maximizing stockholder value. Piper Jaffray was invited to participate in the meeting and share information regarding its qualifications in assisting with such a strategic alternatives review process. Piper Jaffray presented to the Board of Directors an overview of investors’ concerns with the Company’s business and led a preliminary in-depth analysis of various strategic alternatives that were available to the Company, which included a potential sale of the Company or its individual dining concepts. As part of such discussion on a potential sale of the Company, Piper Jaffray disclosed to the Board of Directors its material investment banking relationships over the last two years with certain interested parties that Piper Jaffray believed may participate in the event the Company moved forward with a bidder marketing process, with the assistance of Piper Jaffray, to evaluate the sale of the Company and/or its individual dining concepts (the “sale process”). At the meeting, Kirkland reviewed with the Board of Directors its fiduciary duties under Delaware law, summarized certain considerations for the Board of Directors when undertaking an evaluation of strategic alternatives, including a potential sale of the Company, and noted to the Board of Directors that the existence of public and/or private pressure from an activist shareholder, such as Engaged Capital, does not create any obligation on the Board of Directors to evaluate strategic alternatives or sell the Company or any of its dining concepts. Representatives of ICR, Piper Jaffray, and Kirkland, then reviewed and discussed with the Board of Directors a potential communications plan, including a proposed press release to consider issuing, should the Board of Directors decide to explore strategic alternatives and publicly announce such determination.

Following the departure of ICR and Piper Jaffray from the meeting, Mr. Abdallah reviewed with the Board of Directors the terms of a potential engagement letter with Piper Jaffray to assist with the strategic alternatives review process and Kirkland reviewed with the Board of Directors the potential benefits of forming a strategic alternatives review committee consisting of independent directors. After extensive discussion, the Board of Directors unanimously authorized the exploration of strategic alternatives, the related communication plan discussed at the meeting, and the formation of a Strategic Alternatives Review Committee of the Board of Directors (the “Committee”) to assist with, among other things, identifying, exploring and evaluating possible strategic alternatives of the Company, monitoring any potential conflicts of interest that may arise, reporting to the Board of Directors on developments throughout such process, and negotiating any transaction related to any strategic alternatives, and to make a recommendation to the Board of Directors with respect to pursuing any such strategic alternatives. Based on their independence and respective skills and experience, the Board of Directors appointed David Barr and Pauline Brown to serve on the Committee. In addition, based on, among other things, its reputation, experience and familiarity with the Company’s business and industry, the Board of Directors unanimously authorized the engagement of Piper Jaffray as financial advisor to assist the Board of Directors and the Committee with reviewing strategic alternatives.

Later that day, the Company issued a press release announcing that the Board of Directors had commenced a comprehensive review of strategic alternatives and, in consultation with its financial and legal advisors, has formed the Committee to assist with its review and consideration of a full range of options focused on maximizing stockholder value, including a possible sale of the Company or its individual dining concepts. Following such announcement, the Company received inbound inquiries from 20 parties expressing their interest in participating in a sale process, 17 of whom the Committee, with the assistance of Piper Jaffray, viewed as credible and would be subsequently invited to participate in the sale process in January 2019.

On December 21, 2018, in response to the Company’s announcement, Mr. Welling sent an e-mail to Mr. Carter requesting that Joseph Reece and one other individual (“Candidate A”) be appointed to the Board of Directors and the Committee.

On December 24, 2018, the Board of Directors held a telephonic meeting with representatives of Piper Jaffray and Kirkland in attendance. The Board of Directors discussed, among other things, the preparation of next steps in the strategic alternatives review process with Piper Jaffray and concluded that, to the extent the Board of Directors considered a sale of the Company or its individual dining concepts as part of its review of strategic alternatives, it would be advisable for the Company, with the assistance of Piper Jaffray, to commence the preparation of sale process materials and a timeline for meeting with interested parties. Neither the Board of Directors nor the Committee had made any final determination regarding which strategic alternative to proceed with, and over the following months until the signing of the Merger Agreement on June 23, 2019, a broad range of strategic alternatives were considered.

From early January 2019 until early February 2019, Mr. Abdallah and Mr. Carter engaged in multiple discussions with Mr. Welling, primarily focused on the terms of a potential cooperation agreement between the Company and Engaged Capital and the potential appointment of Mr. Reece, Candidate A, and, after Candidate A concluded that Candidate A had a conflict of interest that prohibited Candidate A from serving on the Board of Directors, another individual (“Candidate B”) to the Board of Directors.

On January 23, 2019, the Committee held a telephonic meeting with representatives of Kirkland and Piper Jaffray in attendance. Representatives of Piper Jaffray reviewed in detail with the Committee a suggested list of 87 parties that Piper Jaffray believed, based on its professional judgement and experience, would be potentially interested in participating in a sale process with the Company, including as a result of such parties’ prior investments in the restaurant industry, ownership of existing dining concepts that are similar to the Company’s dining concepts, prior expressions of interest in the Company’s dining concepts, and likelihood and ability to complete a transaction with the Company. The Committee requested that four additional parties be added to the interested parties list and directed Piper Jaffray to commence an initial outreach to all interested parties, arrange introductory meetings with such parties as deemed advisable, and authorized Piper Jaffray to work with the Company’s management to prepare Company Projections (for more information, see “The Merger—Company Projections—Preliminary Company Projections (March 2019)”) and other materials that would be provided to such interested parties and aid in their evaluation of the Company and its dining concepts. At the meeting, Kirkland also reviewed with the Committee the material terms of a proposed form confidentiality agreement that would be provided to interested parties as part of the sale process, which contained customary standstill provisions and prohibited all participants from (i) requesting a waiver of the standstill provisions but expressly permitting such counterparty to submit confidential proposals to the Company for consideration by the Board of Directors, (ii) having discussions with any potential co-bidder in connection with a potential acquisition of the Company, (iii) contacting any potential sources of debt or equity financing for a potential acquisition of the Company or (iv) entering into any exclusive financing arrangements, in each case, without the prior consent of the Company. The Committee authorized Piper Jaffray to distribute the form confidentiality agreement to interested parties and authorized the Company’s management, with the assistance of Kirkland, to negotiate and execute confidentiality agreements on behalf of the Company with such parties.

Following the January 23 meeting, at the direction of the Committee, representatives of Piper Jaffray commenced an initial outreach, on behalf of the Company, to 91 parties, consisting of 15 strategic parties and 76 financial sponsor parties. Confidentiality agreements were provided to interested parties following this initial outreach. Piper Jaffray also began working with the Company’s management to develop a confidential information memorandum (“CIM”) that would be provided to potential interested parties in the sale process that would include, among other things, a summary of the Company Projections.

On January 24, 2019, following the Board of Directors’ determination to evaluate the candidacies of Mr. Reece and Candidate B to join the Board of Directors, members of the Nominating and Corporate Governance Committee of the Board of Directors (“NomGov Committee”) conducted interviews with Mr. Reece and Candidate B.

Over the course of January 25, 2019 through February 1, 2019, as directed by the Board of Directors, Kirkland negotiated the terms of a cooperation agreement with legal counsel to Engaged Capital. On January 29, 2019,

Mr. Carter shared the draft cooperation agreement with the Board of Directors, which contemplated, among other things, that (i) only Mr. Reece would join the Board of Directors and serve as a Class III director with a term expiring at the Company’s 2021 annual meeting of stockholders, (ii) Mr. Reece would serve as the Chairman of the Committee, (iii) the number of directors would not exceed nine for so long as Engaged Capital beneficially owned 4.9% of the Company’s voting securities, (iv) Engaged Capital would abide by certain standstill provisions and voting commitments applicable from the date of the cooperation agreement until the first business day after the Company’s 2019 annual meeting of stockholders, (v) the Company and Engaged Capital would agree to non-disparagement provisions applicable from the date of the cooperation agreement until the earliest to occur of (a) the date that is 30 days prior to the director nomination deadline for the Company’s 2020 annual meeting of stockholders, (b) the first business day after the public announcement by the Company of a business combination transaction, and (c) the first business day after the public announcement by the Company that the strategic alternatives review process has concluded without the Company entering into a business combination transaction, and (vi) the acceleration of the expiration of the Company’s short-term stockholder rights plan.

On February 1, 2019, the Board of Directors held a telephonic meeting attended by representatives of Kirkland to discuss Mr. Carter’s recent discussions with Mr. Welling and the proposed cooperation agreement with Engaged Capital, as provided to the Board of Directors on January 29, 2019. Representatives of Kirkland reviewed the proposed terms of such cooperation agreement with the Board of Directors. The Board of Directors considered and discussed several factors for entering into the cooperation agreement, including, among others, (i) the desire to remove any potential distraction that Engaged Capital may pose to the ability of the Board of Directors and the Committee to effectively conduct an evaluation of strategic alternatives and (ii) the NomGov Committee’s belief that, in light of his investment banking background and prior service with other boards of directors, Mr. Reece possessed extensive expertise and experience with evaluating strategic alternatives and could meaningfully advance the interests of all of the Company’s stockholders. As a result, the Board of Directors unanimously (i) authorized Mr. Abdallah and Mr. Carter to finalize and execute (x) a cooperation agreement on terms substantially similar to those outlined by Mr. Carter and Kirkland, and (y) an amendment to the Company’s short-term stockholder rights plan that would accelerate its expiration on or about February 4, 2019, and (ii) appointed Mr. Reece to the Board of Directors and as Chairman of the Committee (subject to the execution of the cooperation agreement by the Company and Engaged Capital). Later that day, the Company entered into a cooperation agreement with Engaged Capital and an amendment to the Company’s short-term stockholder rights plan, each as included in the Company’s Form 8-K filed with the SEC on February 4, 2019.

On each of February 5 and February 6, 2019, the Company’s management, along with representatives of Piper Jaffray in attendance, conducted in-person introductory meetings with L Catterton and four other financial sponsor parties who had expressed interest in the sale process and learning more about the Company, during which the Company’s management discussed the Company’s organizational structure and senior management team, the Company’s individual dining concepts and their respective growth plans, and the Company’s financial performance. Copies of the materials were distributed to the attendees of the meetings, except in the case of one financial sponsor party who had not yet executed a confidentiality agreement and with whom the Company’s management had only discussed publicly available information. At the direction of the Committee, neither at these meetings nor at any other time prior to signing the Merger Agreement were there any discussions by the Company’s management with any interested party participating in the sale process, including L Catterton, regarding the terms of any post-closing employment or post-closing equity participation for management in the surviving company in connection with a potential transaction.

On February 8, 2019, the Committee held a telephonic meeting with Mr. Reece, its newly appointed Chairman, members of Company’s management and representatives of Piper Jaffray and Kirkland in attendance. In light of Mr. Reece’s recent appointment, a representative of Kirkland reviewed with the members of the Committee their fiduciary duties as directors of the Company generally and in connection with their review of strategic alternatives, including a potential sale of the Company. At the request of a representative of Kirkland, Mr. Reece confirmed that he had no agreements, arrangements or understandings, including with respect to compensation of any kind, with Engaged Capital, and that he otherwise had no actual or potential conflicts of interest with any of the Company’s directors, management, advisors, stockholders or interested parties in the sale process. A representative of Piper Jaffray provided an update to the Committee on the sale process, reporting that, as of February 8, 2019, of the total of 91 parties that had been contacted (15 strategic parties and 76 financial sponsor parties), 25 interested parties (five strategic parties and 20 financial sponsor parties) had executed confidentiality agreements, five financial sponsor parties had participated in introductory meetings, and 12 parties (two strategic parties and 10 financial sponsor parties) had declined to participate in the sale process citing, among other reasons, Company-specific reasons and macroeconomic (and recessionary) risks. The representative of Piper Jaffray also presented the Committee with an illustrative sale process timeline that contemplated two rounds of bidding. Members of the Company’s management reviewed with the Committee a liquidity analysis of the Company and its liquidity needs for the remainder of the fiscal year. Following the departure of the Company’s management and Piper Jaffray from the meeting, the Committee held an executive session in which it discussed the need to evaluate strategic alternatives other than a sale of the Company, and discussed inviting another nationally-recognized financial advisor (“Financial Advisor A”), who had recently advised another restaurant company in connection with a private investment in public equity (“PIPE”) transaction, to present to the Committee at a future meeting.

Also, from February 8 through March 31, 2019, at the direction of the Committee, Piper Jaffray contacted nine additional potential interested parties from whom Piper Jaffray had received inbound inquiries regarding the sale process, consisting of five strategic parties and four financial sponsor parties.

On February 13, 2019, members of the Company’s management, along with representatives of Piper Jaffray in attendance, conducted in-person introductory meetings with three financial sponsor parties, covering the same topics as prior introductory meetings earlier in the month. Copies of the presentation were distributed to the attendees of the meetings.

On February 14, 2019, the Chairman of the Compensation Committee of the Board of Directors (“Compensation Committee”) requested that Kirkland provide information regarding market compensation information for strategic alternatives review committee members. Thereafter, the Compensation Committee approved, with Mr. Barr and Ms. Brown recusing themselves, the payment of $15,000 per month to the Chairman of the Committee and $10,000 per month to each of the other members of the Committee in respect of their service on the Committee.

On February 15, 2019, the Committee held a telephonic meeting with representatives of Piper Jaffray and Kirkland in attendance. A representative of Piper Jaffray provided an update on the sale process, reporting that since the February 8 meeting, three additional financial sponsor parties had declined to participate in the sale process citing, among other reasons, Company-specific reasons and macroeconomic (and recessionary) risks. The Committee and representatives of Piper Jaffray and Kirkland discussed next steps in the sale process, which included (i) finalizing and distributing the CIM to interested parties who had executed confidentiality agreements, (ii) distributing a bid process letter which Piper Jaffray would prepare with the assistance of Kirkland, and (iii) the preparation of the Company Projections by the Company’s management, which would be used for purposes of: (x) assisting the Committee and Board of Directors with their evaluation of potential strategic alternatives, including a standalone plan, (y) sharing with interested parties in connection with the Company’s strategic alternatives review, and (z) Piper Jaffray’s review and financial analysis of the Company and its business. A draft of the CIM had been circulated to the Committee prior to the meeting for its review and input. The Committee and Piper Jaffray also discussed potentially inviting certain lenders to receive non-public information from the Company in order to better position them to provide any necessary debt financing in the context of a sale of the Company. After discussing various considerations associated with engaging with lenders, the Committee authorized Piper Jaffray to reach out to three lenders that Piper Jaffray had suggested, due to their existing relationships with the Company and/or history of lending to comparable restaurant companies, and Kirkland and the Company’s management to negotiate confidentiality agreements with such lenders. Following Piper Jaffray’s departure from the meeting, representatives of Financial Advisor A had joined the meeting, at the invitation of the Committee, to present on PIPE transactions as another strategic alternative for the Committee and the Board of Directors to consider. Financial Advisor A provided an overview of PIPE transactions to the Committee and discussed their benefits and drawbacks.

On February 22, 2019, the Board of Directors held an in-person meeting with members of the Company’s management and representatives of Piper Jaffray in attendance. A representative of Piper Jaffray reported that, since the Company commenced its initial outreach to potential interested parties, 93 parties had been contacted (15 strategic parties and 78 financial sponsor parties), 41 interested parties (six strategic parties and 35 financial sponsor parties) had executed confidentiality agreements, eight financial sponsor parties had participated in introductory meetings, and 15 parties had declined to participate in the sale process, citing as additional reasons to those previously summarized, among others, public company valuation concerns and the relatively small market capitalization being below the targeted equity investment range for some financial sponsor parties. Representatives of Piper Jaffray and members of the Company’s management reviewed the draft CIM and the Company Projections included therein that were previously provided for the Board of Directors’ review. The Board of Directors engaged in a detailed discussion and asked questions on, among other items, the underlying inputs and assumptions in the Company Projections. The Board of Directors provided comments on the CIM and the Company Projections and, with such changes, authorized the distribution of the CIM and the Company Projections to interested parties in the sale process. The Board of Directors also authorized Piper Jaffray to reach out to potential lenders, after the distribution of the CIM to interested parties, to solicit and share information with certain lenders to better position them to provide any necessary debt financing in a potential sale of the Company.

On February 26, 2019, the Company entered into a joinder agreement to its existing credit agreement providing the Company with incremental term loan commitments in a principal amount equal to $25 million. The Company drew the full amount of the incremental term loans on the same day in order to pay down the balance of Company’s existing revolver credit facility and finance the Company’s existing growth strategy.

On March 1, 2019, the Committee held a telephonic meeting with members of the Company’s management and representatives of Piper Jaffray and Kirkland in attendance. At the meeting, representatives of Piper Jaffray reviewed with the Committee the finalized CIM that reflected comments received from members of the Board of Directors following the meeting held on February 22, 2019, a supplemental datapack presentation that provided additional details and information about the Company and its dining concepts (“supplemental datapack”), and a proposed bid process letter requesting interested parties to submit non-binding preliminary proposals, including an indicative price, by the first round bid deadline of March 28, 2019. It was noted that, in an effort to seek maximum price discovery in the sale process, the proposed bid process letter contemplated that interested parties may submit alternative proposals to acquire the Company or one or more of its operating segments. After a discussion, the Committee authorized Piper Jaffray to distribute the CIM, supplemental datapack, and bid process letter to interested parties in the sale process. Later that day, Piper Jaffray commenced sharing such materials with interested parties that had entered into a confidentiality agreement with the Company.

On March 8, 2019, the Committee held a telephonic meeting attended by members of the Company’s management and representatives of Piper Jaffray and Kirkland to discuss and review the status of the strategic alternatives review process. At the meeting, Piper Jaffray previewed with the Committee that it would continue working with the Company’s management on potential strategic alternatives for the Committee to consider, in addition to a sale of the Company, in the event the Company does not receive any acceptable proposals in the sale process.

On March 12, 2019, the Company reported its fourth quarter and fiscal year 2018 financial results.

On March 15, 2019, the Committee held a telephonic meeting attended by members of the Company’s management and representatives of Piper Jaffray and Kirkland to discuss and review the status of the strategic alternatives review process. Piper Jaffray reported that, since the Company commenced its initial outreach to potential interested parties, 99 parties had been contacted (20 strategic parties and 79 financial sponsor parties),

53 interested parties (nine strategic parties and 44 financial sponsor parties) had executed confidentiality agreements and received a copy of the CIM and supplemental datapack, eight financial sponsor parties had participated in introductory meetings, and 35 parties were unresponsive or had declined interest in the sale process, citing as additional reasons to those previously summarized, among others, hesitation to invest in fine dining concepts and difficulty in making an offer that would represent a premium to the Company’s trading price. Piper Jaffray also provided the Committee with a summary of the interactions, feedback received and specific interests in the Company’s dining concepts that had been expressed by the various strategic parties and financial sponsor parties involved in the sale process. Piper Jaffray then discussed timing of proposals and next steps in the sale process. The Committee agreed that following receipt of proposals on the submission deadline of March 28, 2019, the Committee will meet to review each proposal and determine which interested parties will be invited to move forward in the next round of the sale process. Following the submission deadline, the Committee authorized Piper Jaffray to respond to interested parties with follow-up questions in order to ensure the Committee would have sufficient information to evaluate the proposals. Based on discussions that Piper Jaffray had with the Company’s other advisors, Piper Jaffray identified for the Committee certain tax implications involved in effectuating a sale of one or more the Company’s individual dining concepts in a carveout transaction and/or a sale of parts transaction structure involving multiple buyers that collectively acquire the Company. Piper Jaffray also reviewed the recent performance of the Company’s trading price, including the approximately 10% decline in the Company’s stock price following the Company reporting its fourth quarter and fiscal year 2018 financial results. At the meeting, at the request of Kirkland, each of the directors and members of the Company’s management disclosed their respective relationships, if any, with various interested parties that were then participating in the sale process. No disclosures shared at the meeting necessitated the Committee to consider changing the composition of the Committee or a recusal by any of its members’ involvement in any portion of the sale process.

On March 20, 2019, members of the Company’s management, along with representatives of Piper Jaffray, conducted an in-person introductory meeting with a financial sponsor party, covering the same topics as the prior introductory meetings in February 2019. Copies of the presentation were distributed to the attendees of the meeting.

On March 22, 2019, the Board of Directors held a telephonic meeting with members of the Company’s management and representatives of Piper Jaffray and Kirkland in attendance to discuss and review the status of the strategic alternatives review process. With initial proposals due the following week on March 28, 2019, the Board of Directors discussed an illustrative timeline provided by Piper Jaffray for the sale process and, in the event the Board of Directors decided to continue the sale process after reviewing initial proposals, the various tasks, including management presentations, that would need to be prepared by the Company’s management with the assistance of Piper Jaffray and Kirkland. At the meeting, representatives of Piper Jaffray presented the Board of Directors with an overview of the recent and historical performance of the Company’s common stock, a comparison of the Company’s actual Q4 2018 results against analyst consensus results, a summary of the relevant analyst research coverage, and reviewed various benchmarking analyses. Representatives of Piper Jaffray and members of the Company’s management provided a detailed summary of the Company Projections under the Company’s standalone plan that was provided to 56 interested parties earlier this month, and the inputs and assumptions underlying such projections. Representatives of Piper Jaffray then discussed the potential strategic alternatives available to the Company. Under the Company’s standalone plan, which involved continuing to operate the Company as a public company, it was noted that the Company should consider raising additional equity capital in order to address its liquidity needs and facilitate paying down the Company’s outstanding indebtedness. Representatives of Piper Jaffray reviewed various equity financing alternatives potentially available to the Company, including follow-on offerings of common stock and PIPE transactions. The Company’s management and the Board of Directors discussed the various execution risks facing the Company under its standalone plan, including, among others, successfully executing the Company’s multi-brand unit growth strategy, macroeconomic risks, growing industry challenges from increased labor costs, and integration risks related to the bartaco and Barcelona acquisitions. Representatives of Piper Jaffray reviewed with the Board of Directors other strategic alternatives such as paying a cash dividend to stockholders, undergoing a transformative acquisition by the Company, and implementing a share buyback plan. Due to the Company’s anticipated near-term financing and liquidity needs, it was noted that there would be significant challenges in the Company’s ability to execute on such alternatives. Representatives of Piper Jaffray also discussed a sale of the Company, including a range of options in structuring such sale, whether to a single buyer or a sale of parts transaction of all of the Company’s individual dining concepts to multiple buyers, and, as an alternative, the sale of one or more of the Company’s individual dining concepts in a carveout transaction. In the case of a sale of parts transaction structure or a carveout transaction, it was noted that such scenarios had the potential for increased bids on specific dining concepts, particularly as a result of synergies that a strategic buyer may realize in connection with one of its existing restaurant platforms. However, the Board of Directors, Piper Jaffray, and Kirkland also discussed in detail the “break-up” costs, risks, drawbacks and complexities from such transaction structures that should be taken into account in connection with proposals for only individual dining concepts, including (i) transaction structure complications of coordinating with multiple buyers, (ii) the potential for a protracted transaction timeline, including the market risks associated with such prolonged timeline, (iii) the likely “negative synergies” resulting from the lack of being able to utilize shared services, assets, and properties, and general and administrative (“G&A”) expenses across multiple dining concepts, (iv) tax liabilities incurred under such structures and the need to scale back or wind down the residual corporate infrastructure as part of such transactions, (v) the potential employee severance payments and obligations that may result, (vi) the likely need to put in place shared services arrangements between the Company and a buyer, or among multiple buyers under such structures, and (vii) in the case of a carveout transaction, the additional headwinds that the residual company would face as a small market cap company as a result of its decreased size, scale, and, in the case of a carveout sale of Barcelona and/or bartaco, a loss of growth opportunities. Piper Jaffray also presented in detail its preliminary valuation analyses of the Company based on the Company Projections, which included, among other things, a selected public companies analysis, selected precedent transaction analysis, and discounted cash flows analysis.

On March 28 and March 29, 2019, the Company received non-binding preliminary proposals to acquire the Company and its various dining concepts from L Catterton, seven other financial sponsor parties, Parties A, B, C, D, E, F and G, and three strategic parties, Parties H, I, and J. The 11 preliminary proposals included the following price indications and key terms, among others:

•

L Catterton put forward alternative proposals (a) in respect of the Company, $9.50-$10.00 per share in cash for all of the outstanding shares of the Company, (b) in respect of Barcelona and bartaco only, $280-$305 million in cash and (c) in respect of bartaco only, $190-$215 million in cash.

•	Party A proposed $9.00-$10.50 per share in cash for all of the outstanding shares of the Company. Its proposal contemplated that Party A expected to obtain third party debt commitments.

•

Party B proposed of $9.00-$10.00 per share in cash for all of the outstanding shares of the Company. Its proposal contemplated that Party B expected to obtain third party debt commitments, but suggested the possibility of a full equity commitment.

•

Party C proposed $240-$260 million in cash to acquire bartaco. This proposal contemplated that (i) bartaco has its own overhead and infrastructure in place to support its independent growth and (ii) no debt financing would be required.

•

Party D proposed $115-$125 million in cash for Barcelona. Its proposal contemplated that (i) a portion of the consideration will be funded by debt financing and (ii) Barcelona management maintaining operating control.

•

Party E proposed $335-$355 million in cash to acquire Barcelona and bartaco. This proposal contemplated (i) a portion of the transaction may be financed with debt and (ii) each of the parties bear its own expenses in connection with the transaction.

•

Party F proposed $310-$350 million in cash to acquire Double Eagle and Grille. Its proposal contemplated (i) post-closing shared service-related agreements and management agreements being in place, and (ii) needing equity and debt commitments to finance the purchase price.

•

Party G put forward multiple proposals (a) in respect of Barcelona, 10-12x trailing-twelve month consolidated adjusted EBITDA of $11.1 million in cash (b) in respect of bartaco, 11-13x trailing-twelve month consolidated EBITDA of $14.4 million in cash. In the event the Company elects to effectuate a sale of parts transaction, Party G also proposed (c) in respect of Double Eagle, 8-9x trailing-twelve month consolidated EBITDA of $27.3 million in cash and (d) in respect of Grille, 6-7x trailing-twelve month consolidated EBITDA of $5.4 million in cash. Its proposals contemplated (i) purchase price adjustments for prepaid expenses and deposits relating to real estate leases, real estate tax and utilities and (ii) a desire to involve another financial sponsor party, Party M, as an equity co-investor.

•

Party H put forward alternative proposals (a) in respect of Double Eagle only, between 6x and 7x 2018 adjusted brand EBITDA of $36.2 million in cash and (b) in respect of Grille only, between 6x and 7x adjusted brand EBITDA in cash for the acquisition of select Grille locations where 2018 cash restaurant-level EBITDA exceeds $1 million, and potential interest in acquiring certain other Grille locations below such threshold at a price to be determined following due diligence review. Each of the proposals contemplated (i) such purchase indications would be reduced by an appropriate level of ongoing stock-based compensation to be offered to employees as well as other overhead expenses required for the operation of the business and (ii) no third party financing would be required. Following the submission of this proposal, Party H verbally indicated a willingness to consider an acquisition of all of the outstanding shares of the Company in partnership with other interested parties.

•	Party I proposed $45-$50 million in cash for Grille. Its proposal contemplated (i) needing debt commitments, and (ii) only ordinary course liabilities would be assumed.

•	Party J verbally proposed $210-$220 million in cash to acquire Double Eagle.

Between March 28 and March 31, 2019, representatives of Piper Jaffray had numerous discussions with the foregoing 11 parties to clarify the terms of, and obtain additional information with respect to, their proposals.

On March 31, 2019, the Committee held a telephonic meeting attended by members of the Company’s management and representatives of Piper Jaffray and Kirkland to review each of the non-binding preliminary proposals that had been received as of such date and the status of participation and potential proposal submissions by other prospective parties. A representative of Piper Jaffray reported that, since the Company commenced its initial outreach to potential interested parties, 100 parties had been contacted (20 strategic parties and 80 financial sponsor parties), 57 interested parties (10 strategic parties and 47 financial sponsor parties) had executed confidentiality agreements and received a copy of the CIM and supplemental datapack, and 11 interested parties (three strategic parties and eight financial sponsor parties) had submitted non-binding preliminary proposals. Representatives of Piper Jaffray presented on and discussed with the Committee and representatives of Kirkland the transaction structure, valuation and other considerations associated with each of the proposals, along with a comparison of the price indications received against Piper Jaffray’s preliminary valuation analyses presented at the Board of Directors meeting on March 22, 2019. It was noted that certain additional parties had not submitted preliminary proposals yet but that representatives of Piper Jaffray were expecting to receive such proposals in the coming days. In the event the Board of Directors decided to continue with a sale process after this meeting, Piper Jaffray recommended, based on the range of valuations indicated by such parties, inviting the following parties into the next round: L Catterton, Parties A, B, C, D, E and H, noting that moving forward with these seven of the 11 parties that submitted preliminary proposals, noting that moving forward with these parties presented a manageable process that would be competitive. A representative of Piper Jaffray also reviewed with the Committee an illustrative timeline of the sale process and suggested having an interim round of bidding, giving effect to due diligence review and management presentations that would take place over the coming weeks, prior to asking interested parties to submit their final proposals. The Committee unanimously determined to advance the seven interested parties recommended by Piper Jaffray to the next round of the sale process and also authorized conducting management presentations for such interested parties. The remaining four interested parties were not permitted to proceed on the basis of, among other reasons, their low valuation and/or lack of financing commitments. No decision was made with respect to the additional parties that had not submitted preliminary proposals yet but that were expected to.

Later that day, Party K submitted a proposal of $9.50 per share for all of the outstanding shares of the Company. However, due to Party K lacking the equity financing for its proposal, the Committee decided on the following day not to advance Party K into the next round of the sale process.

Over the following weeks, the Company’s management and Piper Jaffray prepared for management presentations for, restaurant site tours by, and diligence meeting sessions with, the seven interested parties that advanced into the second round of the sale process, with such management presentations taking place from April 16 through May 3, 2019. The management presentations were distributed to each of the participants at such meetings and covered, among other topics, an overview of the management team, growth strategy, business model and financial performance of the Company and/or its individual dining concepts that were specifically of interest to such parties in the sale process. Representatives of Piper Jaffray attended such meetings. The seven interested parties were also granted access to confidential information of the Company, including through the Company’s virtual data room to which all interested parties were granted access on May 6, 2019, met with members of the Company’s management, and held various due diligence sessions.

On April 23, 2019, at the request of Kirkland, Piper Jaffray provided the Company with an updated disclosure of its material investment banking relationships with the seven interested parties in the sale process.

On April 26, 2019, Party E declined to continue participating in the sale process, citing its intent to focus on other priorities.

On April 29, 2019, Party L submitted a non-binding preliminary proposal to acquire all of the Company’s outstanding shares for $9.00-11.00 per share in cash. At the direction of the Committee, Party L was permitted to move forward in the sale process and was granted access to confidential information of the Company and met with members of the Company’s management.

On May 1, 2019, the Board of Directors held an in-person meeting with members of the Company’s management and representatives of Piper Jaffray and Kirkland in attendance. In connection with the Company’s 2019 first quarter financial results, members of the Company’s management discussed, among other things, the headwinds facing each of the Company’s dining concepts, reasons for missing the Company’s target G&A expenses, and the status of Barcelona and bartaco integration plans. A representative of Piper Jaffray updated the Board of Directors on the current status of the sale process and each of the interested parties participating. Piper Jaffray reported that interested parties had been focused on key priority diligence items related to new unit performance, traffic analyses, closing cost estimates, and “tax leakage” analysis in the case of a sale of parts transaction or carveout transaction structures. Two financial sponsor parties had also indicated their willingness to submit a proposal for the acquisition of the Company but that they may have a desire to split up the dining concepts following an acquisition of the Company. Representatives of Piper Jaffray also discussed providing the interested parties with updated 2019 first quarter financial information as soon as it was finalized, which would be shared with an explanation as to why the Company did not meet projections so as to avoid inaccurate assumptions being made by interested parties.

At the meeting, representatives Piper Jaffray reviewed with the Board of Directors an analysis of potential strategic alternatives available to the Company. Piper Jaffray and the Board of Directors discussed the advantages and disadvantages of each alternative, and Kirkland discussed certain structural, legal and timing considerations associated with each alternative. A sale of the Company offered a premium to the Company’s current trading ranges and immediate liquidity to stockholders when the rationale for public ownership would be less compelling as a small cap company. A sale of individual dining concepts would allow the Company to pay off outstanding indebtedness and delever its balance sheet in the context of a carveout transaction, and had the potential to maximize value for the acquisition of the Company in the context of a sale of parts transaction structure. Each of a carveout transaction and a sale of parts transaction structure also posed “break-up” costs, risks, drawbacks and complexities. In the context of the Company remaining a public company, equity financing alternatives such as PIPE transactions or a common stock offerings offered potential upside for existing stockholders in the event the Company successfully implemented its standalone business plan, but such benefits may be outweighed by, among other factors, execution risks, market headwinds, potentially unfavorable financing terms, and continued liquidity concerns (including the potential future inability to comply with the Company’s debt covenants). The Board of Directors and Piper Jaffray also discussed the Company’s current liquidity and expectations on such liquidity needs by the end of the current fiscal year in the context of the various strategic alternatives, including under the Company’s standalone plan. The Board of Directors also considered a combination of alternatives whereby the Company would sell one of its dining concepts, such as bartaco, and use the proceeds from such sale to pay down the Company’s existing debt, while at the same time significantly reducing the Company’s G&A expenses and undertaking other operational changes under an updated standalone plan, while noting the challenges the Company would continue to face, including with respect to, among other things, debt levels, sales growth, and execution risks associated with such standalone plan.

On May 7, 2019, the Company reported its fiscal first quarter 2019 financial results and reiterated fiscal year 2019 guidance.

On May 10, 2019, at the direction of the Committee, Piper Jaffray sent interim bid process letters to the remaining seven interested parties in the sale process (Parties A, B, C, D, H, L and L Catterton) requesting that such interested parties submit updated proposals by May 22, 2019, for the acquisition of the Company and/or one or more of its operating segments.

On May 16, 2019, the Company issued a press release announcing additional synergies and G&A cost savings, including through a reduction in its labor force. Also that day, at the direction of the Company, Piper Jaffray made available to the remaining seven interested parties, supplemental financial information reflecting the Company’s results for its fiscal first quarter of 2019.

On May 20, 2019, a news story was released stating that the Company received proposals to acquire the Company for approximately $9.00 per share. No new inbound interest from additional parties were received as a result of this report.

On May 21, 2019, Piper Jaffray sent the remaining seven interested parties updated information on the Company’s outstanding indebtedness and capitalization.

On May 22 and May 23, 2019, the Company received updated preliminary proposals to acquire the Company and its various dining concepts from L Catterton, two financial sponsor parties, Parties A and C, and one strategic party, Party L. The four updated proposals included the following price indications and the following additional key terms, among others:

•

L Catterton put forward alternative proposals (a) in respect of the Company, $9.00 per share for all of the outstanding shares of the Company and (b) in respect of Barcelona and bartaco only, $335-$350 million in cash, stating the decrease in its proposal was attributable to the performance of new units and increase in overall costs associated with the transaction. Its proposal to acquire the Company assumed minimal adverse tax consequences from a potential break-up and sale of the Company’s dining concepts (following a transaction with the Company) and contemplated that debt financing would be obtained.

•

Party A proposed $8.75 per share for all of the outstanding shares of the Company, citing a reduction from its initial proposal due to the Company’s increase in net debt levels of approximately $10 million, which represented approximately $0.25 per share. Subsequently, Party A sent a revised updated proposal of $8.75 to $10.00 per share (with a specified midpoint price of $9.38 per share).

•	Party C proposed $225 million in cash to acquire bartaco only.

•	Party L proposed $315 million in cash to acquire Double Eagle and Grille. Party L had also requested a three-week exclusivity period.

Parties B, D and H declined to submit updated proposals citing, among other reasons, challenges faced in same store sales, new unit performance, and the complexity of a transaction involving a carveout or sale of parts of the Company’s dining concepts. Between May 22 and May 24, 2019, representatives of Piper Jaffray had numerous discussions with the four parties that submitted updated proposals to clarify the terms of and obtain additional information with respect to their proposals.

On May 24, 2019, the Committee held a telephonic meeting attended by members of the Company’s management and representatives of Piper Jaffray and Kirkland to discuss the updated proposals received as of such date. Piper Jaffray presented and discussed with the Committee on each of the updated proposals received in the sale process, a comparison against their respective initial proposals and in relation to each other, and the risks, uncertainties and assumptions related to each proposal. At the meeting, representatives of Piper Jaffray also provided additional background for each proposal based on conversations Piper Jaffray had with each interested party for the Committee’s consideration in evaluating each proposal, including, among other things, that certain interested parties communicated that they would like to validate their proposals to acquire the Company prior to entering into any definitive agreement by holding discussions with certain other bidders to confirm their interest in partnering to acquire any dining concepts less desired by such interested parties. On the other hand, it was noted that L Catterton indicated that while it was interested in a partner, it would be comfortable closing a transaction without one. With the assistance of Piper Jaffray and Kirkland, the Committee reviewed advantages, disadvantages, and risks associated with permitting the interested parties to partner with each other at this stage of the sale process, the risks associated with the sale of one or more of the Company’s individual dining concepts in a carve out transaction, and a sale of the Company to a single buyer or under a sale of parts transaction structure to multiple buyers. It was noted that the “break-up” costs that would be incurred in a carveout transaction or a sale of parts transaction structure were not fully accounted for in the proposals to acquire the Company’s individual dining concepts. After a discussion, the Committee authorized L Catterton, Party A and Party C to continue participating in the final round of the sale process, but determined that Party L’s then-current proposal was not adequate to permit Party L to continue in the process due to its low valuation of Double Eagle and Grille. The Committee then instructed Piper Jaffray to request a revised proposal from Party L, and to communicate that its continued participation in the sale process would be contingent on its ability to improve its proposal. The Committee also directed Piper Jaffray to request final proposals from the remaining interested parties by June 19, 2019. A representative of Kirkland reminded the directors of their fiduciary duties in the context of a sale process and reviewed the material terms of a proposed draft of the merger agreement to be provided to strategic parties and financial sponsor parties. After discussing these terms and upon the recommendation of Kirkland, the Committee directed Piper Jaffray to distribute to the interested parties the proposed draft merger agreement and request that such interested parties submit any comments by June 12, 2019, in order to permit Kirkland and the Committee to review and potentially engage with interested parties on the material terms of the proposed merger agreement in advance of the final proposal deadline.    The Committee requested that Kirkland start considering matters related to the purchase agreement for a carveout transaction. Later that day, Party L submitted a proposal to acquire all of the Company’s shares for $8.75 per share.

On May 27, 2019, in response to the Committee’s indication that its proposal of $8.75 per share would not be adequate, Party L submitted an updated proposal to acquire all of the Company’s outstanding shares for $9.00 per share and, at the direction of the Committee, was permitted to advance into the final round of the sale process.

On May 29, 2019, at the direction of the Committee, Piper Jaffray sent final bid process letters to L Catterton, Party A, and Party L requesting that such interested parties submit updated proposals by June 19, 2019, for the acquisition of the Company and/or one or more of its operating segments, and on May 30, 2019, distributed the proposed draft merger agreement to L Catterton, Party A and Party L.

On June 4, 2019, the Company’s management prepared updated Company Projections based on its updated best estimates and expectations incorporating actual results for fiscal year ending 2019, actual results for the first fiscal quarter 2019, and included revised projection assumptions for the fiscal years ending 2019 through 2024 based on actual year-to-date results for the fiscal year ending 2019. Such updated Company Projections were made available to the remaining four interested parties. Additional information regarding the updated Company Projections is set forth in this Proxy Statement under the heading “The Merger—Company Projections—Final Company Projections (June 2019).”

On June 10, 2019, following due diligence meetings and calls with the Company and its advisors over the prior week, representatives of Party A communicated to Piper Jaffray that Party A would not be submitting a proposal to acquire the Company, citing certain challenges faced by Double Eagle and Grille, but presented to Piper Jaffray a revised proposal of $325 million to acquire Barcelona and bartaco.

On June 13, 2019, representatives of Gibson, Dunn & Crutcher LLP (“Gibson”), legal counsel to L Catterton, submitted its revisions to the proposed draft merger agreement, along with drafts of a limited guarantee, an equity commitment letter, and a draft voting agreement that L Catterton required to be entered into by Engaged Capital concurrently with the execution of the merger agreement by L Catterton and the Company.

On June 14, 2019, Party L submitted its revisions to the proposed draft merger agreement. Also that day, in advance of reviewing and receiving guidance from the Committee on the proposed merger agreement, a representative of Kirkland contacted Gibson to confirm its understanding of certain points in the revisions to L Catterton’s proposed draft merger agreement and the status of L Catterton’s financing of such transaction. The representative of Kirkland also informed L Catterton that it did not have authority to negotiate the voting agreement on behalf of Engaged Capital, which will require involvement of Engaged Capital and its separate counsel.

On June 17, 2019, Kirkland provided the Committee with its assessment of the comments received on the draft merger agreement by each of L Catterton and Party L. As compared to each other, the revisions by Party L introduced a number of open issues and posed significant deal uncertainty and closing risk not present in L Catterton’s revised draft, including, among other items, additional obligations and/or conditions prior to closing a transaction related to (i) obtaining real estate leasehold consents, (ii) no more than 10% of the Company’s stockholders seeking appraisal rights, and (iii) liquor license transfers. Party L revised merger agreement also contemplated minimal or no obligation to take certain actions in order to obtain regulatory approvals and clearances. Given the importance of preserving a competitive sale process and to properly weigh such revisions by Party L in the context of its final price indication, the Committee concluded not to engage with Party L on its revised draft of the merger agreement prior to receiving its final proposal due by June 19, 2019. Kirkland also reviewed with the Committee the material revisions in L Catterton’s proposed merger agreement, which, among other things, (i) included an obligation on the Company to reimburse L Catterton’s expenses (for up to $3 million) if the merger agreement is terminated due to a failure to obtain the required stockholder approval for the Merger; (ii) proposed a termination fee of 3.9% of the Company’s equity value payable by the Company under certain circumstances (instead of 2.5% of equity value as originally proposed by the Company) and a reverse termination fee of 5% of the Company’s equity value payable by Parent under certain circumstances (instead of 7% of equity value as originally proposed by the Company); (iii) included an obligation on the Company to pay the termination fee in the event of a breach of its no-shop obligations; (iv) removed the limitation on the Company’s liability for any breaches under the merger agreement, originally proposed for an amount equal to the termination fee; and (v) defined a “Superior Proposal” in which the Company would be entitled to terminate a pending transaction with Parent and Merger Sub and accept an Acquisition Proposal by a third party as a transaction involving the acquisition of 100% of the Company’s assets or outstanding shares of common stock (instead of an acquisition of more than 50% as originally proposed by the Company). The revised merger agreement also contemplated that Engaged Capital would enter into a voting agreement concurrently with the signing of the merger agreement.

After discussion, the Committee authorized Kirkland to send a revised draft of the proposed merger agreement to Gibson reflecting the following counterproposal, among other terms, (i) removing any Company obligation to reimburse L Catterton’s expenses for a termination of the merger agreement related to a failure to obtain stockholder approval; (ii) a termination fee of 3% and a reverse termination fee equal to twice the termination fee (i.e., 6%); (iii) removing the payment of the termination fee in the event of a breach of the Company’s no-shop obligations; (iv) proposing a limitation on the Company’s liability for breaches under the merger agreement equal to the amount of the reverse termination fee (i.e., the same liability limitation amount applicable to Parent); and (v) “Superior Proposal” defined as a transaction involving more than 75% of the Company’s assets or outstanding shares of common stock. The Committee also instructed Kirkland to reserve on the proposal that Engaged Capital enter into a voting agreement as that would require discussion with Engaged Capital. Following the Committee’s instruction, a representative of Kirkland contacted Gibson indicating that the Company’s revisions to the draft merger agreement will be provided shortly and requested that, in the interest of time, L Catterton provide feedback on certain points in the merger agreement, all of which were addressed as part of L Catterton’s final proposal on June 19, 2019. The representative of Kirkland also noted that, subject to the acceptability of L Catterton’s final proposal to be submitted by June 19, 2019, the Committee expressed a desire to sign a potential transaction as soon as possible in light of, among other reasons, the near-final status of the transaction documents and due diligence.

Also on June 17, 2019, Party A verbally confirmed with Piper Jaffray its proposal of $325 million to acquire Barcelona and bartaco and that it would not be submitting a final proposal for all of the outstanding shares of the Company.

On June 18, 2019, Kirkland sent a revised draft of the proposed merger agreement to Gibson.

On June 19, 2019, L Catterton submitted its final proposal of $7.50 per share for the acquisition of all of the outstanding shares of the Company or, alternatively, a final proposal of $335 million for the acquisition of Barcelona and bartaco only. L Catterton’s proposal of $7.50 per share for all of the outstanding shares of the Company represented a decrease from the initial proposal of $9.00 per share, which L Catterton attributed to, among other reasons, unanticipated transaction costs and expenses, severance payments, and increases in the Company’s outstanding indebtedness and capitalization, which in the aggregate, L Catterton calculated to be over $50 million. As part of its final proposal, L Catterton requested exclusivity through June 23, 2019, to reach a signed merger agreement and included a summary of the material open points in the proposed merger agreement that responded to the Company’s counterproposal on June 18, 2019, by, among other things, (i) counterproposing that the Company reimburse L Catterton’s expenses (for up to $2 million) if the merger agreement is terminated due to a failure to obtain stockholder approval for the Merger; (ii) counterproposing a termination fee of 3.4% and a reverse termination fee of 5.5%; (iii) counterproposing the payment of the termination fee due to material breaches of the Company’s no-shop obligations; (iv) accepting a limitation on the Company’s liability under the merger agreement equal to the amount of the reverse termination fee; and (v) accepting “Superior Proposal” defined as a transaction involving more than 75% of the Company’s assets or outstanding shares of common stock.

On June 20, 2019, the Committee held a telephonic meeting attended by members of the Company’s management and representatives of Piper Jaffray and Kirkland to review the final proposals received and discuss the status of the strategic alternatives review process. A representative of Piper Jaffray reported that, since the Company commenced its initial outreach to potential interested parties, 100 parties had been contacted (20 strategic parties and 80 financial sponsor parties), 58 interested parties (11 strategic parties and 47 financial sponsor parties) had executed confidentiality agreements and received a copy of the CIM and supplemental datapack, nine interested parties had participated in introductory meetings, 13 interested parties (four strategic parties and nine financial sponsor parties) had submitted non-binding preliminary proposals, seven interested parties were advanced into the next round and had participated in management presentations, four of the seven interested parties advanced into the next round had submitted updated preliminary proposals (one strategic party and three financial sponsor parties), and two parties submitted final proposals (both financial sponsor parties), one of which was a formal written proposal by L Catterton to acquire the Company or, alternatively, Barcelona and bartaco, and the other, a verbal proposal by Party A to acquire Barcelona and bartaco only. L Catterton’s proposal of $7.50 per share for all of the outstanding shares of the Company represented a decrease from the initial proposal of $9.00 per share, which L Catterton attributed to, among other reasons, unanticipated transaction costs and expenses, severance payments, and increases in the Company’s outstanding indebtedness and capitalization, which in the aggregate, L Catterton calculated to be over $50 million. The representative of Piper Jaffray also reviewed with the Committee the status of the other interested parties, noting that L Catterton was the only interested party that submitted a final written proposal as of the final proposal date specified to the interested parties (June 19, 2019), Party A submitted a verbal proposal of $325 million for the acquisition of Barcelona and bartaco, reaffirming that it would not be submitting a final proposal for the acquisition of the Company, and despite prior expectations, Party L had not yet submitted a final proposal. After a detailed discussion of L Catterton’s reduced purchase price and the status of the other interested parties, members of the Committee indicated that they would not be willing to recommend a transaction with L Catterton on such terms or agree to an exclusivity period and instructed Mr. Reece and/or Piper Jaffray to communicate to L Catterton that $7.50 per share was not acceptable to the Company and that L Catterton would need to increase its purchase price, or else the Company would pursue other potential alternative transactions.

At the meeting, a representative of Kirkland also reviewed with the Committee the status of the transaction documents being negotiated and L Catterton’s responses to the material open points in the proposed merger agreement. In the interest of time and only after L Catterton responded by meaningfully improving its proposed purchase price, the Committee directed Kirkland to respond by, among other things, (i) removing any Company obligation to reimburse L Catterton’s expenses if the merger agreement is terminated due to a failure to obtain stockholder approval for the Merger; (ii) accepting a termination fee of 3.4% but counterproposing a reverse termination fee of 6.25%; and (iii) accepting the payment of the termination fee due to material breaches of the Company’s no-shop obligations.

Following the meeting, Mr. Reece contacted L Catterton’s financial advisor, Credit Suisse, to convey that L Catterton would have to submit a revised proposal with an increased purchase price in order for the Company to continue engaging with L Catterton.

Later that day, representatives of L Catterton verbally submitted a revised proposal of $8.00 per share for all of the outstanding shares of the Company that was indicated as L Catterton’s “best and final” offer.

On June 21, 2019, Gibson sent a revised draft of the proposed merger agreement reflecting the positions indicated in L Catterton’s final proposal received on the previous day. Subsequently that day, as directed by the Committee, Kirkland sent back a revised draft of the merger agreement to Gibson reflecting the responses discussed with the Committee.

Also on June 21, 2019, the Committee held a telephonic meeting with members of the Company’s management, Mr. Lamar and representatives of Piper Jaffray and Kirkland in attendance. Mr. Reece reported that L Catterton increased its purchase price from $7.50 per share to $8.00 per share for all of the outstanding shares of the Company. A representative of Piper Jaffray then reviewed with the Committee its valuation analyses presentation based on the latest Company Projections and April 2019 financial information made available to interested parties, noting that while the implied value of a sale of parts of the Company to multiple interested parties, based on the headline prices received for the Company’s individual dining concepts, may be modestly higher than L Catterton’s proposal of $8.00 per share, the feedback Piper Jaffray had received from the interested parties on the individual dining concepts was that “break-up” costs have not been fully accounted for in their price indications. The Committee and representatives of Piper Jaffray discussed how such costs could meaningfully reduce the aggregate value of the proposals on the individual dining concepts and likely result in a lower implied value than L Catterton’s proposal of $8.00 per share. A representative of Kirkland reviewed with the Committee other qualitative risks and disadvantages of a sale of parts transaction structure, including as it relates to deal timing, certainty and conditionality. A representative of Piper Jaffray next reviewed alternative transaction structures available to the Company, including a carveout sale of bartaco only or a sale of both bartaco and Barcelona, given prior interest for these two dining concepts expressed by interested parties that participated in the sale process. Piper Jaffray and the Committee discussed the benefits of such transaction structures, including, among other things, the ability to pay down a meaningful portion of the Company’s outstanding indebtedness with the proceeds, as well as the disadvantages and risks posed by such transaction structures that are not present in a sale of the Company, including, among other things, continued high debt leverage, loss of operating scale and reduced efficiencies from its corporate infrastructure, loss of the Company’s higher growth dining concepts and ongoing execution risks with respect to the Company’s standalone plan. A representative of Piper Jaffray also discussed additional strategic alternatives, including a potential equity offering, but the directors noted the significant challenges and uncertainties in executing on such alternatives and ultimately achieving their anticipated benefits.

Following the departure of the Company’s management and Piper Jaffray, the Committee held a discussion on the broad range of the strategic alternatives that Piper Jaffray presented on and concluded that a sale of the Company to a single buyer, as presented by the transaction with L Catterton, would be in the best interests of the Company’s stockholders relative to the other strategic alternatives considered, including the Company’s standalone plan, but agreed that in the event the sale of the Company is no longer a viable option, the sale of bartaco coupled with additional operational changes at the Company should be given serious consideration. The Committee and a representative of Kirkland discussed the outreach to Engaged Capital in connection with L Catterton’s demand that Engaged Capital enter into a voting agreement concurrently with the execution of the merger agreement. The Committee then authorized Mr. Reece to contact Engaged Capital regarding the voting agreement. It was noted by the Committee that Engaged Capital’s response would be one of a range of factors the Committee and the Board of Directors would need to consider in making its final decision on the sale process.

On June 22, 2019, Kirkland received L Catterton’s revised draft of the merger agreement immediately prior to a scheduled telephonic meeting of the Board of Directors attended by representatives of Piper Jaffray and Kirkland. At the meeting, Piper Jaffray reported that L Catterton conveyed that it had received approval from its investment committee to acquire the Company at $8.00 per share. Mr. Reece updated the Board of Directors on his discussion with Engaged Capital in connection with L Catterton’s request that Engaged Capital enter into a voting agreement, noting that Engaged Capital expressed a desire that L Catterton increase its proposed purchase price above $8.00 per share in order to execute the voting agreement and support the transaction. The Board of Directors concluded that, while the Committee had successfully pressed L Catterton to increase its proposal from $7.50 per share to $8.00 per share, it was worthwhile to leverage L Catterton’s insistence on support from Engaged Capital as a way to further seek an improved proposed purchase price from L Catterton. The Board of Directors instructed Piper Jaffray to reach out to L Catterton with Engaged Capital’s request. Piper Jaffray also reviewed with the Board of Directors the valuation process which Piper Jaffray had applied to a potential transaction with L Catterton and described in detail the methods of valuation applied based on the latest Company Projections and April financial information made available to interested parties, which included, among other things, selected public companies analysis, selected precedent transactions analysis and discounted cash flow analysis. While Piper Jaffray anticipated that it would be able to provide an opinion of fairness to the Board of Directors, formal delivery of the opinion would not occur until the transaction terms with L Catterton were finalized.

At the meeting, at the request of Kirkland, Piper Jaffray and its representatives updated the Board of Directors on its relationships with L Catterton (for more information, see “—Information About Piper Jaffray”), each of the members of the Board of Directors disclosed their respective relationships with L Catterton, if any, and Kirkland reviewed its relationships with L Catterton. Mr. Abdallah also confirmed to the Board of Directors that at no time during the sale process has any post-closing employment or investment opportunity been discussed by the Company’s management with L Catterton and that he had only discussed general business views with L Catterton during the Company’s sale process, which Piper Jaffray confirmed it was present during such conversations.

A representative of Kirkland then provided an update on negotiations of the merger agreement and ancillary agreements, including the equity commitment letter and limited guarantee, which were nearly finalized. The representative of Kirkland summarized for the Board of Directors the material terms of the merger agreement and noted that there remained some open points, including (i) the Company’s obligation to reimburse Parent for its expenses in event the merger agreement is terminated due to the failure to obtain stockholder approval and (ii) the amount of the termination fees. After sharing its views on such points, the Board of Directors authorized Kirkland to ultimately accept L Catterton’s positions on such items. The representative of Kirkland also reviewed with the Board of Directors certain executive compensation matters, including the treatment of existing equity awards assuming the transaction price of $8.00 per share, severance payments, and employee bonus payments that certain employees may receive as authorized by the compensation committee of the Board of Directors. Additional information pertaining to the treatment of equity awards, severance payments and employee bonus payments are set forth under the sections of this proxy statement captioned “The Merger—Treatment of Company Restricted Shares, Company Options, Company RSUs and Company PSUs,” “The Merger—Summary of Outstanding Equity Awards,” “The Merger—2019 Annual Bonus Payments” and “The Merger—Potential Severance Payments in Connection with the Merger.”

Later that day, following discussions with Engaged Capital and at the direction of the Board of Directors, Piper Jaffray requested an increase in L Catterton’s proposal to $8.50 per share. L Catterton rejected the request and indicated that it would only proceed with a transaction at $8.00 per share and on the terms of the merger agreement that L Catterton previously proposed.

Over the course of June 22 and June 23, 2019, Kirkland and Gibson exchanged drafts of the merger agreement and the various ancillary documents, including the equity commitment letter and the limited guarantee, in coordination, respectively with the Company and L Catterton. The merger agreement was finalized to reflect a termination fee of $9,595,000 (or approximately 3.4% of the Company’s equity value), a reverse termination fee of $15,520,000 (or approximately 5.5% of the Company’s equity value), and an obligation on the Company to reimburse L Catterton’s expenses (up to $2 million) if the merger agreement is terminated due to a failure to obtain the required stockholder approval for the Merger. Also over the course of such period, Gibson and counsel to Engaged Capital exchanged drafts of the voting agreement, in coordination, respectively with L Catterton and Engaged Capital.

On June 23, 2019, the Committee held a telephonic meeting attended by representatives of Kirkland. A representative of Kirkland provided an overview of the status of negotiations with L Catterton, including, among other things, the outcome of the negotiations leading up to the proposed final form of the merger agreement. Kirkland also reported that a few material open issues remained on the voting agreement, including the ability for Engaged Capital to sell its shares prior to the completion of the Merger. Mr. Reece next updated the Committee on his conversations with Engaged Capital since the last meeting of the Board of Directors, noting that Engaged Capital would ultimately be supportive of the transaction with L Catterton at the proposed purchase price of $8.00 per share and agree to enter into the voting agreement once such remaining open issues are resolved. Members of the Committee then discussed their views on the proposed transaction with L Catterton, the reasons in support of the potential transaction, taking into account the risks and uncertainties posed by the other strategic alternatives considered by the Committee over the past several months, including the Company’s standalone plan. The Committee unanimously determined to recommend that the Board of Directors approve the transaction with L Catterton and designated Mr. Reece, as Chairman of the Committee, to present the Committee’s recommendation to the Board of Directors and the factors that the Committee considered in reaching its recommendation.

Following the Committee meeting, the Board of Directors held a telephonic meeting attended by representatives of Piper Jaffray and Kirkland. Mr. Carter, who was not in attendance on the previous day’s meeting of the Board of Directors, confirmed that he had no relationship with L Catterton to disclose. A representative of Kirkland provided an overview of the status of negotiations with L Catterton, including, among other things, the outcome of the negotiations leading up to the proposed final form of the merger agreement and the remaining open issues under the voting agreement, including the ability for Engaged Capital to sell its shares prior to the completion of the Merger. Piper Jaffray updated the Board of Directors on its recent conversations with Engaged Capital, during which Engaged Capital had requested that Piper Jaffray seek an increase in L Catterton’s proposal to $8.50 per share. Piper Jaffray submitted that proposal, which was rejected by L Catterton. Engaged Capital ultimately determined that it would agree to enter into the voting agreement required by L Catterton as a condition to proceeding at the final proposed purchase price of $8.00 per share.

Mr. Reece then presented to the Board of Directors an overview of the range of options considered by the Committee as part of the strategic alternatives review process, including (i) a sale of the Company, whether to a single buyer or in a sale of parts transaction structure to multiple buyers, (ii) a sale of individual dining concepts in a carveout transaction, (iii) various financing-related transactions, and (iv) continuing under the Company’s standalone plan as a public company. Mr. Reece reported that the Committee considered a number of factors in reaching its recommendation to the Board, including: (i) the macroeconomic risks in the market and industry; (ii) the ability of the Company to withstand the impact of a recession on current and future business of the Company; (iii) the Company’s current and future liquidity needs and available capital; (iv) the Company’s future competitive prospects and execution risks and uncertainties associated with achieving the Company Projections; (v) the fulsome marketing process that was undertaken and involved 100 potential interested parties and the flexibility that such parties were given to bid on one or more of the Company’s dining concepts in order for the Company to seek maximum price discovery; (vi) the offer from L Catterton is the best and only final offer received to date for the acquisition of the Company; (vii) the drawbacks and risks with trying to execute a sale of parts transaction structure with multiple buyers, including the timing to negotiate a multiparty transaction, the risk of downward price adjustments over the course of lengthy negotiations and due to risk allocation among the multiple parties, potential cross conditionality and the confusion and uncertainty such process would create for the Company’s employees; (viii) the fact that L Catterton’s proposal includes equity and debt financing commitments for the full purchase price with no financing condition; (ix) the Committee’s belief that the premium of approximately 68.4% to the unaffected stock price on May 17, 2019 (the last trading day prior to an article reported that the Company received proposals) was more favorable to stockholders than the likely value that would result from other potential alternatives available to the Company, including remaining independent; (x) the Committee’s belief that the Company’s stock price was not likely to trade at or above the proposed purchase price of $8.00 per share for any extended period in the foreseeable future based on all of the various factors that were identified and considered; and (xi) the valuation analyses presented by Piper Jaffray and indication that it would deliver an opinion of fairness as to L Catterton’s purchase price of $8.00 per share. Mr. Reece concluded that for all of these reasons discussed, among others, the Committee unanimously recommended that the Board approve the transaction with L Catterton, subject to the final resolution of the material open issues in the voting agreement between Engaged Capital and L Catterton. Additional information pertaining to the reasons for recommending the Merger is set forth in this section of the proxy statement under the caption “—Reasons for the Merger.”

The Board of Directors scheduled a meeting for later that day given that the voting agreement had not yet been finalized, but was expected to be finalized that day. It was noted that due to air travel, Ms. Brown would not be available to attend such meeting, but she had received the proposed resolutions of the Board of Directors in connection with the proposed transaction with L Catterton and confirmed to the Board of Directors and Kirkland that she would be voting to approve those proposed resolutions of the Board of Directors.

Later that evening, the Board of Directors held a second telephonic meeting attended by representatives of Piper Jaffray and Kirkland. A representative of Kirkland provided an update on the status of the transaction documents noting that all such documents have been finalized and sent to the Board of Directors prior to the meeting other than the voting agreement, which the representative of Kirkland noted as being nearly finalized and would permit Engaged Capital to sell its shares of the Company’s common stock on the open market after 10 business days from the date of signing the merger agreement at a price below $8.00 per share. Kirkland then reviewed with the Board of Directors the proposed resolutions for approving the transaction with L Catterton, a copy of which was provided to the Board of Directors prior to the meeting. Piper Jaffray then rendered to the Board of Directors an oral opinion that, as of June 23, 2019, and based upon and subject to assumptions, procedures, considerations and limitations upon the review undertaken in preparing its opinion, the proposed purchase price of $8.00 per share for all of the outstanding shares of the Company’s common stock to be paid to the holders of such shares (other than Parent or its affiliates) in the proposed transaction with L Catterton was fair, from a financial point of view, to such holders. The oral opinion of Piper Jaffray was subsequently confirmed by the delivery of a written opinion delivered after the meeting, dated June 23, 2019. Additional information pertaining to the fairness opinion of Piper Jaffray is set forth in this section of the proxy statement under the caption “—Opinion of Piper Jaffray & Co.”

Mr. Reece then reiterated that, on behalf of the Committee, the Committee unanimously recommended that the Board of Directors approve the transaction with L Catterton for the reasons outlined in the Board of Directors meeting earlier in the day and the fairness opinion delivered by Piper Jaffray at this meeting.

Among other things, the Board of Directors then, taking into account all of the foregoing and its previous meetings and presentations, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair and in the best interests of, the Company and its stockholders, (ii) declared it advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (iii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein; (iv) agreed that the Merger, upon the terms, and subject to the conditions, contained in the Merger Agreement are, is authorized and approved in accordance with the requirements of the DGCL; and (v) resolved to recommend that the stockholders of the Company adopt the Merger Agreement in accordance with the DGCL.

Subsequent to the meeting of the Board of Directors on the evening of June 23, 2019, the Company, Parent and Merger Sub executed and delivered the Merger Agreement and the related transaction documents and prior to the commencement of trading on Nasdaq on June 24, 2019, the Company and L Catterton issued a joint press release announcing the execution of the Merger Agreement.

On June 26, 2019, as permitted under the terms of the Merger Agreement, the Company sent standstill waivers to each of the interested parties in the sale process that had entered into confidentiality agreements that, following the signing of the Merger Agreement, absent such waiver, would have (i) prohibited such parties from making Acquisition Proposals to the Board of Directors and (ii) otherwise prohibited such parties from (x) requesting a waiver to such restriction or (y) confidentially submitting Acquisition Proposals for consideration by the Board of Directors.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

After careful consideration, the Board of Directors, upon the unanimous recommendation of the Committee, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair and in the best interests of, the Company and its stockholders; (ii) declared it advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (iii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein; (iv) agreed that the Merger, upon the terms, and subject to the conditions, contained in the Merger Agreement, is authorized and approved in accordance with the requirements of the DGCL; and (v) resolved to recommend that the stockholders of the Company adopt the Merger Agreement in accordance with the DGCL (the “Company Board Recommendation”).

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR”

the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Board of Directors and the Committee consulted with the Company’s management and legal and financial advisors. In the course of making the determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair and in the best interest of the Company and its stockholders and to recommend that stockholders adopt the Merger Agreement, the Board of Directors and the Committee considered numerous factors, including the following material factors and benefits of the Merger and the other transactions contemplated by the Merger Agreement:

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Cash Merger Consideration. The Board of Directors and the Committee noted that the form of consideration to be paid to stockholders in the Merger will be all cash and considered the certainty of value and liquidity of such cash consideration.

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Best Alternative for Maximizing Stockholder Value. The Board of Directors and the Committee believed that the Merger Consideration was more favorable to the Company’s stockholders than the likely value that would result from other potential transactions or from remaining a standalone company. This belief was based on, among other things, the Board of Directors’ and the Committee’s assessment of:

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the information concerning the Company’s business, operations and management and its historical, current and projected financial performance, results of operations and financial condition, including the fact that the Company has not recently achieved certain performance goals, including during the trailing 12 months;

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the financial condition and prospects of the Company and management’s business plan for the Company, in each case, taking into account the potential benefits, risks and uncertainties associated with pursuing such business plan;

•	the business reputation of L Catterton and the Catterton Funds, including their available financial resources and track record of consummating proposed transactions;

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the potential impact of industry and macroeconomic factors on the Company’s future prospects and ability to achieve its projections, including the following factors: (i) the potential for reduced consumer and business discretionary spending on dining during a potential economic recession and the ability of the Company to withstand the impact of a potential economic recession; and (ii) uncertainty around the Company’s ability to compete and grow in a highly competitive restaurant industry, including by evolving its current dining concepts to compete with new restaurant formats;

•	the current and historical trading price of the Company’s common stock, including the fact that the Merger Consideration constituted a premium of:

•	approximately 68.4% to the unaffected price of the Company’s common stock on May 17, 2019, the day prior to the release of a news article reporting the likelihood of a potential sale of the Company;

•	approximately 18.9% to $6.73, the price of the Company’s common stock on June 21, 2019, the last full trading day prior to public announcement of the Company’s entry into the Merger Agreement;

•	approximately 21% to the 30-day volume weighted average price of $6.65 of the Company’s common stock ending on June 21, 2019; and

•	approximately 22% to $6.55, the price of the Company’s common stock on December 19, 2018, the last full trading day prior to public announcement that the Company was seeking strategic alternatives;

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the belief that the Company’s stock price was not likely to trade at or above the Merger Consideration for any extended period in the foreseeable future based on a consideration of all of the factors enumerated above;

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the likelihood that the sale of bartaco only and/or Barcelona, rather than a sale of the Company, will not resolve the challenges currently faced by the Company, including a relatively high debt leverage ratio, loss of higher growth brands and diversification in the Company’s portfolio of dining concepts, challenges in the capital markets as a smaller cap company, and ongoing execution risks with the Company’s standalone plans; and

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the belief that executing a potential equity offering to address the Company’s current and future liquidity needs under its standalone plan would present meaningful challenges and further decrease the likelihood that the Company’s stock price will trade at or above the Merger Consideration for any extended period in the foreseeable future.

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Process to Evaluate Strategic Alternatives. The Board of Directors and the Committee concluded that the Merger Consideration represented an attractive valuation for the Company. The Board of Directors and the Committee reviewed and considered the historical market prices, volatility and trading information with respect to the Company’s common stock, and the active sale process undertaken by the Company, including:

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the comprehensive sale process undertaken by the Company with the assistance of Piper Jaffray and overseen by the Committee, through which 100 parties were contacted, 58 parties signed confidentiality agreements, 13 parties had submitted preliminary proposals, four parties had submitted revised proposals and, in response to the Company’s request, only L Catterton submitted a final written proposal to acquire the whole Company, although there was one other party that submitted a final verbal proposal to acquire only a portion of the Company;

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the flexibility given to interested parties in the sale process to submit alternative proposals to acquire the Company and/or one or more of the Company’s specific dining concepts in an effort to seek maximum price discovery for the Company;

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that the sale process had resulted in the highest price realistically available to the stockholders of the Company in light of the proposals by alternative interested parties, which included (a) materially longer periods to reach a signed definitive acquisition agreement and transition services agreement with each such alternative interested party that had only sought to purchase the Company’s individual dining concepts compared to L Catterton’s willingness and ability to execute the Merger Agreement by June 23, 2019, (b) likely complexities and risks with pairing together multiple interested parties in a sale of parts transaction structure in which all of the Company’s individual dining concepts are sold to multiple buyers, which the Board of Directors and the Committee ultimately viewed as unlikely to lead to a superior price to the proposed purchase price offered by L Catterton, or meaningfully superior to outweigh the likely drawbacks and deficiencies of combining together such alternative proposals, including in terms of comparable speed, certainty, and conditionality, and (c) the perceived risks viewed by the Board of Directors and the Committee that such alternative interested parties would likely seek a reduction in purchase price over the course of negotiations rather than share the burden of any “break-up” costs, expenses and tax liabilities incurred as a result of such sale of parts transaction structure;

•	there was less overall interest in the Company than originally anticipated at the outset of the sale process, particularly with respect to an acquisition of the Company as a whole; and

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the Board’s and the Committee’s belief, based on (x) extensive negotiations in which the Company actively sought increases in L Catterton’s proposed purchase price for the Company and (y) L Catterton’s unwillingness to increase its proposed purchase price in response to Engaged Capital’s negotiation of the Voting Agreement, that the Merger Consideration represented L Catterton’s “best and final” offer.

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Financial Advisor Opinion. The Board of Directors and the Committee considered the financial presentation and opinion, dated June 23, 2019, of Piper Jaffray to the Board of Directors and the Committee as to the fairness, from a financial point of view, to the holders of shares of common stock (other than Parent or any of its affiliates) of the $8.00 per share consideration to be received pursuant to the Merger Agreement, which opinion was subject to the assumptions, procedures, considerations and limitations set forth in the written opinion and based upon such other factors as Piper Jaffray considered relevant, as further described under the heading “The Merger—Opinion of Piper Jaffray & Co.”;

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Negotiation of Merger Agreement. The Board of Directors and the Committee considered the fact that the Merger Agreement was negotiated in the context of a competitive process, at arm’s length between the Company and Parent, with the assistance of certain of their respective advisors and supported by business and legal diligence review.

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Speed and Likelihood of Consummation. The Board of Directors and the Committee considered the likelihood that the Merger would be completed by the fourth quarter of 2019 based on, among other things (not in any relative order of importance):

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the fact that the Merger is not conditioned upon any member of the Company’s management entering into any employment, equity contribution or other agreement or arrangement with Parent or Merger Sub, and that no such agreement or arrangement existed as of the date of the Merger Agreement;

•	the limited and otherwise customary conditions to consummation of the Merger, including the commitments made by Parent and Merger Sub to obtain all required regulatory approvals;

•	the fact that there is no financing condition to the completion of the Merger;

•	the limited duration and customary nature of the marketing period under the Debt Financing;

•	the fact that the Merger would not be conditioned on a Carveout Transaction materializing;

•	the fact that the regulatory clearances or termination of the waiting period under the HSR Act is anticipated in a reasonable period;

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the representations, warranties and covenants by Parent and Merger Sub related to obtaining the Equity Commitment and the Debt Financing, which were substantial assurances that the Merger would ultimately be consummated on a timely basis; and

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the fact that Parent and Merger Sub had obtained debt and equity financing commitments for the Merger, the limited number and nature of the conditions to the debt and equity financings, the reputation of the financing sources and the obligation of Parent to use, and to cause its affiliates to use, their reasonable best efforts to obtain the Debt Financing, each of which, in the reasonable judgment of the Board of Directors and the Committee, increases the likelihood of such financings being completed.

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Other Terms of the Merger Agreement. The Board of Directors and the Committee considered other terms of the Merger Agreement, as more fully described in the section of this proxy statement captioned “The Merger”. Certain provisions of the Merger Agreement that the Board of Directors and the Committee considered important included (not in any relative order of importance):

•	Superior Proposal. The Board of Directors has the ability in certain circumstances to terminate the Merger Agreement to enter into a Superior Proposal if the Board of Directors (or a committee thereof) determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations to stockholders. Termination of the Merger Agreement or entering into an alternative acquisition agreement with respect to a Superior Proposal is subject to the Company’s payment to Parent of a termination fee of $9.595 million, which the Board of Directors and the Committee believe is reasonable in light of the circumstances and not likely to deter any potential interested party from making a competing acquisition proposal, and customary in the context of termination fees payable in comparable transactions and in light of the overall terms of the Merger Agreement;

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Company Board Recommendation Change. The Board of Directors has the ability in certain circumstances to change its recommendation to stockholders regarding the Merger for a reason related to a Superior Proposal or an Intervening Event, in either case, only if the Board of Directors (or a committee thereof) determines, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties and subject to giving Parent an opportunity to revise the terms of the Merger Agreement in a manner that would obviate the need to effect a Company Board Recommendation Change (for more information see section captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”);

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Specific Performance and Monetary Damages. If Parent breaches the Merger Agreement or fails to complete the Merger when required to do so, the Company will be entitled, subject to the limitations and conditions in the Merger Agreement, to seek specific performance or monetary damages. In the event the transactions are not consummated in certain circumstances, Parent will be required to pay the Company a termination fee of $15.52 million for such failure to consummate the Merger; and

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Appraisal Rights. Appraisal rights under the DGCL will be available to the stockholders of the Company who do not vote in favor of adoption of the Merger Agreement and who properly demand appraisal of their shares of common stock and comply with the required procedures under the DGCL to perfect their appraisal rights, including the fact that such stockholders will have the right to demand appraisal and payment of the “fair value” of their shares of common stock as determined by the Delaware Court of Chancery (see “The Merger —Appraisal Rights”).

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Voting Agreement. The Board of Directors and the Committee considered the terms of the Voting Agreement, which will terminate upon certain circumstances, including (i) upon termination of the Merger Agreement, (ii) a Company Board Recommendation Change expressly permitted by the Merger Agreement or (iii) any amendment to, or waiver under, the Merger Agreement that decreases or changes the form of consideration to be received by stockholders.

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Public Company Costs. The Board of Directors and the Committee considered the substantial and increasing cost of remaining a public company, including accounting fees, legal fees, salaries and other expenses, as well as significant time and attention from the Company’s management and the impact of such costs on the potential future trading price of the Company’s common stock.

In the course of (i) determining that that the Merger Agreement and the other transactions contemplated thereby are advisable, fair to, and in the best interests of, the Company and its stockholders; (ii) declaring it advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the condition set forth therein; (iii) approving the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein; (iv) agreeing that the Merger, upon the terms, and subject to the conditions, contained in the Merger Agreement, is authorized and approved in accordance with the requirements of the DGCL; and (v) resolving to recommend that the stockholders of the Company adopt the Merger Agreement in accordance with the DGCL, the Board of Directors also considered the Committee’s unanimous recommendation to approve the Merger Agreement.

In the course of their deliberations, the Board of Directors and the Committee also considered various risks and other countervailing factors related to entering into the Merger Agreement, including:

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Risk of Non-Consummation. The Board of Directors and the Committee considered the possibility that the Merger might not be consummated and that (a) the price of the Company’s common stock would likely decrease since the current market price may reflect a market assumption that the Merger will be consummated, (b) the Company, in certain circumstances, may be required to pay Parent a termination fee of $9.595 million, (c) the Company may experience difficulties in obtaining financing from changed perceptions regarding the Company’s competitive position, management, liquidity or other aspects of its business, (d) the Company may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the Company’s agreements with Parent and Merger Sub, and (e) stockholders would not realize the anticipated benefits of the Merger.

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Restrictions on Soliciting Proposals. The Board of Directors and the Committee considered the fact that the Merger Agreement prohibits the Company and its representatives from soliciting third-party acquisition proposals.

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Future Growth. The Board of Directors and the Committee considered the fact that, subsequent to the completion of the Merger, the Company would no longer exist as an independent public company and that stockholders will have no ongoing equity interest in the Surviving Corporation, meaning that the stockholders will cease to participate in any future earnings or growth or to benefit from any potential future appreciation in value of the Company.

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Transaction Costs. The Board of Directors and the Committee considered the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether consummated and, if the Merger is not consummated, the Company will be required to pay its own expenses associated with the Merger Agreement and the Merger and the fact that the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger.

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Possible Disruption of Business. The Board of Directors and the Committee considered the possible disruption and effects of the public announcement of the Merger and the Company’s assistance with a Carveout Transaction of one or more of the Company’s dining concepts, including effects on the Company’s sales, employees, customers, operating results and the Company’s ability to attract and retain key management, sales and marketing personnel during the pendency of the Merger or any Carveout Transaction.

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Litigation Risk. The Board of Directors and the Committee considered the risk of litigation in connection with the Merger, and the fact that litigation in connection with transactions such as the Merger is common and potentially costly.

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Termination Fee. The Board of Directors and the Committee considered the termination fee of $9.595 million which may become payable pursuant to the Merger Agreement under certain circumstances, including if the Company terminates the Merger Agreement to accept a Superior Proposal, and the possibility that the amount of the termination fee could deter Acquisition Proposals.

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Regulatory Approval and Risk of Pending Actions. The Board of Directors and the Committee considered the fact that completion of the Merger would require regulatory clearances and approvals and the satisfaction of certain other closing conditions, including that no Company Material Adverse Effect has occurred, that are not entirely within the Company’s control, and that there is no order or legal restraint preventing the consummation of the Merger.

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Financing Failure. The Board of Directors and the Committee considered the risk that the Merger might not be completed due to failure of Parent and Purchaser to obtain the Debt Financing required for the Merger.

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Business Restrictions. The Board of Directors and the Committee considered the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, the requirement that the Company conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, the Company might have pursued.

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Parent and Merger Sub. The Board of Directors and the Committee considered the fact that Parent and Merger Sub are newly formed corporations with no assets other than the Merger Agreement, the Equity Commitment Letter, and the Limited Guarantee, and that under certain circumstances the Company’s monetary remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is limited to the receipt of an amount equal to the Parent Termination Fee of $15.52 million, plus, if applicable, any Reimbursement Obligations, Interest Expenses, and/or Enforcement Expenses, or the Company may not be entitled to any monetary remedy at all.

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Tax Consequences. The Board of Directors and the Committee considered the fact that as an all-cash transaction the Transactions would be taxable to stockholders for U.S. Federal income tax purposes, although the Board of Directors and the Committee believed that this was mitigated by the fact that the entire consideration payable in the Transactions would be cash, providing a cash amount for the payment of any taxes due.

The foregoing discussion of reasons for the Board of Director’s determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair and in the best interest of the Company and its stockholders and to recommend that stockholders adopt the Merger Agreement is not meant to be exhaustive but addresses the principal information and factors considered by the Board of Directors and the Committee. In view of the wide variety of factors considered by the Board of Directors and the Committee in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors and the Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors and the Committee each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Committee collectively reached the unanimous conclusion to recommend the Merger to the Board of Directors, and the Board of Directors collectively reached the unanimous conclusion to approve the Merger, based on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”

In considering the recommendation of the Board of Directors that stockholders vote in favor of adoption of the Merger Agreement, stockholders of the Company should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, other stockholders. The Board of Directors and the Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger. For more information on these interests see the section of the proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Company Projections

The Company does not, as a matter of general practice, publicly disclose financial projections due to the difficulty of predicting the Company’s results. The Company is especially wary of making such projections for extended periods into the future due to, among other reasons, the unpredictability of the underlying assumptions and estimates, though the Company has in the past provided investors with limited quarterly or full-year financial guidance covering limited areas of its expected financial performance. However, in connection with the Company’s review of strategic alternatives, including a potential sale, during March 2019, the Company provided the Board of Directors, the Committee and Piper Jaffray with certain non-public, unaudited prospective financial information prepared by Company management for the fiscal years ending 2018 through 2023 based on its best estimates and expectations at the time. This information was also provided to prospective bidders who participated in the sale process in connection with their due diligence review of a possible transaction. Once the Company’s first fiscal quarter 2019 ended, the Company provided the Board of Directors, the Committee and Piper Jaffray with updated non-public, unaudited prospective financial information prepared by Company management for the fiscal years ending 2019 through 2023. This updated prospective financial information, provided by Company management in June 2019, was based on Company management’s updated best estimates and expectations at the time, incorporating actual results for the fiscal year ending 2018, actual results through April 2019, and included revised projection assumptions for the fiscal years ending 2019 through 2023 based on actual year-to-date results for the fiscal year ending 2019. These revised projection assumptions included Company management’s latest expectations for new restaurant openings, in addition to the incremental Barcelona and bartaco synergies the Company expected to realize in the second half of fiscal year 2019. This updated prospective financial information from June 2019 was also provided to (i) prospective bidders who participated in the sale process in connection with their due diligence review of a possible transaction, (ii) Piper Jaffray for its use and reliance as the basis for the financial analyses conducted by Piper Jaffray and opinion summarized below under the section of this proxy statement captioned “The Merger—Opinion of Piper Jaffray & Co.,” (iii) the Committee, in its review of potential strategic alternatives and making its recommendation to the Board of Directors to approve the Merger Agreement, and (iv) the Board of Directors in its review of potential strategic alternatives and in connection with approving the Merger Agreement and the Merger.

A summary of the above mentioned prospective financial information from March 2019 and June 2019 (collectively, the “Company Projections”) is disclosed below only to provide stockholders of the Company with access to certain prospective financial information concerning the Company that was made available to the Board of Directors, the Committee, Piper Jaffray, and prospective bidders, as described herein. The Company Projections were not prepared with a view toward public disclosure, and readers of this proxy statement are cautioned not to place undue reliance on the Company Projections included herein.

The Company Projections included in this proxy statement are the responsibility of the Company’s management. The Company Projections represent the Company’s reasonable estimates and good faith judgments as to the future growth and financial performance of the Company, including forecasts of revenues and adjusted EBITDA, that the Company believed were reasonable at the time the Company Projections were prepared, taking into account relevant information available at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Although a summary of the Company Projections is presented with numerical specificity, it reflects numerous assumptions and estimates made by the Company’s management, including assumptions and estimates with respect to future industry performance, general business, economic, regulatory, litigation, market and financial conditions, and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The Company Projections reflect the subjective judgment of the Company’s management in many respects and, thus, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Company Projections constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including the factors described under the section of this proxy statement captioned “Forward-Looking Statements,” the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the reports filed by the Company with the SEC, including the Company’s most recent filings on Forms 10-K and 10-Q. There can be no assurance that the Company Projections would be realized or that actual results would not be significantly higher or lower than forecast. In particular, the Company Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain. Since the Company Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year.

The Company Projections include certain non-GAAP measures (including adjusted EBITDA) because the Company believed such measures would be useful to the Board of Directors and the Committee in evaluating the prospects of the Company. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including net income from continuing operations. The Company’s calculations of these non-GAAP measures may differ from others in its industry and are not necessarily comparable with information presented under similar sounding captions used by other companies.

The Company Projections were not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Company Projections are unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Company Projections.

The inclusion of the Company Projections should not be regarded as an admission or representation that the Board of Directors, the Committee, the Company, the Company’s management, Piper Jaffray, any of their respective advisors or any other person considered, or now considers, the forecasts to be necessarily predictive of actual future events. The Company has made no representation to L Catterton, the Catterton Funds, Parent or Merger Sub in the Merger Agreement or otherwise, concerning the Company Projections. The Company Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in this proxy statement and the Company’s public filings with the SEC.

No representation or warranty was made in the Merger Agreement concerning prospective financial information, including the Company Projections. The Company Projections should only be evaluated in conjunction with the historical financial statements and other information regarding the Company contained in its public filings with the SEC.

The Company Projections in this proxy statement do not take into account any conditions, circumstances or events occurring after the date they were prepared, including the Merger and the other transactions contemplated by the Merger Agreement. The Company does not intend to update or otherwise revise the Company Projections to reflect any condition, circumstance or event existing after the date they were prepared or to reflect the occurrence of any future event (including any failure of the Merger or the other transactions contemplated by the Merger Agreement to occur), even in the event that any or all of the assumptions underlying the Company Projections are in error or are no longer appropriate. In light of the foregoing factors and uncertainties inherent in the Company Projections, readers of this proxy statement are cautioned not to place undue reliance on the summary of the Company Projections set forth below.

Preliminary Company Projections (March 2019)

FY 2018 and FY 2019E to FY 2023E

($ in millions)	Fiscal Year Ending December
	2018(1)	LTM Q2 2019E(2)	2019E(3)	2020E	2021E	2022E	2023E
Revenues	448.5	490.8	526.3	583.6	648.6	723.4	800.7
Restaurant-Level Expenses(4)	355.9	390.5	411.1	450.8	498.8	555.1	612.7
Restaurant-Level EBITDA(5)	92.6	100.3	115.2	132.8	149.8	168.3	188.0
Adjusted General and Administrative Costs(6)	45.7	50.3	52.5	56.0	60.3	64.8	68.2
GAAP Pre-Opening Costs	9.8	8.7	3.7	5.8	5.1	4.4	4.6
Adjusted EBITDA After Pre-Opening Costs and Share Based Compensation(5)	37.0	41.4	59.0	71.1	84.4	99.0	115.3
Adjusted EBITDA Before Pre-Opening Costs and Share Based Compensation(5)	50.5	55.8	67.4	81.9	94.7	108.8	125.4

(1)	Represents preliminary fiscal year 2018 results, subject to final audit adjustments. FY 2018 results shown pro forma to include Barcelona and bartaco and exclude Sullivan’s for the full fiscal year.
(2)	Represents last twelve months (“LTM”) ended June 25, 2019 estimated results, incorporating actual preliminary results through December 25, 2018 (subject to final audit adjustments).
(3)

FY 2019E is a 53-week fiscal year; FY 2019E figures shown above exclude the 53rd fiscal week. The prospective financial information furnished to prospective bidders for the Company also excluded the 53rd fiscal week.

(4)

Restaurant-level expenses consist of cost of sales, restaurant operating expenses (including rental payments for build-to-suit “BTS” leases) and marketing and advertising costs, and exclude depreciation and amortization.

(5)

Represents a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below. Interested parties in the sale process were provided with a computation of adjusted EBITDA that had been further adjusted to remove public company expenses, closed restaurant operating losses and non-cash rent. The resulting computation from such adjustments to adjusted EBITDA are $54.7 million for 2018, $59.5 million for LTM Q2 2019, $70.1 million for 2019, $84.6 million for 2020, $97.4 million for 2021, $111.4 million for 2022 and $127.8 million for 2023.

(6)	General and administrative costs exclude donations, consulting project costs, acquisition and disposition costs, reorganization severance, and one-time share based compensation.

Final Company Projections (June 2019)

FY 2018 and Updated FY 2019E to FY 2023E

($ in millions)	Fiscal Year Ending December
	2018(1)	LTM Q2 2019E(2)	2019E(3)	2020E	2021E	2022E	2023E
Revenues	448.5	482.3	522.6	585.1	652.7	727.6	804.9
Restaurant-Level Expenses(4)	355.9	386.3	410.4	453.2	501.5	557.4	614.6
Restaurant-Level EBITDA(5)	92.6	96.0	112.2	131.9	151.3	170.2	190.3
Adjusted General and Administrative Costs(6)	45.6	51.1	52.3	53.6	57.9	62.3	65.6
GAAP Pre-Opening Costs	10.1	10.3	5.6	5.8	6.7	3.4	4.6
Adjusted EBITDA After Pre-Opening Costs and Share Based Compensation(5)	36.9	34.6	54.3	72.5	86.7	104.5	120.1
Adjusted EBITDA Before Pre-Opening Costs, Share Based Compensation and Incremental Barcelona and bartaco Synergies(5)	55.2	52.9	66.1	82.7	97.9	112.6	129.5

(1)	FY 2018 results shown pro forma to include Barcelona and bartaco and exclude Sullivan’s for the full fiscal year.
(2)	Represents last twelve months (“LTM”) ended June 25, 2019 estimated results, incorporating actual results through April 30, 2019.
(3)

FY 2019E is a 53-week fiscal year; FY 2019E figures shown above exclude the 53rd fiscal week. The prospective financial information furnished to prospective bidders for the Company also excluded the 53rd fiscal week.

(4)

Restaurant-level expenses consist of cost of sales, restaurant operating expenses (including rental payments for BTS leases) and marketing and advertising costs, and exclude depreciation and amortization.

(5)

Represents a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below. Interested parties in the sale process were provided with a computation of adjusted EBITDA that had been further adjusted to remove public company expenses, closed restaurant operating losses and non-cash rent. The resulting computation from such adjustments to adjusted EBITDA are $55.1 million for 2018, $57.2 million for LTM Q2 2019, $70.0 million for 2019, $86.4 million for 2020, $101.7 million for 2021, $116.4 million for 2022 and $133.3 million for 2023.

(6)

General and administrative costs exclude donations, consulting project costs, acquisition and disposition costs, reorganization severance, lease termination and closing costs, impairment charges, non-recurring legal expenses, non-recurring corporate expenses, one-time share based compensation, post-acquisition operations conference, one-time office expenses, one-time legal and accounting work, and deferred compensation mark-to-market adjustment.

Reconciliation of Non-GAAP Financial Measures

Certain of the measures included in the Company Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. These non-GAAP measures are included in this proxy statement because such information was made available to the Board of Directors, the Committee and Piper Jaffray and used in the process leading to the execution of the Merger Agreement, as described elsewhere in this proxy statement. Reconciliations of certain of these measures are provided below. The figures included in the reconciliation are subject to and should be read together with the disclosures above regarding the Company Projections.

Restaurant-Level EBITDA. Restaurant-Level EBITDA is defined as adjusted EBITDA after pre-opening costs and share based compensation before general and administrative costs and pre-opening costs.

Adjusted EBITDA After Pre-Opening Costs and Share Based Compensation. Adjusted EBITDA after pre-opening costs and share based compensation represents operating income (loss) before depreciation and amortization, plus the sum of certain adjustments, including donations, lease termination and closing costs, acquisition and disposition costs, consulting project costs, reorganization severance, impairment charges, insurance settlements, non-recurring legal expenses, non-recurring corporate expenses, one-time share based compensation, post-acquisition operations conference, one-time office expenses, one-time legal and accounting work, and deferred comp mark-to-market adjustment.

Adjusted EBITDA Before Pre-Opening Costs and Share Based Compensation. Adjusted EBITDA before pre-opening costs and share based compensation represents operating income (loss) before depreciation and amortization, plus the sum of certain adjustments, including pre-opening costs, share based compensation, donations, lease termination and closing costs, acquisition and disposition costs, consulting project costs, reorganization severance, impairment charges, insurance settlements, non-recurring legal expenses, non-recurring corporate expenses, change in gift card breakage estimate, one-time share based compensation, post-acquisition operations conference, one-time office expenses, one-time legal and accounting work, and deferred comp mark-to-market adjustment.

Adjusted EBITDA Before Pre-Opening Costs, Share Based Compensation and Incremental Barcelona and bartaco Synergies. Adjusted EBITDA before pre-opening costs, share based compensation and incremental Barcelona and bartaco synergies represents adjusted EBITDA before pre-opening costs and share based compensation plus the incremental annualized Barcelona and bartaco synergies that are estimated to be realized in the second half of fiscal year 2019.

A reconciliation of the non-GAAP financial measures is provided below:

Preliminary Company Projections (March 2019)

Preliminary FY 2018 and FY 2019E to FY 2023E

($ in millions)	Fiscal Year Ending December
	2018(1)	LTM Q2 2019E(2)	2019E(3)	2020E	2021E	2022E	2023E
Operating (Loss) Income	(16.0)	1.6	30.9	38.3	46.2	55.8	67.6
Plus: Depreciation and Amortization	24.6	26.6	28.1	32.8	38.2	43.3	47.7
Plus: Reorganization Severance	1.7	1.6	—	—	—	—	—
Plus: Acquisition and Disposition Costs	12.9	6.8	—	—	—	—	—
Plus: Consulting Project Costs	5.9	5.0	—	—	—	—	—
Plus: Donations	0.3	0.3	—	—	—	—	—
Plus: One-Time Share Based Compensation	8.9	—	—	—	—	—	—
Less: Rental Payments for BTS Leases	(1.2)	(0.5)	—	—	—	—	—
Adjusted EBITDA After Pre-Opening Costs and Share Based Compensation	37.0	41.4	59.0	71.1	84.4	99.0	115.3
Plus: Pre-Opening Costs	9.8	8.7	3.7	5.8	5.1	4.4	4.6
Plus: Share Based Compensation	3.6	5.8	4.8	5.1	5.2	5.4	5.5
Adjusted EBITDA Before Pre-Opening Costs and Share Based Compensation	50.5	55.8	67.4	81.9	94.7	108.8	125.4
Plus: General and Administrative Costs (Excluding Share Based Compensation)	42.2	44.5	47.7	50.9	55.1	59.4	62.6
Restaurant-Level EBITDA	92.6	100.3	115.2	132.8	149.8	168.3	188.0

(1)	Represents preliminary fiscal year 2018 results, subject to final audit adjustments. FY 2018 results shown pro forma to include Barcelona and bartaco and exclude Sullivan’s for the full fiscal year.
(2)	Represents last twelve months (“LTM”) ended June 25, 2019 estimated results, incorporating actual preliminary results through December 25, 2018 (subject to final audit adjustments).
(3)

FY 2019E is a 53-week fiscal year; FY 2019E figures shown above exclude the 53rd fiscal week. The prospective financial information furnished to prospective bidders for the Company also excluded the 53rd fiscal week.

Final Company Projections (June 2019)

Final FY 2018 and Updated FY 2019E to FY 2023E

($ in millions)	Fiscal Year Ending December
	2018(1)	LTM Q2 2019E(2)	2019E(3)	2020E	2021E	2022E	2023E
Operating (Loss) Income	(24.8)	(24.5)	10.1	38.9	47.6	60.3	71.4
Less: Insurance Settlements	(0.1)	—	—	—	—	—	—
Plus: Depreciation and Amortization	25.4	28.3	29.8	33.6	39.1	44.2	48.7
Plus: Impairment Charges	2.1	2.1	—	—	—	—	—
Plus: Lease Termination and Closing Costs	3.8	6.1	2.9	—	—	—	—
Plus: Reorganization Severance	2.2	2.4	0.7	—	—	—	—
Plus: Acquisition and Disposition Costs	12.2	6.3	—	—	—	—	—
Plus: Consulting Project Costs	6.4	10.2	7.7	—	—	—	—
Plus: Donations	0.3	0.3	0.3	—	—	—	—
Plus: Non-Recurring Legal Expenses	0.9	0.8	0.4	—	—	—	—
Plus: Non-Recurring Corporate Expenses	—	0.4	0.4	—	—	—	—
Plus: Change in Gift Card Breakage Estimate	0.7	0.7	—	—	—	—	—
Plus: One-Time Share Based Compensation	8.8	—	—	—	—	—	—
Plus: Post-Acquisition Operations Conference	—	0.4	0.4	—	—	—	—
Plus: One-Time Office Expenses	—	0.1	0.1	—	—	—	—
Plus: One-Time Legal and Accounting Work	—	1.2	1.2	—	—	—	—
Plus: Deferred Compensation Mark-to-Market Adjustment	—	0.4	0.4	—	—	—	—
Less: Rental Payments for BTS Leases	(1.1)	(0.6)	—	—	—	—	—
Adjusted EBITDA After Pre-Opening Costs and Share Based Compensation	36.9	34.6	54.3	72.5	86.7	104.5	120.1
Plus: Pre-Opening Costs	10.1	10.3	5.6	5.8	6.7	3.4	4.6
Plus: Share Based Compensation	4.0	4.3	4.6	4.4	4.6	4.7	4.8
Plus: Incremental Barcelona and bartaco Synergies	4.1	3.8	1.6	—	—	—	—
Adjusted EBITDA Before Pre-Opening Costs, Share Based Compensation and Incremental Barcelona and bartaco Synergies	55.2	52.9	66.1	82.7	97.9	112.6	129.5
Plus: General and Administrative Costs (Excluding Share Based Compensation)	41.6	46.9	47.7	49.2	53.3	57.6	60.8
Less: Incremental Barcelona and bartaco Synergies	(4.1)	(3.8)	(1.6)	—	—	—	—
Restaurant-Level EBITDA	92.6	96.0	112.2	131.9	151.3	170.2	190.3

(1)	FY 2018 results shown pro forma to include Barcelona and bartaco and exclude Sullivan’s for the full fiscal year.
(2)	Represents last twelve months (“LTM”) ended June 25, 2019 estimated results, incorporating actual results through April 30, 2019.
(3)

FY 2019E is a 53-week fiscal year; FY 2019E figures shown above exclude the 53rd fiscal week. The prospective financial information furnished to prospective bidders for the Company also excluded the 53rd fiscal week.

Opinion of Piper Jaffray & Co.

Pursuant to an engagement letter dated December 18, 2018, the Company retained Piper Jaffray to evaluate strategic alternatives and, if requested, deliver its opinion as to the fairness, from a financial point of view, to the holders of shares of common stock of the consideration to be received pursuant to the Merger Agreement. At a meeting of the Board of Directors on June 23, 2019, Piper Jaffray issued its oral opinion to the Board of Directors, later confirmed in a written opinion of the same date, that, based upon and subject to the assumptions, procedures, considerations and limitations set forth in the written opinion and based upon such other factors as Piper Jaffray considered relevant, the Merger Consideration is fair, from a financial point of view, to the holders of shares of common stock (other than Parent and any of its affiliates) as of the date of the opinion.

The full text of the written opinion of Piper Jaffray, dated June 23, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex B. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to the holders of shares of common stock (other than Parent and any of its affiliates). Piper Jaffray’s opinion was directed solely to the Board of Directors in connection with its consideration of the Merger Agreement and was not intended to be, and does not constitute, a recommendation to any holder of shares of common stock as to how such holder should act with respect to the Merger or any other matter. Piper Jaffray’s opinion was approved for issuance by the Piper Jaffray opinion committee and Piper Jaffray has consented to the disclosure of its opinion in this proxy statement.

In connection with rendering the opinion described above and performing its financial analyses, Piper Jaffray, among other things:

•	reviewed and analyzed the financial terms of a draft of the merger agreement dated June 22, 2019;

•	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;

•

reviewed and analyzed certain information furnished to Piper Jaffray by the Company relating to the business, operations and prospects of the Company, including the Company Projections provided by Company management;

•

conducted discussions with members of senior management and representatives of the Company concerning the two immediately preceding matters described above, as well as its business, operations and prospects before and after giving effect to the Merger;

•	reviewed the current and historical reported prices and trading activity of the shares of common stock and similar information for certain other companies that Piper Jaffray deemed relevant;

•	reviewed valuation multiples and other financial data for the Company and compared them to certain publicly traded companies that Piper Jaffray deemed relevant;

•	compared the financial performance of the Company with that of certain other publicly traded companies that Piper Jaffray deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain precedent transactions that Piper Jaffray deemed relevant in evaluating the merger;

•	conducted a discounted cash flow analysis on the Company based on projections that were prepared by the management of the Company; and

•	conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, the Board of Directors at a meeting held on June 23, 2019. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to the Board of Directors on June 23, 2019. You are urged to, and should, read the Piper Jaffray opinion in its entirety and this summary is qualified in its entirety by the written opinion of Piper Jaffray attached as Annex B hereto, which is incorporated herein.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the Board of Directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 21, 2019, and is not necessarily indicative of current market conditions.

For purposes of its analyses, Piper Jaffray calculated (i) the Company’s equity value implied by the Merger Consideration to be approximately $282.2 million, based on approximately 35.3 million shares of common stock and common stock equivalents estimated to be outstanding as of June 25, 2019 (the end of the Company’s second fiscal quarter 2019), which includes restricted stock, and (ii) the Company’s enterprise value (for purposes of this analysis, implied enterprise value equates to implied equity value, plus long-term debt of $369.0 million less cash and cash equivalents of $0.8 million estimated as of June 25, 2019, the end of the Company’s second fiscal quarter 2019), referred to as “EV,” to be approximately $650.4 million. The EV implies an 18.8x multiple relative to the LTM Q2 2019E adjusted EBITDA after pre-opening costs and share based compensation and a 12.3x multiple relative to the LTM Q2 2019E adjusted EBITDA before pre-opening costs, share based compensation and incremental Barcelona and bartaco synergies referenced above in the “Reconciliation of Non-GAAP Financial Measures” tables.

Financial Analyses

Historical Company Trading Analysis. Piper Jaffray analyzed the Merger Consideration to be paid to the holders of shares of common stock pursuant to the Merger Agreement in relation to (1) the spot price per share on May 17, 2019, referred to as the “undisturbed date,” the last full trading day prior to media reports speculating about a potential transaction, (2) the spot price per share on June 21, 2019, the last full trading day prior to the announcement, (3) the spot price per share for the preceding 7-day, 30-day, 60-day, and 90-day period ended June 21, 2019, and (4) the volume weighted average price per share, referred to as “VWAP,” for the preceding 7-day, 30-day, 60-day, and 90-day period ended June 21, 2019. For purposes of the analysis, the VWAP is calculated based off each trading day’s closing share price. The analysis indicated that the Merger Consideration to be paid to the holders of shares of common stock pursuant to the Merger Agreement represented:

•	a premium of 68.4% based on the spot price per share of $4.75 on May 17, 2019, the undisturbed date;

•	a premium of 18.9% based on the spot price per share of $6.73 on June 21, 2019, the last full trading day prior to the announcement;

•	a premium of 18.9% based on the spot price per share of $6.73 on June 14, 2019, the preceding 7-day period ended June 21, 2019;

•	a premium of 17.6% based on the spot price per share of $6.80 on May 23, 2019, the preceding 30-day period ended June 21, 2019;

•	a premium of 16.1% based on the spot price per share of $6.89 on April 23, 2019, the preceding 60-day period ended June 21, 2019;

•	a premium of 23.1% based on the spot price per share of $6.50 on March 22, 2019, the preceding 90-day period ended June 21, 2019;

•	a premium of 18.9% based on the VWAP for the 7-day period ended June 21, 2019 of $6.73;

•	a premium of 21.0% based on the VWAP for the 30-day period ended June 21, 2019 of $6.61;

•	a premium of 25.8% based on the VWAP for the 60-day period ended June 21, 2019 of $6.36; and

•	a premium of 24.4% based on the VWAP for the 90-day period ended June 21, 2019 of $6.43.

Selected Public Companies Analysis. Piper Jaffray reviewed certain publicly available financial, operating and stock market information of the Company and the following selected U.S. publicly traded companies in the restaurant industry that Piper Jaffray deemed relevant. Piper Jaffray selected companies based on information obtained by searching SEC filings, publicly available disclosures and company presentations, press releases, and other sources and by applying the following criteria:

•	full service restaurant companies that operate in the fine dining or casual dining segments; and

•	companies that have a market capitalization greater than or equal to $100.0 million.

Based on these criteria, Piper Jaffray identified and analyzed the following 11 selected companies:

•	BJ’s Restaurants, Inc.

•	Bloomin’ Brands, Inc.

•	Brinker International, Inc.

•	The Cheesecake Factory, Inc.

•	Chuy’s Holdings, Inc.

•	Darden Restaurants, Inc.

•	Dave and Buster’s Entertainment, Inc.

•	J. Alexander’s Holdings, Inc.

•	Red Robin Gourmet Burgers, Inc.

•	Ruth’s Hospitality Group, Inc.

•	Texas Roadhouse, Inc.

For the selected public companies analysis, Piper Jaffray calculated the following valuation multiples for the Company, including as implied by the Merger Consideration, and the selected companies:

•

Enterprise value (which is defined as fully diluted equity value, based on closing prices per share on June 21, 2019, plus total debt, preferred equity and noncontrolling interests (as applicable) less total cash and cash equivalents) as a multiple of earnings before interest, taxes, depreciation and amortization and publicly disclosed non-recurring adjustments, referred to as “EBITDA,” (which, in the case of the Company, see “Reconciliation of Non-GAAP Financial Measures”) for the last twelve months (“LTM”);

•	Enterprise value as a multiple of EBITDA (which, in the case of the Company, see “Reconciliation of Non-GAAP Financial Measures”) for estimated calendar year 2019; and

•	Enterprise value as a multiple of EBITDA (which, in the case of the Company, see “Reconciliation of Non-GAAP Financial Measures”) for estimated calendar year 2020.

Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on publicly available information and the Company Projections furnished to Piper Jaffray by the Company.

The results of this analysis are summarized as follows:

Merger Consideration Implied Multiple:(1)			Implied Multiple Reference Ranges:(1)
EV / LTM EBITDA	EV / CY 2019E EBITDA	EV / CY 2020E EBITDA	EV / LTM EBITDA	EV / CY 2019E EBITDA	EV / CY 2020E EBITDA
18.8x	12.0x	9.0x	5.0x – 13.5x	5.3x – 13.1x	5.3x – 12.0x

Merger Consideration	Implied Equity Value per Share Reference Ranges:(1)
	EV / LTM EBITDA	EV / CY 2019E EBITDA	EV / CY 2020E EBITDA
$8.00	NM(2) – $2.76	NM(2) – $9.79	$0.51 – $14.26

(1)	Represents adjusted EBITDA after pre-opening costs and share based compensation
(2)	Represents a not material (“NM”) figure

No company utilized in the selected public companies analysis is identical to the Company. In evaluating the selected companies, Piper Jaffray made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.

Selected Precedent Transactions Analysis. Piper Jaffray reviewed precedent transactions involving target companies in the U.S. restaurant industry that Piper Jaffray deemed relevant. Piper Jaffray selected these transactions based on information obtained by searching SEC filings, publicly available disclosures and company presentations, press releases, and other sources and by applying the following criteria:

•	transactions in which the acquiring company purchased a controlling interest of the target;

•	transactions that were announced or completed between January 1, 2007 and the date of Piper Jaffray’s opinion and subsequently closed or were in process of closing;

•	targets with transaction enterprise values greater than or equal to $100.0 million; and

•	full service restaurant company targets that operate in the fine dining or casual dining segments.

Based on these criteria, Piper Jaffray identified and analyzed the following 25 selected transactions ordered by recency:

Target	Acquiror

Bravo Brio Restaurant Group

Fogo de Chão

Buffalo Wild Wings

Ruby Tuesday

Cheddar’s Casual Café

TGI Fridays

Red Lobster Seafood Co.

CEC Entertainment

J. Alexander’s Corp.

Yard House USA

Benihana

P.F. Chang’s China Bistro

O’Charley’s

Morton’s Restaurant Group

McCormick & Schmick’s Seafood Restaurants

California Pizza Kitchen

Bubba Gump Shrimp Co.

Logan’s Roadhouse

Landry’s Restaurants

Dave & Buster’s Holdings

Spice Private Equity

Rhône Capital

Arby’s Restaurant Group

NRD Capital Management

Darden Restaurants

Sentinel Capital Partners, TriArtisan Capital Partners

Golden Gate Capital

Apollo Global Management

American Blue Ribbon Holdings

Darden Restaurants

Angelo, Gordon & Co.

Centerbridge Partners

Fidelity National Financial

Landry’s

Landry’s

Golden Gate Capital

Landry’s

Kelso & Company

Tilman J. Fertitta

Oak Hill Capital Partners

Target	Acquiror
Yard House USA RARE Hospitality International Applebee’s International OSI Restaurant Partners Smith & Wollensky Restaurant Group	TSG Consumer Partners Darden Restaurants IHOP Corp. Bain Capital, Catterton Management Company Patina Restaurant Group

Piper Jaffray reviewed transaction enterprise values of the selected transactions, calculated, to the extent publicly available, as the purchase price paid for the target involved in such transactions plus total debt, preferred equity and noncontrolling interests (as applicable) less total cash and cash equivalents, as a multiple of EBITDA (which, in the case of the Company, see “Reconciliation of Non-GAAP Financial Measures”) for the LTM as of the applicable announcement dates of such transactions.

Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information and, to the extent publicly available and applicable, is pro forma for certain transactions with significant owned real estate by adjusting transaction enterprise values for sale-leaseback proceeds and adjusting target companies’ EBITDA for incremental rent expense. Financial data of the Company was based on publicly available information and the Company Projections furnished to Piper Jaffray by the Company.

The results of this analysis are summarized as follows:

Merger Consideration Implied Multiple:(1)	Implied Multiple Reference Range:(2)
EV / LTM EBITDA	EV/ LTM EBITDA
12.3x	4.5x – 14.9x

Merger Consideration	Implied Equity Value per Share Reference Range:(1)(2)
EV/ LTM EBITDA
$8.00	NM(3) – $11.90

(1)	Represents adjusted EBITDA before pre-opening costs, share based compensation and incremental Barcelona and bartaco synergies
(2)	Represents adjusted EBITDA before pre-opening costs and share based compensation
(3)	Represents a not material (“NM”) figure

No transaction utilized in the selected precedent transactions analysis is identical to the transactions contemplated by the Merger Agreement. In evaluating the selected transactions, Piper Jaffray made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.

Discounted Cash Flow Analysis. Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical values for the Company based on the net present value of (i) projected unlevered free cash flows from the second half of fiscal year 2019, consisting of the third and fourth fiscal quarters 2019, to fiscal year 2023, discounted back to June 25, 2019 (the end of the Company’s second fiscal quarter 2019), based on the Company Projections furnished to Piper Jaffray by the Company and (ii) a terminal value at fiscal year 2023 based upon EBITDA exit multiples, discounted back to June 25, 2019. The unlevered free cash flows for each year were calculated from the Company Projections as: adjusted EBITDA after pre-opening costs and share based compensation less depreciation and amortization to arrive at operating income; operating income less income taxes (utilizing a 15.0% tax rate, inclusive of potential benefits from the U.S. tax reform enacted in December 2017) to arrive at after-tax operating income; after tax-operating income plus depreciation and amortization, plus non-cash rent expense, less net capital expenditures and less the change in net working capital to arrive at unlevered free cash flow. In addition, share based compensation was treated as a cash expense for purpose of determining unlevered free cash flow. The range of terminal values of the Company were calculated by applying to the Company’s fiscal year 2023 adjusted EBITDA after pre-opening costs and share based compensation a selected range of EBITDA exit multiples of 7.0x to 9.0x, with a mid-point of 8.0x, based on the adjusted EBITDA after pre-opening costs and share based compensation multiples from the selected precedent transactions analysis.

Piper Jaffray performed discounted cash flow analyses by calculating the range of net present values for each period from the second half of fiscal year 2019, consisting of the third and fourth fiscal quarters 2019, to fiscal year 2023 based on a discount rate ranging from 12.0% to 17.0%, with a mid-point of 14.5%, reflecting estimates of the Company’s weighted average cost of capital. Piper Jaffray derived these discount rates by application of the capital asset pricing model, which requires certain Company-specific inputs, including a market capitalization size risk premium, liquidity risk premium, the cost of long-term debt, and future applicable tax rate for the Company, as well as certain financial metrics for the United States financial markets generally.

The following table presents a summary of unlevered free cash flows derived from components of the Final Company Projections from June 2019:

($ in millions)	Fiscal Year Ending December
	2H 2019E	2020E	2021E	2022E	2023E
Adjusted EBITDA After Pre-Opening Costs and Share Based Compensation	32.5	72.5	86.7	104.5	120.1
Depreciation and Amortization	(14.8)	(33.6)	(39.1)	(44.2)	(48.7)
Operating Income	17.8	38.9	47.6	60.3	71.4
Income Taxes	(2.7)	(5.8)	(7.1)	(9.0)	(10.7)
After-Tax Operating Income	15.1	33.0	40.4	51.2	60.7
Non-Cash Rent	0.6	0.2	0.3	0.3	0.3
Depreciation and Amortization	14.8	33.6	39.1	44.2	48.7
Net Capital Expenditures	(19.2)	(31.3)	(58.7)	(45.0)	(55.7)
(Increase)/Decrease in Net Working Capital	2.5	3.2	3.3	2.7	3.6
Unlevered Free Cash Flow	13.7	38.8	24.4	53.5	57.6

This analysis indicated the following approximate implied equity value per share reference ranges for the Company, as compared to the Merger Consideration:

Merger Consideration	Implied Equity Value per Share Reference Ranges:
$8.00	$4.92 – $11.96

Premiums Paid Analysis. Piper Jaffray reviewed publicly available information for selected completed or pending precedent transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction (which represent undisturbed trading prices to the extent publicly available and applicable). Piper Jaffray selected these transactions from the SEC database and applied, among others, the following criteria:

•	companies operating in the broader U.S. consumer industry, including apparel, consumer products, consumer services, food & beverage, restaurants and retail; and

•	transactions that were announced between January 1, 2016 and the date of Piper Jaffray’s opinion and subsequently closed or were in process of closing.

Piper Jaffray performed premiums paid analyses on 40 transactions that satisfied these criteria. Piper Jaffray calculated, for this period, the premia represented by the prices per share paid in these transactions relative to the target companies’ closing prices per share (x) one-day and (y) 90-days prior to announcement (which represented undisturbed trading prices to the extent publicly available and applicable). The overall low to high acquisition premia observed for these transactions were -10.3% to 115.2% (with a median of 28.3%) for the one-day premia and -29.8% to 115.8% (with a median of 29.3%) for the 90-day premia. This analysis indicated the following approximate implied equity value per share reference ranges for the Company, as compared to the Merger Consideration:

Implied Equity Value per Share Reference Ranges:
Merger Consideration	One-Day Premia to Undisturbed(1)	One-Day Premia to Current(2)	90-Day Premia to Current(2)
$8.00	$4.26 – $10.22	$6.04 – $14.48	$4.56 – $14.03

(1)	Represents the spot price per share on the undisturbed date of May 17, 2019, the last full trading day prior to media reports speculating about a potential transaction.
(2)	Represents the spot price per share for the preceding one-day and 90-day period, respectively, ended June 21, 2019, the last full trading day prior to the announcement.

Miscellaneous. The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray, but does summarize the material analyses performed by Piper Jaffray in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of the shares of common stock.

None of the selected companies or transactions used in the analyses above is directly comparable to the Company or the transactions contemplated by the Merger Agreement, including the Merger. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value or transaction value of the companies involved.

Piper Jaffray performed its analyses solely for purposes of providing its opinion to the Board of Directors. In performing its analyses, Piper Jaffray made numerous assumptions with respect to the capital markets, industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon forecasts of future results furnished to Piper Jaffray by the Company’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from forecasted results.

Piper Jaffray’s opinion was one of many factors taken into consideration by the Board in making the determination to approve the Merger Agreement and recommend that the stockholders vote in favor of adopting the Merger Agreement. The above summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with the opinion or of its presentation to the Board on June 23, 2019, and is qualified in its entirety by reference to the written opinion of Piper Jaffray attached as Annex B hereto.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of the Company that the financial information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Piper Jaffray’s opinion, Piper Jaffray assumed that with respect to the Company Projections and other forward-looking information reviewed by Piper Jaffray, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. Piper Jaffray expressed no opinion as to any such Company Projections or forward-looking information or the assumptions on which they were based. Piper Jaffray relied, with the Company’s consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the transactions contemplated by the Merger Agreement.

Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger would be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of the Company (fixed, contingent or other) and was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses and Piper Jaffray expressed no opinion regarding the liquidation value of the Company or any other entity. Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates was a party or may be subject, and, at the direction of the Company and with its consent, made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

Piper Jaffray’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray expressed no opinion as to the price at which the shares of common stock may trade following announcement of the Merger or at any future time. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to holders of the shares of common stock (other than Parent or any of its affiliates) of the Merger Consideration, as set forth in the Merger Agreement, and did not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the Merger Consideration, any other terms contemplated by the Merger Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of the compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by the holders of shares of common stock or with respect to the fairness of any such compensation.

Information About Piper Jaffray

As a part of its investment banking business, Piper Jaffray is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Board of Directors selected Piper Jaffray to be its financial advisor and render its fairness opinion in connection with the transactions contemplated by the Merger Agreement on the basis of such experience and its familiarity with the Company.

Piper Jaffray acted as a financial advisor to the Company in connection with the Merger and will receive a fee, currently estimated to be approximately $7.2 million from the Company. $1.5 million of such fee has been earned by Piper Jaffray for rendering its fairness opinion (the “opinion fee”) and is creditable against the total fee; the balance of the fee is contingent upon consummation of the Merger. The opinion fee was not contingent upon the consummation of the Merger or the conclusions reached in Piper Jaffray’s opinion. Piper Jaffray also received a fee of $125,000 for advisory services related to the Company’s tack-on debt financing completed on February 26, 2019. The Company has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. Piper Jaffray is currently engaged as financial advisor for the Company in connection with the Company’s review of strategic alternatives. Within the past three years, Piper Jaffray has received investment banking fees from portfolio companies of investment funds affiliated with Parent, which fees amount to approximately $50,000. Certain senior members of the Piper Jaffray deal team currently own securities in a portfolio company affiliated with Parent; the combined holdings of these two deal team members amount to less than one percent of the outstanding equity of such portfolio company, or approximately $65,000. In addition, in the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of the Company for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of its business, Piper Jaffray also publishes research on the shares of common stock. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to the Company or Parent or entities that are affiliated with the Company or Parent, for which Piper Jaffray would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s research department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the opinions of Piper Jaffray’s investment banking personnel.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders. These interests are described in more detail and, where applicable, are quantified in the narrative below.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the

Surviving Corporation or one or more of its affiliates. Prior to and following the closing of the Merger, however, certain of our executive officers may have discussions with, and following the closing of the Merger, may enter into agreements with, Parent or Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Following the execution of the Merger Agreement, L Catterton informed Mr. Abdallah, Neil Thomson, Scott C. Smith and April L. Scopa that they would no longer serve as officers of Del Frisco’s immediately following the Effective Time.

Insurance and Indemnification of Directors and Executive Officers

The Surviving Corporation and Parent will indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any applicable indemnification agreement, and advance expenses to current or former directors, officers and employees of Del Frisco’s with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated thereby). Parent will cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses of director, officer and employee liability that are at least as favorable as those set forth in Del Frisco’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, repeal, amend or otherwise modify these provisions in the organizational documents except as required by applicable law.

The Merger Agreement also provides that prior to the Effective Time, Del Frisco’s may purchase a six-year prepaid “tail” policy on the same terms and conditions as Parent would be required to cause the Surviving Corporation and its subsidiaries to purchase as discussed below. Del Frisco’s ability to purchase a “tail” policy is subject to a cap on the premium equal to 300% of the aggregate annual premiums currently paid by Del Frisco’s for its existing directors’ and officers’ liability insurance for its last full fiscal year. If Del Frisco’s does not purchase a “tail” policy prior to the Effective Time, and Parent does not substitute therefor policies of an insurance company with terms, including coverage and amount, that are no less favorable in any material respect than Del Frisco’s existing policies as of the date of the Merger Agreement, for at least six years after the Effective Time, Parent will cause the Surviving Corporation and its other subsidiaries to maintain in effect, the existing directors’ and officers’ liability insurance maintained by Del Frisco’s as of the date of the Merger Agreement on terms that are equivalent to those of the existing insurance. The obligation of Parent or the Surviving Corporation, as applicable, is subject to an annual premium cap of 300% of the aggregate annual premiums currently paid by Del Frisco’s for such insurance, but Parent or the Surviving Corporation will purchase as much of such insurance coverage as possible for such amount. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”

Treatment of Company Restricted Shares, Company Options, Company RSUs and Company PSUs

As described below under the caption “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Outstanding Company Restricted Shares, Company Options, Company RSUs and Company PSUs,” outstanding Company equity-based awards will be treated as follows at the Effective Time:

•

each Company Restricted Share outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration;

•

each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to: (1) the Merger Consideration, less the applicable exercise price per share attributable to such Company Option, multiplied by (2) the total number of shares of common stock issuable upon exercise in full of such Company Option; provided that if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option will be cancelled for no consideration;

•

each Company RSU outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to: (1) the Merger Consideration, multiplied by (2) the total number of shares of common stock subject to such Company RSU; and

•

each Company PSU outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to: (1) the Merger Consideration, multiplied by (2) the total number of shares of common stock subject to such Company PSU, with any performance-based vesting conditions deemed achieved at target-level performance; provided that certain Company PSUs held by the Company’s Chief Executive Officer will vest at maximum-level performance, as required by the terms of his existing employment agreement.

Summary of Outstanding Equity Awards

The table below sets forth, for each Del Frisco’s executive officer and non-executive director, (i) the number of outstanding unvested Company Options, (ii) the number of outstanding unvested Company Restricted Shares, (iii) the number of outstanding unvested Company RSUs, and (iv) the number of outstanding unvested Company PSUs (assuming target achievement of the applicable performance goals or, in the case of certain Company PSUs held by the Company’s Chief Executive Officer, maximum achievement of the applicable performance goals, in accordance with the terms of his existing employment agreement), held by such executive officer or non-executive director (as applicable), in each case, as of July 18, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement. These numbers do not forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. Depending on when the Effective Time occurs, certain equity-based awards shown in the table may vest in accordance with their terms.

The table below also sets forth, for each individual, the total amount payable at the closing of the Merger in respect of such Company equity-based awards based on the treatment of such awards as described above, assuming the Closing Date occurs on July 18, 2019 for these purposes. The amounts are calculated: (i) in the case of Company Restricted Shares, by multiplying the number of Company Restricted Shares by the Merger Consideration, and (ii) in the case of Company RSUs and Company PSUs, by multiplying the number of shares of common stock subject to such Company RSU or Company PSU, as applicable, by the Merger Consideration. As no individual holds unvested Company Options, no value is attributable to Company Options in the table below.

Name	Unvested Company Options (#)	Company Restricted Shares (#)	Company RSUs (#)	Company PSUs (#)(2)	Total Merger Consideration ($)
Named Executive Officers(1)
Norman J. Abdallah	—	—	224,831	700,714	$7,404,360
Neil Thomson	—	—	77,522	80,806	$1,266,624
Scott C. Smith	—	—	25,707	33,396	$472,824
William S. Martens	—	571	29,183	34,061	$510,520
April L. Scopa	—	571	26,002	28,731	$442,432
Other Executive Officers
Brandon C. Coleman	—	—	24,745	30,480	$441,800
Thomas G. Dritsas	—	381	12,956	14,778	$224,920
Adam Halberg	—	—	21,018	22,646	$349,312
Mia Meachem	—	—	20,856	22,401	$346,056
Sabato Sagaria	—	—	21,018	22,646	$349,312
Juan Salas	—	—	25,840	33,799	$477,112
Non- Executive Directors
David B. Barr	—	10,714	—	—	$85,712
Pauline Brown	—	10,714	—	—	$85,712
Ian R. Carter	—	10,714	—	—	$85,712
William Lamar, Jr.	—	10,714	—	—	$85,712
Joe Reece	—	9,570	—	—	$76,560

(1)

Our “named executive officers” are our chief executive officer, chief financial officer and three other most highly compensated executive officers, as determined for purposes of our most recent annual proxy statement.

2019 Annual Bonus Payments

Pursuant to the terms of the Merger Agreement, Mr. Abdallah will not receive an annual bonus for calendar year 2019. Each of the Company’s other executive officers will receive a pro-rata portion of the annual bonus to which he or she would have been entitled for calendar year 2019, with the outstanding performance criteria deemed satisfied at target levels, to be paid on (or within 10 days following) the Effective Time, subject to continued employment through the Effective Time (or earlier upon a termination of employment without “cause” or resignation for “good reason”). The pro-ration will be determined based on the period of time elapsed between the beginning of the performance period and the Effective Time.

Potential Severance Payments in Connection with the Merger

CEO Employment Agreement

Mr. Abdallah is party to an employment agreement with Del Frisco’s (as amended on July 26, 2018, the “Abdallah Agreement”), which provides Mr. Abdallah with the following severance benefits in the event Mr. Abdallah’s employment is terminated (i) by Del Frisco’s without “cause” (as defined below), and not due to

Mr. Abdallah’s death or “disability” (as defined in the Abdallah Agreement), or by Mr. Abdallah for “good reason” (as defined below), in each case, within the two (2)-year period following a “change in control” (as defined in the Abdallah Agreement), which would include the completion of the Merger, or (ii) by Del Frisco’s without “cause,” and not due to Mr. Abdallah’s death or “disability,” prior to a “change in control,” if the termination was at the request of a third party or otherwise arose in anticipation of such “change in control,” subject to Mr. Abdallah’s execution and non-revocation of a release of claims in favor of Del Frisco’s:

•

a lump-sum cash payment equal to two times the sum of Mr. Abdallah’s (i) base salary (at the rate in effect immediately prior to the date of termination) and (ii) target annual cash bonus payable in respect of the year in which the termination occurs, payable within 30 days following the date of termination;

•

payment of Mr. Abdallah’s COBRA premiums for a period of twenty-four (24) consecutive months immediately following the date of termination (to the extent that Mr. Abdallah receives COBRA coverage during such period); and

•

with respect to Mr. Abdallah’s equity incentive awards outstanding on the date of termination, (i) for time-vesting awards, twenty-four (24) months of additional vesting credit, with such awards assumed to vest pro rata on a daily basis over the applicable vesting period, and (ii) for performance-vesting awards, a pro rata portion of such awards (based on the portion of the applicable performance period that Mr. Abdallah was employed by Del Frisco’s plus an additional 24 months) will remain outstanding and vest at the end of the applicable performance period to the extent the applicable performance targets with respect to any goal tied to total stockholder performance were achieved (with any other performance-based vesting criteria deemed satisfied at the same level as the total stockholder return criteria is achieved).

For purposes of the Abdallah Agreement, “cause” means any or all of the following: (i) failure by Mr. Abdallah to substantially perform material duties under the Abdallah Agreement or to devote Mr. Abdallah’s full time and effort to Mr. Abdallah’s position with Del Frisco’s, other than any failure resulting from death, illness or injury, or “disability,” that continues after written notice requesting such performance; (ii) Mr. Abdallah’s material violation of a material Del Frisco’s policy that results in significant and demonstrable damage to the Company’s business or reputation, which, to the extent such failure is curable, Mr. Abdallah does not cure within a period of thirty (30) days after written notice of such failure is provided to Mr. Abdallah by Del Frisco’s; (iii) Mr. Abdallah’s conviction of or plea of guilty or nolo contendere to any felony; or (iv) an intentional and material breach of Section 4(a) of the Abdallah Agreement (relating to certain confidentiality and trade secrets covenants) or a material and willful breach of Mr. Abdallah’s other obligations under Section 4 of the Abdallah Agreement (relating to certain non-competition, non-solicitation and other covenants), which, in either case, Mr. Abdallah does not cure within a period of thirty (30) days after written notice of such breach is provided to Mr. Abdallah by Del Frisco’s.

For purposes of the Abdallah Agreement, “good reason” means the occurrence of any of the following events without Mr. Abdallah’s consent: (i) Del Frisco’s requires Mr. Abdallah to be based from a location that is outside of a fifty (50) mile radius of the Company’s principal executive offices as of November 21, 2016; (ii) Del Frisco’s materially decreases Mr. Abdallah’s base salary or target bonus level; (iii) a material breach by Del Frisco’s of the Abdallah Agreement; or (iv) a diminution in the title and/or duties, responsibilities, or authority of Mr. Abdallah. In order to resign for “good reason,” (A) Mr. Abdallah must provide Del Frisco’s with written notice of the circumstances that Mr. Abdallah believes constitute Good Reason within ninety (90) days after Mr. Abdallah knows, or through reasonable diligence should know, of such events and circumstances; and (B) Del Frisco’s must fail to cure such events and circumstances within thirty (30) days of such notice. In the event Del Frisco’s does not cure the identified circumstances on or before the expiration of the thirty (30)-day “cure” period referred to above, then Mr. Abdallah must terminate his employment for “good reason” within ninety (90) days of the end of such cure period, or any later termination of employment by Mr. Abdallah will not constitute Good Reason based upon the same previously identified circumstances. Del Frisco’s and Mr. Abdallah may agree, in writing, to extend the ninety (90)-day period during which Mr. Abdallah must terminate employment for “good reason”.

All severance benefits under the Abdallah Agreement are conditioned on Mr. Abdallah’s compliance with the terms of certain restrictive covenants, including non-competition, non-solicitation and confidentiality.

Executive Severance Plan

Each of the other executive officers, including our named executive officers (other than Mr. Abdallah), participates in the Del Frisco’s Restaurant Group Executive Severance Plan (the “Executive Severance Plan”), which provides for the following severance benefits in the event of an executive officer’s termination of employment by Del Frisco’s without “cause” (as defined below) or by the executive officer for “good reason” (as defined below), in each case, during the period commencing on the date of a “change in control” (as defined in the Executive Severance Plan), which would include completion of the Merger, and ending eighteen (18) months thereafter (“Protection Period”), subject to the executive officer’s execution and non-revocation of a release of claims in favor of Del Frisco’s:

•	a lump-sum cash payment equal to the sum of the executive officer’s (A) annual base salary plus (B) target annual bonus, payable within 60 days following the date of termination;

•

payment of the employer portion of the executive officer’s COBRA premiums for a period of twelve (12) consecutive months immediately following the date of termination (to the extent that the executive officer receives COBRA coverage during such period); and

•

to the extent not vested immediately prior to a “change in control,” full vesting of any stock-based awards granted to the executive officer prior to the change in control and outstanding as of the date of the “change in control” (or immediately prior to the date of the “change in control,” to the extent the awards are not assumed or substituted in connection with such “change in control”), with any performance awards vesting at the greater of (i) the portion of the performance award that the executive officer would have earned based on actual performance if the applicable performance cycle(s) had terminated as of the date of the change in control and performance achievement was measured at such time, and (ii) the portion of the performance award that the executive officer would have earned based on deemed achievement of the applicable performance goals at target levels.

For purposes of the Executive Severance Plan, “cause” means, unless otherwise set forth in an employment agreement or other written agreement between Del Frisco’s and the executive officer, any of the executive officer’s: (i) indictment for, conviction of, plea of guilty or no contest to, or deferred adjudication or probation for (A) a felony, (B) any crime involving theft, fraud, dishonesty or embezzlement, or (C) any other crime which involves immoral conduct or actions likely to cause material harm the reputation of Del Frisco’s, whether or not committed in the course of performing services for Del Frisco’s; (ii) breach of any fiduciary duty to Del Frisco’s, including breach of the leadership team’s operating procedures and policies established or adopted by Del Frisco’s; (iii) material act(s) or omission(s) in connection with his or her employment which are dishonest or fraudulent; (iv) commission of any material actions in violation of the written rules, policies, ethical standards or codes of conduct of Del Frisco’s; (v) conduct giving rise to a claim by another employee of unlawful harassment or discrimination, which claim, after a complete and diligent investigation, would lead a reasonable person to conclude that the executive officer has violated state or federal discrimination laws, in a manner which would reasonably and customarily require the discharge of an employee; (vi) conduct, or failure to act, giving rise to “legitimate claims” by any persons that Del Frisco’s is in violation of any federal, state or local civil or criminal statute or act (the term “legitimate claims” means conduct by the executive officer, or the executive officer’s failure to act, undertaken in dereliction of his or her duties, gross negligence or without a good-faith belief in the lawfulness of such action, resulting in any claims, allegations or assertions which, in the reasonable opinion of Del Frisco’s (after a diligent investigation of the facts), have substantial merit and which would reasonably and customarily require the discharge of an employee); (vii) disregard of the lawful and reasonable directives of the Board of Directors, the Chief Executive Officer or any supervisor to whom the executive officer reports which is communicated to the executive officer; (viii) breach of any restrictive covenant in favor of Del Frisco’s or any of its affiliates; or (ix) inability to be in the employ of Del Frisco’s or any of its affiliates (A) due to a temporary or permanent injunction or other prohibition against employment ordered by the court, or (B) because Del Frisco’s determined in its reasonable discretion that it is in the best interests of the Company’s employees, officers or directors that the executive officer’s employment with Del Frisco’s be terminated due to restrictions or covenants to which the executive officer agreed with a prior entity which is likely to impact the executive officer’s ability to timely perform his or her duties on behalf of Del Frisco’s.

For purposes of the Executive Severance Plan, “good reason” means, unless otherwise set forth in an employment agreement or other written agreement between Del Frisco’s and the executive officer, the occurrence of any of the following events, without the executive officer’s express written consent, (a) assignment to the executive officer of any duties inconsistent in any material respect with the executive officer’s then current position, authority, duties or responsibilities, or any other action by Del Frisco’s which, in the reasonable judgment of the executive officer, results in a significant diminution in such position, authority, duties or responsibilities (for the avoidance of doubt, an executive officer shall have “good reason” to terminate his or her employment unless, following the “change in control,” the executive officer holds the same position(s) he or she held with Del Frisco’s immediately before the “change in control,” at the most senior resulting entity following such “change in control”); (b) a reduction by Del Frisco’s in the executive officer’s base salary or bonus; (c) a relocation of the executive officer’s principal place of employment to a location that is both more than thirty-five (35) miles from his or her existing principal place of employment, and farther from executive officer’s current residence than his or her existing principal place of employment; (d) a breach by Del Frisco’s of any material provision of the Executive Severance Plan not embraced in the foregoing clauses; or (e) the failure of Del Frisco’s to obtain the binding agreement of any successor to Del Frisco’s expressly to assume and agree to fully perform the Company’s obligations under the Executive Severance Plan.

All severance benefits under the Executive Severance Plan are conditioned on the executive officer’s compliance with the terms of certain restrictive covenants, including non-solicitation, non-disparagement and confidentiality. The Executive Severance Plan does not provide for any excise tax gross-up payments. Rather, the Executive Severance Plan provides that if the executive officer’s payments and benefits under the Executive Severance Plan, combined with any other payments made in connection with a termination of employment or change in control, subject the executive officer to the 20% excise tax under Section 4999, then the executive officer will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive officer.

Each executive officer is also party to an employment agreement with Del Frisco’s, which provide for certain severance and other separation benefits in the event the executive officer experiences a qualifying termination of employment, including in connection with the completion of a transaction such as the Merger. However, during the Protection Period, the severance benefits provided under the Executive Severance Plan supersede the severance benefits to which any executive officers (other than Mr. Abdallah) may have been entitled to under their respective existing employment agreements.

Quantification of Potential Payments

The severance payments and benefits to each executive officer, other than our named executive officers are set forth in the table below, assuming (i) the Effective Time occurs on July 18, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement; (ii) each such executive officer incurs a qualifying termination on such date, thereby entitling him or her to the severance payments and benefits provided under the Executive Severance Plan; and (iii) each such executive officer’s compensation and benefits levels are the same as in effect on July 18, 2019 (if compensation and benefit levels are changed after such date, the actual value of the severance payments and benefits payable to the Company’s executive officers may be different from those set forth in this proxy statement).

Payments Upon a Change in Control and a Qualifying Termination

Name	Base Salary Severance ($)	Bonus Severance ($)	COBRA Continuation ($)	Total ($)
Brandon C. Coleman	$300,000	$150,000	$8,502	$458,502
Thomas G. Dritsas	$247,000	$98,800	$12,666	$358,466
Adam Halberg	$300,000	$150,000	$12,633	$462,633
Mia Meachem	$310,000	$155,000	$8,565	$473,565
Sabato Sagaria	$300,000	$150,000	$4,562	$454,562
Juan Salas	$265,000	$132,500	$12,667	$410,167

New Management Arrangements

As of the date of this proxy statement, none of our executive offers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to the following the Effective Time, however, certain of our executive officers may have discussions, and following the Effective Time, may enter into agreements with Parent or the Surviving Corporation, its subsidiaries or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Following the execution of the Merger Agreement, L Catterton informed Mr. Abdallah, Mr. Thomson, Mr. Smith and Ms. Scopa that they would no longer serve as officers of Del Frisco’s immediately following the Effective Time.

Payments Upon Termination At or Following Change in Control

The table below, entitled “Potential Change-in-Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to Del Frisco’s named executive officers (i.e., our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, as determined based on our most recent annual proxy statement), which compensation is subject to an advisory vote of Del Frisco’s stockholders on the Compensation Proposal, as described below under the caption “Information About the Special Meeting—Proposal No. 2—Merger-Related Compensation Proposal.” The table assumes the consummation of the Merger occurred on July 18, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement, and that the employment of each named executive officer is terminated without “cause” or for “good reason” on such date. The value of any equity-based awards was calculated by multiplying (i) the number of Company Options by the excess, if any, of the Merger Consideration over the exercise price of such Company Option, (ii) the number of Company Restricted Shares by the Merger Consideration, and (iii) the number of shares of the common stock underlying each Company RSU and Company PSU by the Merger Consideration.

The calculations in the table below do not include amounts the named executive officers were already entitled to receive or amounts in which the named executive officers were vested, in each case, as of the date hereof nor amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the salaried employees of the Company.

Please further note that the Executive Severance Plan, in which Del Frisco’s named executive officers (other than Mr. Abdallah) participate, does not provide for “single trigger” vesting upon a change in control alone and severance payments are made only if the executive officer experiences a qualifying termination. The Abdallah Agreement provides for the “single trigger” vesting of the following awards upon a change in control alone: (i) 50,000 Company PSUs granted on March 10, 2017, (ii) 57,500 Company PSUs granted on January 5, 2018, (iii) 71,429 Company PSUs granted on December 3, 2018 and (iv) 71,429 Company PSUs granted on June 13, 2019 and (v) 200,000 Company RSUs granted on November 21, 2016, but the severance payments are made only if Mr. Abdallah experiences a qualifying termination.

Potential Change-in-Control Payments to Named Executive Officers

Name	Cash Severance ($)(1)	Equity ($)(2)	Health and Welfare Benefits ($)(3)	Total ($)(4)
Norman J. Abdallah	$2,700,000	$7,404,360	$17,542	$10,121,902
Neil Thomson	$700,000	$1,266,624	$13,312	$1,979,936
Scott C. Smith	$465,000	$472,824	$12,666	$950,490
William S. Martens	$424,500	$510,520	$13,312	$948,332
April L. Scopa	$370,500	$442,432	$4,387	$817,319

(1)

As described above in the section captioned “—CEO Employment Agreement,” the cash payments to Mr. Abdallah consist of an amount equal to two times the sum of Mr. Abdallah’s (i) base salary (at the rate in effect immediately prior to the date of termination) and (ii) target annual cash bonus payable in respect of the year in which the termination occurs.

As described above in the section captioned “—Executive Severance Plan,” the cash payments to Messrs. Thomson, Smith and Martens and Ms. Scopa consist of an amount equal to the sum of the named executive officer’s (i) annual base salary plus (ii) target annual bonus.

The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without “cause” or for “good reason” following the Effective Time, as described above. The amounts shown in this column are based on the compensation and benefit levels in effect on July 18, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation and benefit levels are changed after such date, actual payments to an executive officer may be different than those provided for above.

The cash payments described in this column (1) include the following components:

Name	Base Salary Severance ($)	Bonus Severance ($)	Total ($)
Norman J. Abdallah	$1,200,000	$1,500,000	$2,700,000
Neil Thomson	$400,000	$300,000	$700,000
Scott C. Smith	$310,000	$155,000	$465,000
William S. Martens	$283,000	$141,500	$424,500
April L. Scopa	$247,000	$123,500	$370,500

(2)

As further described above in the section captioned “—Interests of the Company’s Directors and Executive Officers in the Merger-Treatment of Company Restricted Shares, Company Options, Company RSUs and Company PSUs,” the equity amounts consist of the value attributable to the acceleration, and payment to be received upon cancellation of, outstanding Company Options, Company Restricted Shares, Company RSUs and Company PSUs. The value of the Company PSUs is determined based on achievement of applicable performance-based vesting requirements at target payout levels, except that the values of the Company PSUs granted to Mr. Abdallah as specified above are based on achievement of applicable performance-based vesting requirements at maximum-level performance.

The amounts shown do not attempt to forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. In accordance with the Merger Agreement, the equity-based payments are “single-trigger” in nature as they will become payable immediately upon the Effective Date.

The equity payments described in this column (2) include the following components:

Name	Company Options ($)	Company Restricted Shares ($)	Company RSUs ($)	Company PSUs ($)	Total ($)
Norman J. Abdallah	—	—	$1,798,648	$5,605,712	$7,404,360
Neil Thomson	—	—	$620,176	$646,448	$1,266,624
Scott C. Smith	—	—	$205,656	$267,168	$472,824
William S. Martens	—	$4,568	$233,464	$272,488	$510,520
April L. Scopa	—	$4,568	$208,016	$229,848	$442,432

(3)	As described above in the section entitled “—CEO Employment Agreement,” the health and welfare benefits to Mr. Abdallah consist of twenty-four (24) months of COBRA continuation.

As described above in the section entitled “—Executive Severance Plan,” the health and welfare benefits to each of Messrs. Thomson, Smith and Martens and Ms. Scopa consist of twelve (12) months of COBRA continuation.

The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without “cause” or for “good reason” following the Effective Time, as described above. The amounts in the column above reflect health and benefits rates in effect for 2019; therefore, if benefits levels change between the date of this proxy statement and the closing of the Merger, such amounts will change.

(4)

The amounts in this column represent the total of all compensation in columns (1), (2) and (3). The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts, respectively, for each named executive officer are as follows:

Name	Single-Trigger Payments($)	Double-Trigger Payments ($)
Norman J. Abdallah	$7,404,360	$2,717,542
Neil Thomson	$1,266,624	$713,312
Scott C. Smith	$472,824	$477,666
William S. Martens	$510,520	$437,812
April L. Scopa	$442,432	$374,887

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financial condition.

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $709 million in cash. This amount includes the funds needed to: (1) pay stockholders the amounts due under the Merger Agreement and (2) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement.

The Equity Commitment and the Debt Financing (each described below), and unrestricted cash at the Company will be available to (i) fund the aggregate purchase price, (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness and other amounts outstanding pursuant to the Company’s existing credit agreement, and (iii) pay all fees and expenses required to be paid at the closing of the Merger by the Company, Parent and Merger Sub contemplated by, and subject to the terms and conditions of, the Merger Agreement. Upon the terms and subject to the conditions of the Equity Commitment Letter, the Company has a contractual right to enforce the Equity Commitment Letter against the Catterton Funds and, under the terms and subject to the conditions of the Merger Agreement, the Company has the right to specifically enforce Parent’s obligation to consummate the Merger upon receipt of the proceeds of the Equity Commitment and the Debt Financing.

Equity Financing

In connection with the financing of the Merger, the Catterton Funds and Parent have entered into an equity commitment letter, dated as of June 23, 2019 (the “Equity Commitment Letter”). Pursuant to the Equity Commitment Letter, the Catterton Funds have agreed to provide Parent with an equity commitment, in the aggregate, of $555 million in cash. The Equity Commitment Letter provides, among other things, that: (1) the Company is an express third-party beneficiary thereof in connection with the Company’s exercise of its rights related to specific performance under the Merger Agreement; and (2) none of Parent or the Catterton Funds will raise any objections to the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.

Debt Financing

In connection with the financing of the Merger, Parent has obtained a Commitment Letter (as amended from time to time in accordance with the Merger Agreement, the “Debt Commitment Letter”) from Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC (“CS”), Jefferies Finance LLC (“Jefferies”) and Société Générale (“SocGen” and together with CS and Jefferies, the “Arrangers”) pursuant to which the Arrangers committed to provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, a senior secured credit facility in an aggregate principal amount of $465 million, comprised of a $425 million term loan (the “Term Loan Facility”) and a $40 million revolving credit facility (the “Revolving Facility”); provided, that Parent may elect to reduce the Term Loan Facility by $150 million and the Revolving Facility by $10 million, so long as our steak restaurant assets are separated on or prior to the Closing and, after giving effect thereto, are not directly or indirectly owned by Parent. We refer to the financing described above as the “Debt Financing.”

The proceeds of the Debt Financing will be used, among other things, (i) to finance, in part, the payment of the amounts payable under the Merger Agreement and (ii) to pay the fees and expenses incurred in connection with the Merger.

The Debt Financing contemplated by the Debt Commitment Letter is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions.

If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter, Parent will use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event (and in any event no later than the date on which the marketing period expires), to obtain alternative financing from alternative sources on terms not materially worse and conditions not materially less favorable in the aggregate to Parent than those contained in the Debt Commitment Letter and the related fee letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof.

Guarantee

Pursuant to the limited guarantee delivered by Catterton VIII in favor of the Company, dated as of June 23, 2019 (the “Guarantee”), Catterton VIII has agreed to guarantee the following payment obligations of Parent and Merger Sub under the Merger Agreement, which are subject to an aggregate cap equal to the sum of all such payment obligations: (i) the Parent Termination Fee ($15.52 million), plus (ii) any amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the Merger Agreement (“Reimbursement Obligations”), plus (iii) any interest on the Parent Termination Fee required to be paid by Parent to the Company, as specified in the Merger Agreement (“Interest Expenses”), plus (iv) any amounts in respect of certain out-of-pocket costs and expenses (including attorneys’ fees) related to Parent’s efforts to obtain payment of the Parent Termination Fee, as specified in the Merger Agreement (“Enforcement Expenses”). We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.”

Subject to specified exceptions, the Guarantee will terminate upon the earliest of: (i) the Effective Time; (ii) the five-month anniversary of any termination of the Merger Agreement in accordance with its terms if the Company has not presented a claim for payment of the Guaranteed Obligations to Parent, Merger Sub or Catterton VIII by such five-month anniversary; and (iii)  the time at which the Guaranteed Obligations have been paid in full.

Voting Agreement

The following summary describes the material provisions of the Voting Agreement. The description of the Voting Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the voting agreement, the form of which is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. We encourage you to read the form of voting agreement carefully and in its entirety because this summary may not contain all the information about the voting agreement that is important to you. The rights and obligations of the signatories to the voting agreement are governed by the express terms of the voting agreement and not by this summary or any other information contained in this proxy statement. Concurrently with the execution of the Merger Agreement, Engaged Capital, LLC and certain of its affiliates (“Engaged Capital”) entered into the Voting Agreement. At the time of the execution of the Voting Agreement, Engaged Capital had held nearly 10% of the outstanding shares of common stock. On July 11, 2019, Engaged Capital filed an amendment to its Schedule 13D reporting that it had reduced its ownership to approximately 2.4% of the outstanding shares of common stock.

Voting Provisions

Under the Voting Agreement, Engaged Capital has, among other things, agreed to vote Engaged Capital’s shares of common stock currently owned and any additional shares acquired following the date of the Voting Agreement (the “Covered Shares”) (i) in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement and (ii) against (A) any Acquisition Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other person (other than the Merger), (C) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or the Voting Agreement or any transactions that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement, (D) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by Parent and (E) any other change in the Company’s corporate structure or business.

Restrictions on Transfer

Pursuant to the Voting Agreement, Engaged Capital has agreed that until the termination of the Voting Agreement, Engaged Capital will not (i) tender any Covered Shares into any tender or exchange offer, (ii) sell, transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract or arrangement with respect to the Transfer of any Covered Shares or beneficial ownership or voting power of such shares, or (iii) grant any proxies or powers of attorney with respect to any Covered Shares, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares. Notwithstanding the foregoing, (a) following July 8, 2019, Engaged Capital is permitted to sell any Covered Shares by open market sales, subject to certain conditions, including a sale price in such sale that is less than the $8.00 per share, (b) Engaged Capital may Transfer any Covered Shares if the transferee has also entered into a voting agreement with Parent on substantially the same terms as the Voting Agreement, and (c) Engaged Capital may Transfer any Covered Shares with Parent’s written consent.

Termination

The obligations and rights under the Voting Agreement upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) written notice of termination by Parent to

Engaged Capital, (iv) a Company Board Recommendation Change expressly permitted by the Merger Agreement, (v) the effectiveness of any amendment, modification or supplement to, or waiver under, the Merger Agreement that decreases or changes the form of consideration to be received by stockholders or (vi) mutual written consent of Parent and Engaged Capital.

Closing and Effective Time

The closing of the Merger will take place no later than (a) the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions, or (b) such other time as Parent, Merger Sub and the Company mutually agree in writing; provided however, if the marketing period in respect of the Debt Financing has not ended at the time of the satisfaction or waiver of all such conditions to closing of the Merger (other than those conditions to be satisfied at the closing of the Merger), then the closing of the Merger will occur on the earlier of (i) a business day during the marketing period specified by Parent no less than on three business days prior written notice to the Company and (ii) the second business day following the expiration of the marketing period or, if earlier, the business day that is after the final day of the marketing period and that is immediately prior to December 23, 2019.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to appraisal of their shares in connection with the Merger under Section 262 the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of common stock unless otherwise expressly noted herein. Only a holder of record of shares of common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, if the Merger is completed, holders of shares of common stock who: (1) submit a written demand for appraisal of their shares, (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the record holders of such shares through the Effective Time; and (4) otherwise exactly follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Merger Consideration in respect of the shares of common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Del Frisco’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Del Frisco’s believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Del Frisco’s a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•

the stockholder (or any person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no present intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the Merger Agreement or abstain from voting its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Del Frisco’s, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or to abstain from voting on the adoption of the Merger Agreement. Voting against the adoption of the Merger Agreement or abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will not, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal is in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand for appraisal. A stockholder’s failure to make the written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Del Frisco’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock must be executed by or on behalf of the holder of record, and must reasonably inform Del Frisco’s of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Del Frisco’s Restaurant Group, Inc.

Attention: Ellen L. Patrick

2900 Ranch Trail

Irving, TX 75063

Any holder of shares of common stock who has delivered a written demand to Del Frisco’s and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Del Frisco’s a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the Effective Time. If an appraisal proceeding is commenced and Del Frisco’s, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of common stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Del Frisco’s has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Del Frisco’s nor Parent anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Del Frisco’s and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger and the Merger Consideration, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the

Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This summary is general in nature and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address tax consequences that may be applicable to:

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holders who may be subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions; tax-exempt organizations; retirement or other tax deferred accounts; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity); insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; certain former citizens or long-term residents of the United States; or, except as noted below, holders that own or have owned (directly, indirectly or constructively) five percent or more of Del Frisco’s common stock (by vote or value);

•	controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax; and pass-through entities, or investors in such entities;

•	holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	holders whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code;

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holders that received their shares of common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants (including under any of the Company Equity Plans);

•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

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holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of common stock being taken into account in an “applicable financial statement” (as defined in the Code); or

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tax consequences to holders that do not vote in favor of the Merger and properly demand appraisal of their shares under Section 262 of the DGCL or that entered into a non-tender and support agreement as part of the transaction described in this proxy statement.

This summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation, such as the U.S. federal estate, or gift tax or the alternative minimum tax. In addition, this summary does not address the Medicare tax on net investment income.

If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes, not a U.S. Holder.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

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such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder; or

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Del Frisco’s is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock (the “Relevant Period”) and, if shares of our common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than 5% of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, U.S. real property interests generally include land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

A U.S. holder may be required to retain records related to such holder’s common stock and file with its U.S. federal income tax return, for the taxable year that includes the Merger, a statement setting forth certain facts relating to the Merger.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Subject to the recently released proposed Treasury Regulations described below, FATCA will apply to gross proceeds from sales or other dispositions of common stock after December 31, 2018. The Treasury Department recently released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Holders of common stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of common stock pursuant to the Merger.

Regulatory Approvals Required for the Merger

General

Del Frisco’s and Parent have agreed to take all action necessary to comply with all regulatory notification requirements, and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include, for example, approval under, or notifications pursuant to, the HSR Act and any other applicable antitrust laws (whether domestic or foreign).

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act is 30 calendar days, unless the waiting period is terminated earlier or extended by a second request for additional information. The Merger is subject to the provisions of the HSR Act and therefore cannot be completed until Del Frisco’s and Catterton VIII file a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Del Frisco’s and Catterton VIII made the necessary filings with the FTC and the DOJ on July 2, 2019. The applicable waiting period under the HSR Act will expire at 11:59 pm ET on Thursday, August 1, 2019, unless the waiting period is earlier terminated by the FTC and the DOJ or extended by a formal request from the FTC or the DOJ for additional information or documentary material from Parent prior to that time.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of Del Frisco’s (or its subsidiaries), or Parent or Merger Sub (or their respective controlled affiliates). Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Del Frisco’s, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Del Frisco’s, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Del Frisco’s, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Del Frisco’s, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Del Frisco’s, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Del Frisco’s and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Merger Sub will be merged with and into Del Frisco’s, with Del Frisco’s continuing as the surviving corporation of the Merger and a wholly owned direct subsidiary of Parent; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Del Frisco’s and Merger Sub, and all of the debts, liabilities and duties of Del Frisco’s and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of Del Frisco’s at the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Del Frisco’s as the Surviving Corporation will be amended and restated in its entirety to read as set forth in Exhibit A attached to the Merger Agreement and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation (except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation), until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place no later than (a) the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”), other than those conditions to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions, or (b) such other time as Parent, Merger Sub and the Company mutually agree in writing; provided however, if the marketing period in respect of the Debt Financing has not ended at the time of the satisfaction or waiver of all conditions to closing of the Merger (other than those conditions to be satisfied at the closing of the Merger), then the closing of the Merger will occur on the earlier of (i) a business day during the marketing period specified by Parent no less than on three business days prior written notice to the Company and (ii) the second business day following the expiration of the marketing period or, if earlier, the business day that is after the final day of the marketing period and that is immediately prior to December 23, 2019. On the date of the closing of the Merger, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Merger Consideration

Common Stock

At the Effective Time, and without any action required by any stockholder, each share of common stock (other than Excluded Shares, which include, for example, shares of common stock owned by stockholders who have properly exercised their statutory rights of appraisal under Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be automatically cancelled, extinguished and converted into the right to receive the Merger Consideration, without interest thereon and net of any applicable withholding of taxes.

Outstanding Company Restricted Shares, Company Options, Company RSUs and Company PSUs

The Merger Agreement provides that outstanding equity awards, whether granted under the Company’s 2012 Long-Term Incentive Plan, the Company’s 2019 Long-Term Incentive Plan or otherwise, including Company Restricted Shares, Company Options, Company RSUs and Company PSUs, will be treated as follows at the Effective Time:

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each Company Restricted Share outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration;

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each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to: (1) the Merger Consideration, less the applicable exercise price per share attributable to such Company Option, multiplied by (2) the total number of shares of common stock issuable upon exercise in full of such Company Option; provided that if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option will be cancelled for no consideration;

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each Company RSU outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to: (1) the Merger Consideration, multiplied by (2) the total number of shares of common stock subject to such Company RSU; and

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each Company PSU outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to: (1) the Merger Consideration, multiplied by (2) the total number of shares of common stock subject to such Company PSU, with any performance-based vesting conditions deemed achieved at target-level performance; provided that certain Company PSUs held by the Company’s Chief Executive Officer will vest at maximum-level performance, as required by the terms of his existing employment agreement.

Consideration payable to holders of Company Restricted Shares, Company Options, Company RSUs and Company PSUs (collectively, the “Equity Awards”) will be made no later than ten business days following the Effective Date, net of any required withholding of taxes.

Exchange and Payment Procedures

Prior to the closing of the Merger, Parent will designate a nationally recognized bank or trust company reasonably acceptable to Del Frisco’s (the “Payment Agent”) to act as payment agent for the Merger. At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Payment Agent cash sufficient to pay the aggregate Merger Consideration to stockholders.

Promptly following the Effective Time (and in any event within three business days), the Payment Agent will send to each holder of record of one or more certificates that represent issued and outstanding shares of common stock a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of common stock represented by such holder’s certificates in exchange for the Merger Consideration payable in respect of such shares. No holder of record of uncertificated shares of common stock will be required to deliver a certificate or an executed letter of transmittal to the Payment Agent in order to receive the Merger consideration payable in respect of such shares. The amount of any Merger Consideration paid to stockholders may be reduced by any applicable withholding of taxes.

If any cash deposited with the Payment Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Merger Consideration. Any cash deposited with the Payment Agent that remains unclaimed five years following the Effective Time will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any holder (and their successors, assigns or personal representatives) previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of Del Frisco’s, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Del Frisco’s are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Del Frisco’s, any change, event, effect, development or circumstance that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Del Frisco’s and its subsidiaries, taken as a whole, or (2) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of Del Frisco’s to perform its material obligations under the Merger Agreement or to consummate the Merger; provided, however, that none of the following, and no change, event, effect, development or circumstance arising out of or resulting from the following (by itself or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur pursuant to clause (1) above:

•	changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

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changes in conditions in the financial markets, credit markets or capital markets, including (i) changes in interest rates or credit ratings; (ii) changes in exchange rates for the currencies of any country; or

(iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	changes in conditions in the industries in which Del Frisco’s and its subsidiaries conduct business, including changes in conditions in the restaurant industry generally;

•	changes in regulatory, legislative or political conditions, including any trade wars or tariffs and any change in law, in each case after the date of the Merger Agreement;

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any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a governmental authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

•	earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics and other force majeure events;

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any change, event, effect, development or circumstance resulting from the announcement of the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of Del Frisco’s and its subsidiaries with employees, suppliers, lessors, customers, partners, vendors, regulators, governmental authorities, or any other third person, except with respect to any representation or warranty expressly related to any such matter or closing condition to the extent related to any such representation of warranty;

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the compliance by Del Frisco’s, Parent or Merger Sub with the terms of the Merger Agreement, including any action taken or refrained from being taken as required pursuant to or in accordance with the Merger Agreement;

•	any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Merger Agreement;

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any change or any action taken for the purpose of complying with any change in applicable law or GAAP (or interpretations of any applicable law or GAAP), in each case after the date of the Merger Agreement;

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changes in the price or trading volume of Del Frisco’s common stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

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any failure, in and of itself, by Del Frisco’s and its subsidiaries to meet (i) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (ii) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub;

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any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former stockholders (on their own behalf or on behalf of Del Frisco’s) against Del Frisco’s, any of its executive officers or other employees or any member of the Board of Directors arising out of the Merger or the transactions contemplated by the Merger Agreement;

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the identity of, or any facts or circumstances relating to, Catterton VIII, Parent, Merger Sub, or the respective affiliates of any of the foregoing, the respective financing sources of or investors in any of the foregoing, or the respective plan or intentions of any of the foregoing, with respect to Del Frisco’s or its business; and

•	any breach by Parent or Merger Sub of the Merger Agreement,

In the Merger Agreement, Del Frisco’s has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Del Frisco’s and its subsidiaries;

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corporate power and authority of Del Frisco’s to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, the Company’s organizational documents and the Company’s contracts;

•	the organizational documents of Del Frisco’s and its subsidiaries;

•	the necessary approval of the Board of Directors;

•	the rendering of Piper Jaffray’s opinion to the Board of Directors;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the necessary vote of stockholders in connection with the Merger Agreement;

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the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Del Frisco’s or its subsidiaries or the resulting creation of any lien upon any properties or assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of Del Frisco’s as well as the ownership and capital structure of its subsidiaries;

•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into common stock or equity or voting interests of Del Frisco’s or any of its subsidiaries;

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the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Del Frisco’s securities;

•	the accuracy and required filings of Del Frisco’s SEC filings and financial statements since January 1, 2017;

•	Del Frisco’s disclosure controls and procedures;

•	Del Frisco’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

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the conduct of the business of Del Frisco’s and its subsidiaries in the ordinary course consistent with past practice since March 31, 2019 and the absence of any change, event, development or state of circumstances that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect since March 31, 2019;

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the existence and enforceability of specified categories of the Company’s material contracts, and the absence of any termination or threatened termination in writing from material suppliers of its relationship with Del Frisco’s and its subsidiaries;

•	real property leased or subleased by Del Frisco’s and its subsidiaries;

•	environmental matters;

•	intellectual property matters and compliance with information privacy and security laws;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	Del Frisco’s compliance with laws, card network rules, standards and requirements and possession of necessary permits;

•	the absence of litigation or orders;

•	insurance matters;

•	absence of any transactions, relations or understandings between Del Frisco’s or any of its subsidiaries and any affiliate or related person; and

•	payment of fees to brokers in connection with the Merger.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Del Frisco’s that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

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Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

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the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s properties or assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation or orders;

•	ownership of common stock of Del Frisco’s;

•	payment of fees to brokers in connection with the Merger;

•	operations of Parent and Merger Sub;

•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;

•	delivery and enforceability of the Guarantee;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the absence of agreements or arrangements between Parent and members of the Board of Directors or Del Frisco’s management; and

•	the solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except: (1) as expressly contemplated by the Merger Agreement; (2) as set forth in the confidential disclosure letter to the Merger Agreement; (3) as required by applicable law; (4) for any actions requested by Parent taken in connection with any potential separation or sale, to be effected following or substantially contemporaneously with the Effective Time, by Parent, the Surviving Corporation or any of their respective subsidiaries of any assets or businesses of Del Frisco’s or its subsidiaries (a “Carveout Transaction”);

or (5) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the Effective Time and the termination of the Merger Agreement pursuant to its terms, Del Frisco’s will, and will cause each of its subsidiaries to:

•	maintain the Company’s existence in good standing (and use commercially reasonable efforts to maintain the existence of its subsidiaries in good standing) pursuant to applicable law;

•	subject to the restrictions and exceptions in the Merger Agreement, conduct its business and operations in the ordinary course of business in all material respects; and

•	use its commercially reasonable efforts to preserve intact, in all material respects, its business organization and existing relationships with suppliers and employees and governmental authorities.

In addition, Del Frisco’s has also agreed that, except: (1) as expressly contemplated by the Merger Agreement; (2) as set forth in the confidential disclosure letter to the Merger Agreement; (3) as required by applicable law; (4) for any actions requested by Parent taken in connection with a Carveout Transaction; or (5) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed, other than for entering into certain leases or subleases, which approval may be given by Parent at its sole discretion), during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the Effective Time and the termination of the Merger Agreement pursuant to its terms, Del Frisco’s will not, and will cause each of its subsidiaries not to, among other things:

•	amend any organizational documents of Del Frisco’s or its subsidiaries;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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issue, sell, deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of Del Frisco’s or any of its subsidiaries, subject to certain exceptions;

•	directly or indirectly acquire, repurchase or redeem any Del Frisco’s securities, subject to certain exceptions;

•	adjust, split, combine, pledge, encumber or modify the terms of capital stock or any other equity interests of Del Frisco’s or any of its subsidiaries;

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declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, subject to certain exceptions;

•	pledge or encumber any shares of Del Frisco’s capital stock or other equity or voting interest;

•	incur, assume or suffer any indebtedness or issue any debt securities;

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(i) enter into, adopt, amend, terminate or modify in any material respect any employee benefit plan or accelerate compensation benefits provided under any employee benefit plan (in each case, except for in connection with annual renewals in the ordinary course of business); or (ii) increase the compensation of any director or officer, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not permitted in accordance with the terms of any employee benefit plan as in effect as of the date of the Merger Agreement, subject to certain exceptions;

•	settle any pending or threatened legal proceeding, subject to certain exceptions;

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(i) revalue any of its properties or material assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (ii) make any change in any of its accounting principles or practices, subject to certain exceptions;

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(i) except in the ordinary course of business, make, change or revoke any material tax election (ii) make any material change to any method of tax accounting; (iii) settle or compromise any material tax claim or assessment; (iv) surrender a right to a material refund of taxes; (v) consent to any extension or waiver of any limitation period with respect to any tax claim or assessment; or (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-United States Law) in respect of a material amount of taxes;

•	incur or commit to incur certain capital expenditures, subject to certain exceptions;

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(i) fail to renew, modify in any material respect, amend in any material respect or terminate any Material Contract except in the ordinary course of business, (ii) enter into any lease or sublease for which annual base rent exceeds $100,000, or (iii) enter into any other contract that if entered into from and after the date of the Merger Agreement would be a Material Contract;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

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engage in any transaction with, or enter into any contract, agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•	effectuate a “plant closing” or “mass layoff” (as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee without complying with WARN;

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make any acquisition or disposition of a material asset or business (including by merger, consolidation or acquisition of stock or assets or acquisition or closure of any restaurant location) or lease, license, pledge or transfer to or from another person a material asset or business, except for (i) any acquisition or disposition for consideration that is not in excess of $750,000, individually, and $1,500,000, in the aggregate; (ii) any acquisition in connection with a new restaurant location build out disclosed in the confidential disclosure letter, in the ordinary course of business; (iii) any disposition of obsolete or worn out equipment or intellectual property that is not (or no longer) material to the business of the Company and its subsidiaries; or (iv) nonexclusive licenses or other dispositions (including abandonment, let lapse and transfer) of intellectual property, in the ordinary course of business;

•

recognize any union or other labor organization as the representative of any of the employees of Del Frisco’s or any of its subsidiaries, or enter into any new or amended collective bargaining agreement;

•	enter into any new line of business outside of the Company’s and its subsidiaries’ existing business on the date of the Merger Agreement; or

•	enter into agreements to do any of the foregoing.

No Solicitation of Other Acquisition Proposals

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Del Frisco’s has agreed to certain “no-shop” obligations (“no-shop obligations”) prohibiting Del Frisco’s, its subsidiaries, officers, directors and other representatives from, except with the prior written consent of or at the request of Parent in connection with a Carveout Transaction:

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soliciting, initiating, proposing or inducing the making, submission or announcement of, or knowingly encouraging, facilitating or assisting, any Inquiry (as defined below), proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

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furnishing to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to Del Frisco’s or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Del Frisco’s or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any Inquiries or the making of any proposal or offer that could reasonably be expected to lead to, an Acquisition Proposal;

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participating or engaging in discussions or negotiations with any person with respect to an Acquisition Proposal (or Inquiries, communications, proposals or offers or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), in each case, other than informing such persons of Del Frisco’s no-shop obligations under the Merger Agreement;

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approving, endorsing or recommending or knowingly taking any action to make the provision of any “control share acquisition”, “business combination” or other similar anti-takeover law inapplicable to an Acquisition Proposal; or

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entering into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction (as defined below), other than certain permitted confidentiality agreements.

In addition, Del Frisco’s has agreed to cease and cause to be terminated any discussions or negotiations with any persons or their representatives that would be prohibited by the preceding bullets above, request the prompt return or destruction of all confidential information concerning Del Frisco’s or its subsidiaries furnished to any person with whom such discussions or negotiations are ongoing, and terminate any electronic data room access (or diligence access) of such persons.

Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement by Del Frisco’s stockholders, Del Frisco’s and the Board of Directors (or a committee thereof) may, among other things, participate or engage in discussions or negotiations with, furnish any non-public information relating to Del Frisco’s or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Del Frisco’s or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement to any person that has made, renewed or delivered to Del Frisco’s an unsolicited, written bona fide Acquisition Proposal after the date of the Merger Agreement, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person and such Acquisition Proposal did not result from a breach of the Company’s no-shop obligations, as described in the bullets above), if the Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and, in each case, the failure to take such actions in respect of such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable law.

Del Frisco’s is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a five business day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations; provided that each time material modifications to such Acquisition Proposal determined to be a Superior Proposal are made, Del Frisco’s must notify Parent of such modification and such five business day time period will recommence and be extended for three business days from the date of such notification.

If Del Frisco’s terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, Del Frisco’s must substantially concurrently with such termination pay a $9.595 million termination fee to Parent. If Parent terminates the Merger Agreement following the Company’s or its representatives’ breach in any material respect, or failure to perform in any material respect, the no-shop obligations, Del Frisco’s must pay a termination fee of $9.595 million to Parent.

For purposes of this proxy statement and the Merger Agreement:

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent, Merger Sub or any of their respective subsidiaries) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(1) any direct or indirect purchase, sale or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons, whether from Del Frisco’s or any other person(s), of shares of Del Frisco’s common stock representing more than 20% of Del Frisco’s common stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 20% of Del Frisco’s common stock outstanding after giving effect to the consummation of such tender or exchange offer;

(2) any direct or indirect purchase or other acquisition by any person or “group” of persons, or equityholders of any such person or “group” of persons, of more than 20% of the consolidated assets, net income or consolidated revenue of Del Frisco’s and its subsidiaries taken as a whole (measured by the fair market value thereof, as applicable, as of the date of such purchase or acquisition); or

(3) any merger, consolidation, business combination, joint venture, repurchase, redemption, share exchange, extraordinary dividend or distribution, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries pursuant to which any person or “group” or persons, or equityholders of any such person or “group” of persons, would hold shares of Del Frisco’s common stock representing more than 20% of the Del Frisco’s common stock outstanding after giving effect to the consummation of such transaction, in each case other than the Merger.

“Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

“Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and would be more favorable, from a financial point of view, to Del Frisco’s stockholders (in their capacity as such) than the Merger (taking into account all legal, regulatory, financial (including any break up fee), timing, financing and other aspects of such proposal that the Board of Directors (or a committee thereof) considers relevant and any revisions to the Merger Agreement made or offered in writing by Parent prior to the time of such determination), which Acquisition Proposal is not subject to due diligence or any financing conditions. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%.”

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Company Board Recommendation Change except as described below.

Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors (or a committee thereof) may not take any action described in the following (any such action, a “Company Board Recommendation Change”):

•	withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Board Recommendation;

•

fail to reaffirm the Company Board Recommendation within ten business days following the written request of Parent (it being understood that Parent may make such request no more than twice plus one time more any time an Acquisition proposal has been made);

•	publicly adopt, approve or recommend (or publicly propose to adopt, approve or recommend) an Acquisition Proposal;

•

make any recommendation in support of, or fail to recommend against, a tender or exchange offer that constitutes an Acquisition Proposal (it being understood that the Board of Directors (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth business day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of the Merger Agreement); or

•	fail to include the Company Board Recommendation in this proxy statement.

Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by stockholders, the Board of Directors (or a committee thereof) may effect a Company Board Recommendation Change if (1) there has been an Intervening Event (as defined below); or (2) Del Frisco’s has received an unsolicited, written bona fide Acquisition Proposal, that the Board of Directors (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, in each case, to the extent a failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable law.

In addition, the Board of Directors (or a committee thereof) may only effect a Company Board Recommendation Change for an Intervening Event if:

•

Del Frisco’s has provided prior written notice to Parent at least five business days in advance to the effect that the Board of Directors (or a committee thereof) so intends, which notice must specify the basis for such Company Board Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event;

•

prior to effecting such Company Board Recommendation Change, Del Frisco’s and its representatives, during such five business day period, must have (1) negotiated with Parent and its representatives in good faith (to the extent requested) to allow Parent to offer such adjustments to the terms and conditions of the Merger Agreement and the Equity Commitment Letter and the Debt Commitment Letter (the “Financing Letters”) in such a manner that would obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and

•

following such five business day period, the Board of Directors (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement and the Financing Letters and any other information provided by Parent), has determined that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable law, provided that each time material modifications to the Intervening Event occur, Del Frisco’s must notify Parent of such modification and the time period set forth in the immediately preceding paragraph will recommence and be extended for three business days from the day of such notification.

In addition, the Board of Directors (or a committee thereof) may only effect a Company Board Recommendation Change for a Superior Proposal, and/or cause Del Frisco’s to terminate the Merger Agreement pursuant to its terms, and/or cause Del Frisco’s to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal substantially concurrently with the termination of the Merger Agreement, in each case, if:

•

Del Frisco’s has provided prior written notice to Parent at least five business days in advance to the effect that the Board of Directors (or a committee thereof) has (1) received a bona fide Acquisition

Proposal that has not been withdrawn; (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (3) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will identify the person or “group” of persons making such Superior Proposal and include the material terms thereof and copies of all relevant agreements relating to such Superior Proposal;

•

during the five business day notice period describe above, Del Frisco’s has negotiated with Parent and its representatives in good faith (to the extent requested) to allow Parent to offer such adjustments to the terms and conditions of the Merger Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change;

•

following such five business day period, the Board of Directors (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement and the Financing Letters and any other information provided by Parent), has determined that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable law, provided that each time material modifications to the terms of an Acquisition Proposal determined to be a Superior Proposal are made (it being understood that any improvement to the financial terms of such proposal shall be deemed a material modification), Del Frisco’s shall notify Parent of such modification and the time period set forth in the immediately preceding paragraph shall recommence and be extended for three business days from the day of such notification;

•

in the event of any termination of the Merger Agreement in order to cause or permit Del Frisco’s or any of its subsidiaries to enter into an acquisition agreement with respect to such Acquisition Proposal, Del Frisco’s will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent a termination fee of $9.595 million; and

•	Del Frisco’s has otherwise complied with its no-shop obligations pursuant to the Merger Agreement.

If the Merger Agreement is validly terminated by Del Frisco’s in connection with Del Frisco’s accepting a Superior Proposal, or by Parent in connection with (x) Del Frisco’s or its representatives’ breach of the no-shop obligation in any material respect, (y) a Company Board Recommendation Change, or (z) Del Frisco’s delivery of notice to Parent of its intent to effect such Company Board Recommendation Change with respect to a Superior Proposal or Intervening Event, then Del Frisco’s must pay Parent a $9.595 million termination fee.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means an event, change, effect, development, condition or occurrence following the date of the Merger Agreement that has materially improved or materially improves, or would be reasonably likely to materially improve, the business, financial condition or results of operations of Del Frisco’s and its subsidiaries, taken as a whole, in each case that (i) is not known by the Company Board as of the date of the Merger Agreement or that was not reasonably foreseeable to the Company Board as of the date of the Merger Agreement and (ii) does not relate to any Acquisition Proposal or transaction contemplated thereby; provided, that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (A) the fact alone that Del Frisco’s meets or exceeds any internal or published forecasts or projections for any period (however, the underlying reasons for such events may constitute an Intervening Event); (B) changes in the market price or trading volume of Del Frisco’s common stock, in and of itself, after the date of the Merger Agreement (however, the underlying reasons for such events may constitute an Intervening Event); or (C) changes in conditions in the industries in which Del Frisco’s and its subsidiaries conduct business, including changes in conditions in the restaurant industry generally.

Employee Benefits

The Merger Agreement provides that Parent acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Company’s benefit plans, as applicable, will occur as of the Effective

Time. Further, from and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the terms of the Company’s benefit plans and compensation and severance arrangements following the Merger in accordance with their terms as in effect immediately prior to the Effective Time, unless otherwise required pursuant to applicable law; provided that nothing will prohibit the Surviving Corporation from amending or terminating any such benefit plans or compensation or severance arrangements in accordance with their terms.

In addition, for a period of one (1) year following the Effective Time, each employee who continues employment following the Merger (a “Continuing Employee”) will be provided with (i) a base salary or wages that are no less favorable than such Continuing Employee’s base salary or wages immediately prior to the Effective Time, (ii) annual target cash incentive opportunities that are no less favorable than such Continuing Employee’s annual target cash incentive opportunities in effect immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than those that would have been provided by Del Frisco’s to such Continuing Employee as of the Effective Date, and (iv) employee benefits that are either (x) substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time or (y) no less favorable than those provided to similarly-situated employees of Parent and its subsidiaries

Efforts to Close the Merger

Under the Merger Agreement, Parent, Merger Sub and Del Frisco’s agreed to use reasonable best efforts to take all actions, do all things and assist and cooperate with the other parties, in each case as necessary, proper or advisable pursuant to applicable law or otherwise to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Cooperation with Debt Financing

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), Del Frisco’s has agreed that it will, and will cause its subsidiaries to, and will use its reasonable best efforts to, and to cause its subsidiaries and their respective representatives to, among other things:

•	provide Parent and Merger Sub with all cooperation as may be reasonably requested by Parent or Merger Sub that is customary to assist them in arranging the Debt Financing;

•	participate in a reasonable number of meetings, presentations, bank meetings and sessions with rating agencies;

•

assist Parent and Parent’s debt financing sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda or memoranda required in connection with the Debt Financing; and (B) the preparation of the Parent Pro Forma Financial Statements;

•

assist Parent in connection with the preparation of disclosure schedules for any pledge, security and other financing documents as may be reasonably requested by Parent or its debt financing sources and otherwise facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing;

•

furnish Parent, Merger Sub and their financing sources, as promptly as practicable, with (A) the reports and documents on Form 10-K for the fiscal year ended December 25, 2018 and Form 10-Q for the fiscal quarter most recently required to be filed with the SEC, and (B) financial information of Del Frisco’s and its subsidiaries on a consolidated basis and such financial information (giving effect to the Carveout Transaction), in each case, as of, and for the twelve-month period ending on April 30, 2019, reasonably requested by Parent;

•	facilitate the obtaining and delivery of customary pay-off letters in respect of the Company’s current credit agreement; and

•

furnish Parent and Parent’s financing sources at least three business days prior to Closing with all documentation and other information about Del Frisco’s as is reasonably requested relating to applicable “know your customer” and anti-money laundering rules and regulations.

Notwithstanding the foregoing, Del Frisco’s and its subsidiaries are not required to (i) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses for which they have not received prior reimbursement; (ii) enter into any definitive agreement; (iii) give any indemnities; (iv) take any action that, in their good faith determination would unreasonably interfere with the conduct of their business or create a risk of damage or destruction to any of their property or assets; (v) take any action that could reasonably result in a contravention of or violate their respective organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which Del Frisco’s or any of its subsidiaries is a party; (vi) provide access to or disclose information that would result in waiving any attorney-client privilege, work-product or similar privilege; (vii) take any action that would contravene any position taken in any tax return or financial statements; or (viii) prepare any (1) pro forma or post-closing financial statements or adjustments or projections; (2) description of all or any portion of the Debt Financing; (3) risk factors relating to all or any component of the Debt Financing; (4) financial statements in respect of its subsidiaries; (5) information customarily provided by an investment bank or “initial purchaser” (or their advisors); or (6) certain compensation related information required under Regulation S-K, Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A. In addition, (A) no action, liability or obligation of Del Frisco’s or any of its subsidiaries or any of its or their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its subsidiaries as the obligor. None of Del Frisco’s, its subsidiaries or its and their respective representatives shall be required to approve any financing or agreements related thereto, take any other action pursuant to the cooperation requirements described herein that could reasonably be expected to result in personal liability, incur any liability or deliver any opinion or certificate.

In addition, Parent shall (a) reimburse Del Frisco’s for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by Del Frisco’s, its subsidiaries or its and their respective representatives in connection with the cooperation requirements described herein and (b) indemnify Del Frisco’s, its subsidiaries, and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation described herein.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries shall, and Parent shall cause the Surviving Corporation and its subsidiaries to, honor and fulfill the obligations of Del Frisco’s and any of its subsidiaries pursuant to any indemnification agreements listed in the confidential disclosure letter between Del Frisco’s and any of its subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of Del Frisco’s or any of its subsidiaries prior to the Effective Time), on the other hand. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) cause the organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the subsidiaries of Del Frisco’s, as applicable, as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent must cause the Surviving Corporation to) indemnify and hold harmless each current or former director, officer or employee of Del Frisco’s or its subsidiaries, to the fullest extent permitted by law, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) the fact that an indemnified person is or was a director, officer, employee or agent of Del Frisco’s or its subsidiaries or other affiliates; (2) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of Del Frisco’s or its subsidiaries or other affiliates, or taken at the request of Del Frisco’s or such subsidiary or affiliate as a director, officer, employee, agent, trustee or fiduciary of another person, regardless of whether such action or omission, or alleged action or omission, occurred prior to, or at the Effective Time; and (3) the Merger, as well as any actions taken by Del Frisco’s, Parent or Merger Sub with respect thereto. The Merger Agreement also provides that the Surviving Corporation will (and Parent must cause the Surviving Corporation to) advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

In addition, without limiting the foregoing, unless Del Frisco’s has purchased a “tail” policy prior to the Effective Time (which Del Frisco’s may purchase, provided that the premium for such insurance does not exceed 300% of the aggregate annual premiums paid by Del Frisco’s in the last full fiscal year), the Merger Agreement requires Parent to cause the Surviving Corporation to maintain the Company’s directors’ and officers’ liability insurance, on terms that are equivalent to the Company’s current directors’ and officers’ insurance policies for a period of at least six years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy to the extent such annual premiums exceed 300% of the aggregate annual premiums paid by Del Frisco’s in the last full fiscal year, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost not exceeding such amount.

Other Covenants

Stockholders Meeting

Del Frisco’s has agreed to take all necessary action (in accordance with applicable law and its organizational documents) to establish a record date for, duly call, give notice of, convene and hold a special meeting of the stockholders as promptly as reasonably practicable, and in any event within 25 business days (unless otherwise agreed to in writing by Parent and the Company), following the mailing of this proxy statement to stockholders for the purpose of voting upon the adoption of the Merger Agreement.

Stockholder Litigation

Del Frisco’s will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep Parent reasonably informed with respect to the status thereof; (3) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) consult with Parent with respect to the defense, settlement or prosecution of such litigation. Del Frisco’s may not compromise or settle any such litigation without Parent’s prior written consent, except as permitted under the Merger Agreement.

Carveout Transaction

If requested by Parent, Del Frisco’s will provide reasonable cooperation to Parent, Merger Sub and their respective affiliates and representatives in connection with a Carveout Transaction, including by (1) participating in a reasonable and limited number of meetings and presentations with prospective acquirers and their representatives; (2) assisting in connection with the preparation of disclosure schedules and financial statements reasonably required to be prepared; and (3) providing access to due diligence materials and other information reasonably requested by prospective acquirers and their representatives, including access to a virtual data room. Del Frisco’s will not be required to take any corporate action, execute any documents or incur any liability that is not conditioned upon or that would be effective prior to the Effective Time.

If the Merger Agreement is terminated, Parent will, promptly upon Del Frisco’s request, reimburse Del Frisco’s for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by Del Frisco’s, its subsidiaries or any of their representatives and will indemnify Del Frisco’s, its subsidiaries and their representatives against all liabilities, losses, damages, claims, costs and expenses (including attorneys’ fees), interest, award, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging a Carveout Transaction.

The success, failure or progression of a Carveout Transaction to materialize or materializing on undesirable terms to Parent or the Surviving Corporation will not alter Parent’s obligations under the Merger Agreement or prevent or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and the execution of any contract relating to a Carveout Transaction is not a condition to Parent’s or Merger sub’s obligations to consummate the Merger or the other transactions contemplated by the Merger Agreement.

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and Del Frisco’s, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote on the Merger;

•	the expiration or termination of the applicable waiting period under the HSR Act and all requisite approvals and consents applicable thereto have been obtained; and

•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited or prevented by any law or order issued by any court of competent jurisdiction.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the representations and warranties of Del Frisco’s relating to organization, good standing, corporate power, enforceability, the Board of Directors’ approval of the Merger Agreement and the Merger, anti-takeover laws, the required stockholder approval in respect of the Merger, brokers, and the absence of any Company Material Adverse Effect that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers, being true and correct in all material respects and (B) are qualified by Company Material Adverse Effect or other materiality qualifiers, being true and correct, in each of (A) and (B), as of the date of the Merger Agreement and the date on which the closing of the Merger occurs as if made at and as of such time;

•

the representations and warranties of Del Frisco’s relating to certain aspects of Del Frisco’s capitalization and ownership of its subsidiaries being true and correct in all respects as of the date of the Merger Agreement and the date on which the closing of the Merger occurs, except for adverse inaccuracies that are de minimis;

•

the other representations and warranties of Del Frisco’s set forth elsewhere in the Merger Agreement being true and correct as of the date of the Merger Agreement and the date on which the closing of the Merger occurs as if made at and as of such time, except for such failures to be true and correct that would not have a Company Material Adverse Effect;

•	Del Frisco’s having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement;

•

the receipt by Parent and Merger Sub of a certificate of Del Frisco’s, validly executed for and on behalf of Del Frisco’s and in its name by a duly authorized executive officer thereof, certifying that the conditions, described in the preceding four bullets have been satisfied; and

•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing.

In addition, the obligation of Del Frisco’s to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct on and as of the date on which the closing of the Merger occurs with the same force and effect as if made on and as of such date, without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein, except for such failures to be true and correct that have not had, and would not reasonably be expected to have a Parent Material Adverse Effect;

•

Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent or Merger Sub at or prior to the Effective Time; and

•

the receipt by Del Frisco’s of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time (unless otherwise stated below) in the following ways (subject to certain specified exceptions and qualifications set forth in the Merger Agreement):

•	by mutual written agreement of Del Frisco’s and Parent;

•	by either Del Frisco’s or Parent if:

•

(1) any permanent injunction, other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any governmental authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (2) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;

•	the Merger has not been consummated by 11:59 p.m., New York City time, on December 23, 2019 (the “Termination Date”); or

•	stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof (a “Stockholder Vote Termination”);

•	by Del Frisco’s if:

•

Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the date that is 45 calendar days following delivery by Del Frisco’s of written notice of such breach (or such shorter period of time as remains prior to the Termination Date) (a “Parent Breach Termination”);

•

prior to the adoption of the Merger Agreement by stockholders, (i) the Board of Directors has effected a Company Board Recommendation Change with respect to a Superior Proposal in accordance with the Merger Agreement and (ii) Del Frisco’s enters into a definitive agreement with respect to a Superior Proposal substantially concurrently with terminating the Merger Agreement (a “Superior Proposal Termination”); or

•

all conditions set forth in the Merger Agreement have been satisfied and Del Frisco’s has notified Parent in writing that it is ready, willing and able to consummate the Merger, but Parent and Merger Sub fail to consummate the Merger within three business days following notice by Del Frisco’s of its intent to terminate (a “Closing Failure Termination”) and

•	by Parent if:

•

Del Frisco’s has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the date that is 45 calendar days following Parent’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date) (a “Company Breach Termination”); or

•

(i) the Board of Directors (or a committee thereof) effects a Company Board Recommendation Change, (ii) the Company has delivered notice of its intent to effect a Company Board Recommendation Change with respect to a Superior Proposal or Intervening Event, or (iii) the Company or its representatives have breached in any material respect, or failed to perform in any material respect, any of the no-shop obligations (a “Recommendation Change Termination”).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any willful and material breach of the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between L Catterton and Del Frisco’s, the Financing Letters or the Guarantee, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fee

Parent will be entitled to receive a $9.595 million termination fee from Del Frisco’s if:

•

(i) a Stockholder Vote Termination or a Company Breach Termination occurs; (ii) following execution of the Merger Agreement and prior to such Stockholder Vote Termination or a Company Breach Termination, a bona fide Acquisition Proposal or Inquiry for an Acquisition Transaction has been publicly announced or disclosed and is not withdrawn or has otherwise become known to the Board of Directors (or a committee thereof) and not withdrawn, in each case prior to the Special Meeting or the event giving rise to such right of termination; and (iii) within 12 months of such termination, either an Acquisition Transaction is consummated or Del Frisco’s enters into a definitive agreement providing for the consummation of an Acquisition Transaction (provided that, for purposes of this bullet, all references to “20%” in the definition of “Acquisition Transaction” are deemed to be references to “40%”);

•	a Recommendation Change Termination occurs; or

•	a Superior Proposal Termination occurs.

Del Frisco’s will be entitled to receive a $15.52 million termination fee (the “Parent Termination Fee”) from Parent if:

•	a Parent Breach Termination occurs from Parent’s or Merger Sub’s willful and material breach; or

•	a Closing Failure Termination occurs.

Specific Performance

Parent, Merger Sub and the Company are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

However, the Company’s right to an injunction, specific performance or other equitable remedy to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that:

•

all of the conditions to the closing of the Merger (as described under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than those conditions that by their terms are to be satisfied at the closing of the Merger, have been satisfied at the time the closing of the Merger is required to be consummated;

•	the Debt Financing has been funded or will be funded at the closing of the Merger if the Equity Financing is funded at the closing of the Merger;

•

Parent and Merger Sub fail to complete the closing of the Merger when required to do so in accordance with the terms of the Merger Agreement (as described under the caption, “Proposal 1: Adoption of the Merger Agreement—Closing and Effective Time”); and

•

the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it would take actions that are required of it under the Merger Agreement to cause the closing of the Merger to occur.

Limitations of Liability

The maximum aggregate monetary damages of Parent and Merger Sub for breaches under the Merger Agreement, the Guarantee or the Equity Commitment Letter will not exceed, in the aggregate for all such breaches, an amount equal to $15.52 million, plus, if applicable, any Reimbursement Obligations, Interest Expenses, and/or Enforcement Expenses (taking into account any payment of the Parent Termination Fee, Reimbursement Obligations, Interest Expenses and/or Enforcement Expenses). The maximum aggregate monetary damages of Del Frisco’s for breaches under the Merger Agreement will not exceed $15.52 million, plus, if applicable, amounts in respect of any interest on any obligation by Del Frisco’s to pay Parent a $9.595 million termination fee and/or certain out-of-pocket costs and expenses (including attorneys’ fees) related to Parent’s efforts to obtain payment of such $9.595 million termination fee owed to Parent, as specified in the Merger Agreement (taking into account any payment by the Company of such termination fee, interest and/or costs and expenses). Notwithstanding such limitations on liability for monetary damages, Parent, Merger Sub and Del Frisco’s may be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement and described in the section above.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Del Frisco’s, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. However, in the event of a Stockholder Vote Termination, Del Frisco’s must pay to Parent all reasonable out-of-pocket expenses incurred by Parent, Merger Sub, Catterton VIII or their respective affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, in an amount not greater than $2,000,000.

Amendment

The Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement by stockholders. However, after adoption of the Merger Agreement by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE COMPANY’S COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 66 of this proxy statement. The Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. Accordingly, the Company is asking you to approve the following resolution:

“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis the compensation that will or may become payable to the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.””

The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on the Company. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Vote Required and Board of Directors Recommendation

Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of a majority of the shares of common stock present at the meeting in person or by proxy, and entitled to vote, provided a quorum is present. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will be treated as votes cast and, therefore, will have the same effect as a vote against the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Company stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including solicitation proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on Nasdaq under the symbol “DFRG.” As of July 18, 2019, there were 33,422,315 shares of common stock outstanding held by approximately 4 stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. We have never declared or paid any cash dividends on our common stock.

On July 18, 2019, the latest practicable trading day before the filing of this proxy statement, the closing price for our common stock on Nasdaq was $7.95 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of July 18, 2019 by:

•	each person or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current named executive officers and directors as a group.

The percentage ownership information shown in the table is based on 33,422,315 shares of our common stock outstanding as of July 18, 2019. As of July 18, 2019, we had a total of 33,422,315 shares of common stock outstanding.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to Company Options that are exercisable within 60 days of July 18, 2019 and Company RSUs that vest within 60 days of such date are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o Del Frisco’s Restaurant Group, Inc., 2900 Ranch Trail, Irving, Texas 75063. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Greater than 5% Stockholders:
Armistice Capital LLC(1)	6,435,000	19.3%
BlackRock, Inc.(2)	2,292,283	6.9%
GAMCO Investors, Inc.(3)	1,737,449	5.2%

Named Executive Officers and Directors:
Norman J. Abdallah(4)	169,287	*
Neil H. Thomson	38,182	*
Scott C. Smith	5,408	*
William S. Martens(5)	42,824	*
April L. Scopa(6)	39,006	*
David B. Barr(7)	85,521	*
Pauline J. Brown	19,753	*
Ian R. Carter	86,221	*
William Lamar Jr.(8)	38,246	*
Joseph E. Reece	59,570	*
All directors and executive officers as a group (16 people)	661,658	*

*	Represents beneficial ownership of less than 1%
(1)

Information with respect to Armistice Capital, LLC is based solely on a review of the Schedule 13G it filed jointly with Armistice Capital Master Fund Ltd. and Steven Boyd with the SEC on May 8, 2019. Armistice Capital, LLC’s address is 510 Madison Avenue, 7th Floor, New York, NY 10022. Armistice Capital Master Fund Ltd.’s address is C/O dms Corporate Services Ltd. 20 Genesis Close, P.O. Box 314, Grand Cayman, E9 KY1-1104. Steven Boyd’s address is C/O Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)	Information with respect to BlackRock, Inc. is based solely on a review of the Schedule 13G it filed with the SEC on February 8, 2019. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.
(3)

Information with respect to GAMCO Investors, Inc. is based solely on a review of the Schedule 13D it filed jointly with Mario J. Gabelli, GGCP, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., Teton Advisors, Inc., Gabelli Funds, LLC, Associated Capital Group, Inc., GAMCO Asset Management Inc., Gabelli & Company Investment Advisers, Inc., and G.Research, Inc. with the SEC on July 8, 2019. The address of each of the foregoing is One Corporate Center, Rye, New York 10580.

(4)	Includes 27,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 18, 2019.
(5)	Includes 33,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 18, 2019.
(6)	Includes 30,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 18, 2019.
(7)	Includes 36,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 18, 2019.
(8)	Includes 6,875 shares of common stock issuable upon exercise of options exercisable within 60 days of July 18, 2019.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Del Frisco’s. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Del Frisco’s will hold the regular annual meeting of its stockholders in 2020 only if the Merger is not completed.

Proposals of stockholders that are intended to be considered for inclusion in our proxy statement relating to our regular annual stockholders meeting in 2020 (if held), must have been received by us at our principal executive offices at 2900 Ranch Trail, Irving, Texas 75063, Attention: Secretary, by December 17, 2019, and must have satisfied the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting. Please note that if we hold our regular annual stockholders meeting in 2020, and we do so more than 30 days before or after May 30, 2020 (the one-year anniversary date of the 2019 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders.

Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be received by our Corporate Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the 120th day before the one-year anniversary of the date of the preceding year’s annual meeting of stockholders. Please note, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 70 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the date on which public announcement of the date of such annual meeting is first made.

A stockholder who intends to bring other proper business for presentation at our 2020 annual meeting (if held) must give proper notice no earlier than January 31, 2020 and no later than March 1, 2020 to the Secretary of the Company, in writing, at our principal executive offices at Del Frisco’s Restaurant Group, Inc., 2900 Ranch Trail, Irving, TX 75063. The notice must include information specified in our bylaws, including information concerning the proposal and the proponent’s ownership of common stock. Proposals not meeting these requirements will not be entertained at the annual meeting. In addition, if a stockholder submits a proposal that does not comply with the advance notice requirements above, the proxies may exercise authority to vote in accordance with their best judgment on any such proposal.

In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice under our bylaws. A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

Del Frisco’s files annual, quarterly and special reports, proxy statements and other information with the SEC. Any reports, statements or other information that we file with the SEC are available to the public from commercial document retrieval services and at www.sec.gov.

If you have any questions about this proxy statement, the Special Meeting or the Merger after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact us at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Call Toll-free: (888) 750-5834

Banks and Brokers Call: (212) 750-5833

This proxy statement contains references to the availability of certain information from our website, investor.dfrg.com. By making such references, we do not incorporate into this proxy statement the information included on our website.

MISCELLANEOUS

Del Frisco’s has supplied all information relating to Del Frisco’s, and Parent has supplied, and Del Frisco’s has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HARLAN PARENT, INC.

HARLAN MERGER SUB, INC.

and

DEL FRISCO’S RESTAURANT GROUP, INC.

Dated as of June 23, 2019

-i-

(Continued)

-ii-

(Continued)

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 23, 2019, by and among Harlan Parent, Inc., a Delaware corporation (“Parent”), Harlan Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Del Frisco’s Restaurant Group, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I or elsewhere in this Agreement.

RECITALS

WHEREAS, the Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL.

WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (a) a guarantee (the “Guarantee”) from L Catterton VIII, L.P., a Delaware limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and (b) a commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter”), between Parent, Guarantor and L Catterton VIII Offshore, L.P. (the “Equity Investors”) pursuant to which the Equity Investors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (the “Equity Financing”).

WHEREAS, concurrent with the execution and delivery of the Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a voting support agreement in favor of Parent, whereby such stockholders have agreed to vote in favor of, and support the consummation of, the transactions contemplated hereby (“Voting Agreement”).

WHEREAS, Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of, and pursuant to, this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement, or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in the case of clause (ii), the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and Representatives as provided therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent, Merger Sub or any of their respective Subsidiaries) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase, sale or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group, or equityholders of any such Person or Group, of more than 20% of the consolidated assets, net income or consolidated revenue of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof, as applicable, as of the date of such purchase or acquisition); or

(iii) any merger, consolidation, business combination, joint venture, repurchase, redemption, share exchange, extraordinary dividend or distribution, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or equityholders of any such Person or Group, would hold shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such transaction, in each case other than the Merger.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

(e) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 25, 2018 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 25, 2018.

(g) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(h) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

(i) “Code” means the Internal Revenue Code of 1986.

(j) “Company Board” means the Board of Directors of the Company.

(k) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(l) “Company Equity Awards” means Company Restricted Shares, Company Options, Company PSUs and Company RSUs.

(m) “Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

(n) “Company Material Adverse Effect” means any change, event, effect, development or circumstance (each, an “Effect”) that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the Company to perform its material obligations under this Agreement or to consummate the Merger; provided, however, that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur pursuant to clause (x) (subject to the limitations set forth below):

(i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the restaurant industry generally;

(iv) changes in regulatory, legislative or political conditions, including any trade wars or tariffs and any change in Law, in each case after the date hereof;

(v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics and other force majeure events;

(vii) any Effect resulting from the announcement of this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, lessors, customers, partners, vendors, regulators, Governmental Authorities, or any other third Person; provided, however, that this clause (vii) shall be inapplicable with respect to any representation or warranty expressly related to any such matter or closing condition to the extent related to any such representation of warranty;

(viii) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken as required pursuant to or in accordance with this Agreement;

(ix) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(x) any change or any action taken for the purpose of complying with any change in applicable Law or GAAP (or interpretations of any applicable Law or GAAP), in each case after the date hereof;

(xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xiv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or the transactions contemplated by this Agreement;

(xv) the identity of, or any facts or circumstances relating to, Guarantor, Parent, Merger Sub, or the respective Affiliates of any of the foregoing, the respective financing sources of or investors in any of the foregoing, or the respective plan or intentions of any of the foregoing, with respect to the Company or its business; and

(xvi) any breach by Parent or Merger Sub of this Agreement,

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(o) “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(p) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(q) “Company PSUs” means all Company restricted share units subject to time and performance-vesting conditions, whether granted pursuant to the Company Stock Plans or otherwise.

(r) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(s) “Company Restricted Shares” means all shares of Company Common Stock subject to vesting restrictions and/or forfeiture back to the Company, whether granted pursuant to the Company Stock Plans or otherwise.

(t) “Company RSUs” means all Company restricted share units subject solely to time-vesting conditions, whether granted pursuant to the Company Stock Plans or otherwise.

(u) “Company Stock Plans” means the Company’s 2012 Long-Term Incentive Plan, 2019 Long-Term Incentive Plan and each other Employee Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(v) “Company Stockholders” means the holders of shares of Company Common Stock.

(w) “Company Termination Fee” means a fee equal to $9,595,000.

(x) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(y) “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(z) “Credit Agreement” means the Credit Agreement, dated as of June 27, 2018, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, the other agents and arrangers party thereto and the lenders party thereto, as amended by that certain First Amendment, dated as of August 27, 2018 and that certain Second Amendment, dated as of June 17, 2019 and the Joinder Agreement to the Credit Agreement, dated as of February 26, 2019, by and among the Company, as the borrower, JPMorgan Chase Bank, N.A., as the incremental term loan lender and JPMorgan Chase Bank, N.A., as the administrative agent.

(aa) “Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing in connection with the Merger and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

(bb) “DOJ” means the United States Department of Justice or any successor thereto.

(cc) “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources (including wildlife, ambient air, surface water, groundwater or land, or to the extent relating to exposure to Hazardous Substances, protection of human health or safety), including all those relating to the generation, storage, treatment, transportation, recycling, disposal, discharge, release, handling, control or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

(dd) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ee) “Exchange Act” means the Securities Exchange Act of 1934.

(ff) “Financing Sources” means the Debt Financing Sources and the Equity Investors and any other Persons, if any, committed to provide the Equity Financing under the Equity Commitment Letter.

(gg) “FTC” means the United States Federal Trade Commission or any successor thereto.

(hh) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ii) “Governmental Authority” means any government, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(jj) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, registrations, certificates of need (or similar Governmental Authority approvals), expirations and terminations of any waiting period requirements (including, pursuant to Antitrust Laws) issued by or obtained from, and notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(kk) “Group” has the meaning as used in Section 13 of the Exchange Act.

(ll) “Hazardous Substance” means any hazardous substance, material or waste, pesticide, pollutant, contaminant, toxic chemical, petroleum or petroleum product, polychlorinated biphenyls or friable asbestos.

(mm) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(nn) “Indebtedness” means any of the following obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) obligations pursuant to or in connection with letters of credit, surety bonds, performance bonds or banker’s acceptances (in each case whether or not drawn, contingent or otherwise); (iv) obligations pursuant to capitalized leases; (v) obligations arising out of interest rate and currency swap, hedging, cap, collar or futures Contracts or other similar derivative instruments, agreements or arrangements; (vi) deferred purchase price obligations for property or services or related to past acquisitions and payment obligations in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened), and (vii) indebtedness of others of the kind described in clauses (i) through (vi) guaranteed by the Company or any of its Subsidiaries or secured by any lien or security interest on the assets of the Company or any of its Subsidiaries.

(oo) “Information Privacy and Security Laws” means all enacted or entered federal, state, local, and non-U.S. laws, rules, regulations, ordinances, decrees, directives, judgments, and governmental orders that directly apply to or cover the Company’s or any of its Subsidiaries’ practices with respect to privacy or security of data, which may include, without limitation, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection laws, state data breach notification laws, state consumer protection laws and the Payment Card Industry Data Security Standard.

(pp) “Intellectual Property” means the intellectual property rights associated with the following: (i) all United States and foreign issued patents and patent applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”) and works of authorship; (iii) trademarks, service marks, trade dress rights and similar designations of origin and registrations and applications for registration and renewals thereof and goodwill associated therewith (“Marks”); (iv) domain names; and (v) rights in know-how, trade secrets and other confidential information; and (vi) any similar, corresponding or equivalent rights to any of the foregoing or other intellectual property rights anywhere in the world; but, with respect to each of the foregoing (clauses (i) through (v)), only if and to the extent protectable under applicable Law.

(qq) “Intervening Event” means an event, change, effect, development, condition or occurrence following the date of this Agreement that has materially improved or materially improves, or would be reasonably likely to materially improve, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, in each case that (i) is not known by the Company Board as of the date of this Agreement or that was not reasonably foreseeable to the Company Board as of the date of this Agreement and (ii) does not relate to any Acquisition Proposal or transaction contemplated thereby; provided, that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (A) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (however, the underlying reasons for such events may constitute an Intervening Event); (B) changes in the market price or trading volume of Company Common Stock, in and of itself, after the date hereof (however, the underlying reasons for such events may constitute an Intervening Event); or (C) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the restaurant industry generally.

(rr) “Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

(ss) “IRS” means the United States Internal Revenue Service or any successor thereto.

(tt) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter, following reasonable inquiry of such individual’s direct reports.

(uu) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(vv) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, investigation, arbitration or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(ww) “Marketing Period” means the first period of 15 consecutive Business Days commencing on the date that is ten (10) Business Days after the date on which Parent has received the Required Financing

Information and throughout which Parent has the Required Financing Information, it being understood that if the Company in good faith reasonably believes that it has provided the Required Financing Information, the Company may deliver to Parent a written notice stating when it believes that it completed such delivery, in which case the Marketing Period shall be deemed to have commenced as of the date of delivery of such notice, unless Parent reasonably believes the Company has not provided the Required Financing Information and, within three (3) Business Days after delivery of such notice by the Company, delivers a written notice to the Company to that effect, except that (v) the Marketing Period shall commence no earlier than the date the Proxy Statement is mailed to the Company Stockholders, (w) the Marketing Period shall not be required to be consecutive to the extent it would include July 3, 2019 through July 5, 2019, (x) if the Marketing Period has not ended on or prior to August 16, 2019, the Marketing Period shall not commence earlier than September 3, 2019, and (y) the Marketing Period shall not be required to be consecutive to the extent it would include November 27, 2019 through November 29, 2019. Notwithstanding the foregoing, the Marketing Period will end on any earlier date on which the Debt Financing is obtained.

(xx) “Material Contract” means any of the following Contracts:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any employment Contract not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with any executive officer or other employee at the vice president level or above, or any member of the Company Board which provide for an annual base compensation in excess of $150,000 or which provides for severance benefits;

(iii) any Contract containing any covenant (A) prohibiting the Company or any of its Subsidiaries from engaging in any line of business or competing with any Person in any line of business or geographic area, (B) prohibiting the Company or any of its Subsidiaries from engaging in any material line of business with any Person or levying a fine, charge or other payment for doing so, or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions;

(iv) any Contract entered into within the two (2) year period prior to the date hereof (A) relating to the disposition or acquisition of assets by the Company any of its Subsidiaries with a value greater than $10,000,000 after the date of this Agreement other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries acquired any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company with a value greater than $5,000,000;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $1,000,000 other than (A) accounts receivables and payables in the ordinary course of business, (B) pursuant to or arising in connection with the Credit Agreement and (C) loans to Subsidiaries of the Company in the ordinary course of business;

(vi) any Lease or Sublease required to be set forth on Section 3.16(b) of the Company Disclosure Letter;

(vii) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Equity Awards);

(viii) any Contract that involves a joint venture, partnership or similar arrangement;

(ix) any material Contract or agreement with any Governmental Authority other than liquor related licenses;

(x) any Contract regarding (A) a third party’s use of any Company Registered Intellectual Property, other than license agreements granted by the Company or any of its Subsidiaries in the ordinary course of business or (B) use of Intellectual Property owned by a third party and that is necessary for the operation of the business of the Company or any of its Subsidiaries, whose annual or aggregate fees exceed $500,000, other than for commercially available software;

(xi) any Contract, other than the Credit Agreement, that prohibits (A) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) the pledging of the capital stock of the Company or any of its Subsidiaries or (C) the issuance of guarantees or similar obligations by the Company or any of its Subsidiaries; or

(xii) any Contract (A) under which the Company or any of its Subsidiaries made or received payments in excess of $1,000,000 in the fiscal year ending December 25, 2018 or (B) contemplating payments by or to the Company or any of its Subsidiaries in excess of $1,000,000 in the next twelve months following the date hereof.

(yy) “NASDAQ” means The NASDAQ Global Select Market and any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

(zz) “Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

(aaa) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Sub to perform its material obligations under this Agreement or to consummate the Merger.

(bbb) “Parent Termination Fee” means a fee equal to $15,520,000.

(ccc) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith, by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests arising in the ordinary course of business that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases licenses and sublicenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Laws in respect of Tax); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use, operation or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) liens pursuant to the Credit Agreement; (x) non-exclusive licenses to

Company Intellectual Property; (xi) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, materially impair the business operations of the Company and its Subsidiaries, taken as a whole; (xi) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; or (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use, operation or, if applicable, occupancy of the asset subject thereto.

(ddd) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(eee) “Registered Intellectual Property” means all United States, international and foreign (i) issued Patents and Patent applications; (ii) registered Marks and applications to register Marks (including intent-to-use applications); (iii) registered Copyrights and applications for Copyright registration; and (iv) registered domain names.

(fff) “Revolver” means the senior secured revolving credit commitments in an aggregate principal amount of $50,000,000 under the Credit Agreement.

(ggg) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(hhh) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(iii) “Securities Act” means the Securities Act of 1933.

(jjj) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(kkk) “Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account all legal, regulatory, financial (including any break up fee), timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant and any revisions to this Agreement made or offered in writing by Parent prior to the time of such determination), which Acquisition Proposal is not subject to due diligence or any financing conditions. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%”.

(lll) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added taxes, ad valorem taxes, transfer taxes, franchise taxes, withholding taxes, payroll taxes, employment taxes, severance, alternative or add-on minimum taxes, license taxes, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(mmm) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or the transactions contemplated by this Agreement, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantee or the Financing Letters.

(nnn) “WARN” means the United States Worker Adjustment and Retraining Notification Act.

(ooo) “Willful and Material Breach” shall mean a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by a Party with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, a material breach.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
“Agreement”	Preamble
“Alternate Debt Financing”	6.5(d)
“Alternative Acquisition Agreement”	5.3(a)
“Capitalization Date”	3.8(a)
“Carveout Transaction”	6.19(a)
“Certificate of Merger”	2.2
“Certificates”	2.9(c)
“Chosen Courts”	9.10(a)
“Closing”	2.3
“Closing Date”	2.3
“Collective Bargaining Agreement”	3.21(a)
“Committed Bidder”	5.3(g)
“Company”	Preamble
“Company Board Recommendation”	3.3(a)
“Company Board Recommendation Change”	5.3(c)(i)
“Company Breach Notice Period”	8.1(e)
“Company Disclosure Letter”	Article III
“Company Related Parties”	8.3(f)(ii)
“Company Restricted Share Consideration”	2.8(a)
“Company SEC Reports”	3.10
“Company Securities”	3.8(c)
“Company Stockholder Meeting”	6.4(a)
“Company Termination Fee”	8.3(b)(i)
“Conditional Commitment”	5.3(g)
“Confidentiality Agreement”	9.4
“Continuation Period”	6.11(c)
“D&O Insurance”	6.10(c)
“Debt Commitment Letters”	4.11(a)
“Debt Financing”	4.11(a)
“DGCL”	Recitals
“Dissenting Company Shares”	2.7(c)(i)
“DTC”	2.9(d)
“Effective Time”	2.2
“Electronic Delivery”	9.14
“Employee Plans”	3.20(a)
“Equity Commitment Letter”	Recitals
“Equity Financing”	Recitals
“Equity Investors”	Recitals
“ERISA Affiliate”	3.20(a)
“Fee Letter”	4.11(a)
“Financial Advisor”	3.3(b)
“Financing”	4.11(a)
“Financing Letters”	4.11(a)
“Guarantee”	Recitals
“Guarantor”	Recitals
“Indemnified Persons”	6.10(a)
“Lease”	3.16(b)
“Leased Real Property”	3.16(b)

Term	Section Reference
“Material Suppliers”	3.15
“Maximum Annual Premium”	6.10(c)
“Merger”	Recitals
“Merger Sub”	Preamble
“New Debt Commitment Letters”	6.5(d)
“New Plans”	6.11(d)
“Notice Period”	5.3(d)(ii)(3)
“Old Plans”	6.11(d)
“Option Consideration”	2.8(b)
“Other Required Company Filing”	6.3(b)
“Owned Company Shares”	2.7(a)(iii)
“Parent”	Preamble
“Parent Breach Notice Period”	8.1(g)
“Parent Expenses”	8.3(b)(iv)
“Parent Pro Forma Financial Statements”	6.6(a)(iv)
“Parent Related Parties”	8.3(f)(i)
“Parent Termination Fee”	8.3(c)
“Party”	Preamble
“Payment Agent”	2.9(a)
“Payment Fund”	2.9(b)
“Per Share Price”	2.7(a)(ii)
“Proxy Statement”	6.3(a)
“PSU Consideration”	2.8(d)
“Recent SEC Reports”	Article III
“Reimbursement Obligations”	6.6(f)
“Representatives”	5.3(a)
“Required Financing Information”	6.6(a)(iv)
“Requisite Stockholder Approval”	3.5
“RSU Consideration”	2.8(c)
“Sublease”	3.16(b)
“Surviving Corporation”	2.1
“Tax Returns”	3.19(a)
“Termination Date”	8.1(c)
“Uncertificated Shares”	2.9(c)
“Voting Agreement”	Recitals
“Withholding Agent”	2.12

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) A reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time and all schedules and exhibits thereto.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1).

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at https://venue.dfsco.com/venue/; or (ii) delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case, prior to 2:30 p.m., New York City time on June 23, 2019.

(s) All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP, 555 California Street, San Francisco, CA 94104, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing), then the Closing will occur on the earlier of (i) a Business Day during the Marketing Period specified by Parent no less than on three (3) Business Days prior written notice to the Company; and (ii) the second (2nd) Business Day after the expiration of the Marketing Period or, if earlier, the Business Day that is after the final day of the Marketing Period and that is immediately prior to the Termination Date (subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Article VII, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions). The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.10(a)).

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $8.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), any shares of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that are held by any holder of such shares of Company Common Stock who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights with respect thereto in accordance with, and who has complied with, Section 262 of the DGCL with respect to any such shares of Company Common Stock held by any such holder (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price and the Surviving Corporation shall remain liable for payment of the Per Share Price for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(ii) The Company shall give Parent (i) prompt notice of any actual or, if in writing, threatened demands received by the Company for appraisal of shares of Company Common Stock and (ii) the right to direct, in consultation with the Company, all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any written demands for appraisal or settle or offer to settle any such demands.

2.8 Equity Awards.

(a) Company Restricted Shares. At the Effective Time each Company Restricted Share outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the Per Share Price (the “Company Restricted Share Consideration”).

(b) Company Options. At the Effective Time each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the Per Share Price (less the exercise price per share attributable to such Company Option); multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”); provided that, notwithstanding anything to the contrary in this Agreement, each Company Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any cash payment being made in respect thereof.

(c) Company RSUs. At the Effective Time, each Company RSU outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the Per Share Price; multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU (the “RSU Consideration”).

(d) Company PSUs. At the Effective Time each Company PSU outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the Per Share Price; multiplied by (ii) the total number of shares of Company Common Stock subject to such Company PSU, with any performance-based vesting conditions deemed achieved at target-level performance (except as set forth in Section 2.8(d) of the Company Disclosure Letter) (the “PSU Consideration”).

(e) Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited or maintained) with the Company, by wire transfer of immediately available funds (if applicable), the aggregate (i) Company Restricted Share Consideration owed to all holders of Company Restricted Shares; (ii) Option Consideration owed to all holders of Company Options; (iii) RSU Consideration owed to all holders of Company RSUs; and (iv) PSU Consideration owed to all holders of Company PSUs. As soon as practicable after the Closing Date but in any event no later than ten (10) Business Days following the Closing Date, the applicable holders of Company Equity Awards will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company Equity Awards that are cancelled and converted pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c), or Section 2.8(d), as applicable, net of any required withholding of Taxes; provided, that if any payment owed to a holder of Company Equity Awards pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c), or Section 2.8(d), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will, (i) by wire transfer or direct deposit, or (ii) by a check sent by overnight courier to such holder promptly following the Closing Date (but in no event more than ten (10) Business Days thereafter), provide such payment owed to such holder, net of any required withholding of Taxes. Notwithstanding the foregoing, to the extent any such amounts relate to a Company RSU or Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU or Company PSU that will not trigger a tax or penalty under Section 409A of the Code.

(f) Further Actions. The Company will take all actions reasonably necessary to effect the cancellation of the Company Equity Awards upon the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of shares of Company Common Stock (other than Dissenting Company Shares) become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation,

respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of shares of Company Common Stock as contemplated by Section 2.7.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three (3) Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect of such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one (1) year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding as of immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation (each a “Withholding Agent”) will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Equity Awards, such amounts as are required to be deducted or withheld therefrom pursuant to any

Tax Laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2017 and prior to the date of this Agreement (other than any predictive or cautionary disclosures contained or referenced therein under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” or in any “forward-looking statements” disclaimer or any non-public materials) (the “Recent SEC Reports”); and (b) other than for the representations set forth in Section 3.1, Section 3.2, Section 3.4, and Section 3.8, subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing pursuant to the DGCL. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of its Organizational Documents, each as amended to the date hereof. The Company is not in violation of any of the provisions of its Organizational Documents in any material respect.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. At a meeting called and held prior to the execution and delivery of this Agreement, the Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Piper Jaffray & Co. (the “Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be offered to the holders of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) in the Merger is fair from a financial point of view to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and any committee thereof and may not be relied upon by Parent or Merger Sub). The Company shall have provided to Parent a copy of such written opinion for informational purposes only promptly following the execution and delivery of this Agreement.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger and/or the Voting Agreement.

3.4 Brokers. Except for the Financial Advisor (a copy of whose engagement letter has been provided to Parent prior to the date hereof redacted for terms other than fee amounts or surviving liabilities), there is no financial advisor, investment banker, broker, finder, agent or other similar Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

3.5 Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of shares of Company Common Stock that is necessary pursuant to applicable Law and the Company’s Organizational Documents to consummate the Merger.

3.6 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Company’s Organizational Documents; (b) violate or conflict with any provision of the Company’s Subsidiaries Organizational Documents; (c) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract; (d) assuming compliance with the matters referred to in Section 3.7 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (e) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c), (d) and (e) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.7 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company or its Subsidiaries (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except for (i) the filing of the Certificate of Merger and related documentation with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and

(iv) such other Governmental Authorizations the failure of which to obtain has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.8 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 190,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on June 21, 2019 (such time and date, the “Capitalization Date”), (A) 33,486,023 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to Company Options, Company RSUs and Company PSUs referred to in Section 3.8(b) and the shares held by the Company as treasury shares, but includes 65,650 Company Restricted Shares); (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 4,148,663 shares of Company Common Stock were held by the Company as treasury shares. No shares of Company Common Stock are held by a Subsidiary of the Company. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Common Stock other than pursuant to the exercise of Company Options and/or the settlement of Company RSUs and/or Company PSUs, in each case, granted prior to the date of this Agreement.

(b) Stock Reservation. As of the Capitalization Date, the Company has reserved 1,680,703 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were outstanding (i) Company Options to acquire 467,300 shares of Company Common Stock , (ii) Company RSUs that may be settled into 635,278 shares of Company Common Stock, and (iii) Company PSUs covering 905,311 shares of Company Common Stock (assuming achievement of all applicable performance goals at target-level performance). As of the Capitalization Date, there are no Company Options with an exercise price per share less than the Per Share Price. Section 3.8(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award outstanding as of the Capitalization Date: (i) the Company Stock Plan pursuant to which such Company Equity Award was granted, (ii) the name of the holder of such Company Equity Award, (iii) the number of shares of Company Common Stock subject to such Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the exercise price of any Company Option, and (vi) a general description of the vesting schedule applicable to such Company Equity Award.

(c) Company Securities. Except as set forth in this Section 3.8, as of the Capitalization Date, there were (i) other than the Company Common Stock, no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, calls, subscriptions or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock and Company Preferred Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect or outstanding bonds, debentures, notes or other similar obligations which provide such holder the right to vote with the holders of shares of Company Common Stock on any matter.

(d) Other Rights. Other than the Voting Agreement, the Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. The Company does not have any stockholder rights plan in effect.

3.9 Subsidiaries.

(a) Subsidiaries. Section 3.9(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization and schedule of stockholders of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties, rights and assets, except where the failure to be in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No Subsidiary of the Company is in violation of its Organizational Documents, except for such violations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of or other equity or voting securities of, or ownership interests in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable, if applicable; and (ii) is owned by the Company, directly or indirectly, free and clear of all liens (other than Permitted Liens) and restrictions (including any restriction on the right to vote, sell, transfer, pledge or otherwise dispose of such capital stock or other equity or voting interest), except for such liens and restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, calls, subscriptions, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries; or (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Subsidiaries of the Company.

3.10 Company SEC Reports. Since January 1, 2017, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this

Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. As of the date of this Agreement, there are no outstanding or unresolved SEC comments. To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comments.

3.11 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments and to any other adjustment described therein). There are no unconsolidated Subsidiaries of the Company within the meaning of GAAP.

(b) Disclosure Controls and Procedures. The Company has established and maintains, and has at all times since July 27, 2017 maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information required to be disclosed by the Company is recorded and reported within the time periods specified in the rules and forms of the SEC. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 25, 2018, and such assessment concluded that such system was effective. Since July 27, 2017, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. Since July 27, 2017, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

3.12 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business since the date of the Audited Company Balance Sheet; or (d) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become party to, any material “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

3.13 Absence of Certain Changes. Since March 31, 2019 through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (ii) the Company and its Subsidiaries have not taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.2(a), 5.2(b), 5.2(c) (other than in the ordinary course of business), 5.2(d), 5.2(e), 5.2(g) (other than in the ordinary course of business), 5.2(i), 5.2(j), 5.2(l), 5.2(m), 5.2(n), 5.2(o), 5.2(p), 5.2(q), 5.2(r) or 5.2(s) (as it relates to the foregoing clauses of Section 5.2) had the covenants applied since such date. Since December 25, 2018 through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

3.14 Material Contracts.

(a) List of Material Contracts. Section 3.14(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party or is bound (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.20(a) of the Company Disclosure Letter).

(b) Validity. A copy of each Material Contract has been made available to Parent prior to the date hereof. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of the foregoing.

3.15 Suppliers. Section 3.15 of the Company Disclosure Letter sets forth the ten (10) largest suppliers of the Company and its Subsidiaries based on expenditures of the Company and its Subsidiaries, taken as a whole, for the 2018 fiscal year (the “Material Suppliers”). To the Knowledge of the Company, and, except as set forth on Section 3.15 of the Company Disclosure Letter, as of the date hereof, no Material Supplier (a) terminated, or threatened in writing to terminate, its relationship with the Company or its Subsidiaries or (b) has during the last 12 months, decreased materially, or threatened in writing to decrease materially or limit materially, the amount of business that any such Material Supplier presently engages in or presently conducts with the Company and its Subsidiaries in the ordinary course.

3.16 Real Property.

(a) Owned Real Property. Neither the Company nor any Subsidiary owns any real property.

(b) Leased Real Property. Section 3.16(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). With respect to each Lease and except as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (ii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease; and (iii) each Lease is a binding and valid obligation of the Company or Subsidiary party thereto and to the Knowledge of the Company, the other party thereto, enforceable in accordance with its terms. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens) and (iv) no consent or approval of, or notice to, any lessor under any Lease is required in connection with the consummation of the transactions contemplated hereby. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default pursuant to any Lease and to the Knowledge of the Company no event has occurred that with notice or the passage of time, or both, would constitute a breach or default under and Lease. Except as set forth on Section 3.16(b) of the Company Disclosure Letter, (x) there are no subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy the Leased Real Property, (y) to the Knowledge of the Company there do not exist any actual or threatened actions or proceedings by any Governmental Authority or Person to take, by condemnation or otherwise, any of the Leased Real Property, and (z) neither the Company nor any Subsidiary is obligated under any agreement or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign, convey or dispose of any real estate or any portion of or interest in real property (including the Leased Real Property). To the extent currently in the Company’s possession, the Company has delivered or made available to Parent true and complete copies of each Lease.

3.17 Environmental Matters. The Company and each of its Subsidiaries is, and since January 1, 2017 has been, in compliance with all Environmental Laws applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for any such non-compliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2017 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person alleging that the Company or any Subsidiary has violated or is subject to liability under any Environmental Law (the substance of which has not been resolved), except for any such violation that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has released or disposed of any Hazardous Substances in violation of, or as would reasonably be expected to result in liability under, any Environmental Law, and to the Knowledge of the Company, Hazardous Substances are not present at or about any facility currently or formerly owned or operated by any of the Company and its Subsidiaries in amount or condition that would reasonably be expected to result in liability under any Environmental Law, except for any such violation or liability that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law, except for any such Legal Proceeding that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, none of the Company and its Subsidiaries have assumed or provided indemnity against any liability of any other Person under or relating to any Environmental Laws.

3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, except for such omissions that would not reasonably be expected to have a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all Company Intellectual Property used in their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.18(b) shall not constitute or be deemed or construed as any representation or warranty of non-infringement or other non-violation of any Intellectual Property or other rights of any Person, which is addressed in Section 3.18(d). No former or current employee or independent contractor of the Company or any of its Subsidiaries owns any Intellectual Property material to the business of the Company and its Subsidiaries that is purported to be included in the Company Intellectual Property.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, there are no pending (or since January 1, 2017, to the Knowledge of the Company, threatened) claims in writing by any Person (i) alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any Intellectual Property rights of such Person or (ii) challenging the ownership, validity or enforceability of any material Company Intellectual Property.

(d) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person and (ii) as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(e) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries (i) take commercially reasonable measures to protect the security of the computer systems owned, leased or licensed by the Company or any of its Subsidiaries and the confidentiality of the material trade secrets owned by the Company or any of its Subsidiaries and (ii) as of the date of this Agreement, comply with applicable Law regarding the collection, use and disclosure of personally identifiable information.

3.19 Tax Matters. Except as would not have, or would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and each of its Subsidiaries have (i) timely filed all United States, federal, state, local and non-United States returns, declarations, estimates, information statements, schedules, elections and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such Tax Returns are true, complete and correct in all respects; (ii) paid, or have adequately reserved or accrued (in accordance with GAAP on the appropriate financial statements) for the payment of, all Taxes that are required to be paid by any of them; and (iii) timely paid, withheld or collected (and paid or remitted to the appropriate Governmental Authority) all Taxes required to be paid, withheld or collected by any of them in connection with any amounts paid or owing to any employee, creditor, independent contractor, customer, shareholder or other third party, and have otherwise complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes;

(b) the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements;

(c) neither the Company nor any of its Subsidiaries is subject to any waiver of any statute of limitations on, or extension of the period for the assessment or collection of, any Tax, in each case, that has not since expired;

(d) no audits, investigations, proceedings, actions or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and no deficiency for Taxes has been assessed or asserted in writing by any Governmental Authority against the

Company or any of its Subsidiaries, except for deficiencies which have been settled, withdrawn or satisfied by payment;

(e) neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2);

(f) neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation, receivable or indemnification agreement or obligation, other than any such agreement or obligation (x) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (y) solely among the Company and its Subsidiaries; (ii) has at any time in the 6-year period ending on the date hereof been included in any “consolidated,” “unitary,” “affiliated” or “combined” Tax Return within the meaning of Section 1504 of the Code (or any similar provision state, local or non-United States Law) other than any such group of which the Company or any of its Subsidiaries is or was the common parent; or (ii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law;

(g) neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction, loss or other Tax benefit from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-United States Law) entered into prior to the Closing Date, (iii) intercompany transaction, installment sale or open transaction made on or prior to the Closing Date, (iv) election under Section 108(i) of the Code for a taxable period ending on or prior to the Closing Date, (v) prepaid amount received in a taxable period ending on or prior to the Closing Date, or (vi) as a result of any election under Section 965(h) of the Code;

(h) there are no Tax rulings or requests for rulings relating to Taxes for which the Company or any Subsidiary may be liable that could affect the Company’s or any Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date;

(i) there are no liens for Taxes upon any asset, right or property of the Company or any of its Subsidiaries except for Permitted Liens;

(j) no written claim has been made by a Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns to the effect that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been resolved or withdrawn; and

(k) during the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for Tax free treatment (in whole or in part) under Section 355 of the Code.

3.20 Employee Plans.

(a) Employee Plans. Section 3.20(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA); and (ii) all other written material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar material fringe, welfare or other employee benefit plans, programs, agreement, Contracts, policies or binding arrangements maintained or contributed to for the benefit of any current employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code (an “ERISA Affiliate”) or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise (collectively, the “Employee Plans”). With respect to each material Employee Plan required to be set forth on Section 3.20(a) of the Company Disclosure Letter, to the extent applicable, the Company has made available to Parent a copy of (A) the current plan documents and the most recent summary plan descriptions; (B) any related trust agreements, insurance Contracts, insurance policies or other documents of any funding arrangements; and (C) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan for which a material liability remains outstanding.

(b) Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates maintains, sponsors or participates in, or contributes to, or is required to contribute to, or has any direct or contingent obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Except as could not reasonably be expected to result in a material liability to the Company, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each Employee Plan intended to be tax-qualified pursuant to Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely impact the tax-qualified status of any such Employee Plan. Each Employee Plan subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.

(d) Employee Plan Legal Proceedings. As of the date of this Agreement, the Company has not received notice that there are material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits, except as could not reasonably be expected to result in a material liability to the Company.

(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) Section 280G. Except as set forth on Section 3.20(g) of the Company Disclosure Letter, no payment or benefit that will or may reasonably be expected to be made by the Company or any ERISA Affiliate in connection with the transactions contemplated by this Agreement (whether alone or in combination with any other event) will be characterized as a parachute payment within the meaning of Section 280G of the Code.

(h) No Gross-Ups. The Company is not a party to nor does it have any agreement to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for any Taxes payable pursuant to Section 409A of the Code.

(i) Transaction Payments; Acceleration. Neither the execution and delivery of this Agreement nor the consummation of the transactions will, except as required by the terms of this Agreement, (i) result in any payment becoming due or materially increasing any such payment due to any employee of the Company or its Subsidiaries under any Employee Plan, (ii) increase any payments or benefits otherwise payable under any Employee Plan, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

3.21 Labor Matters.

(a) Union Activities. Section 3.21 of the Company Disclosure Letter sets forth the collective bargaining agreements, labor union contracts or trade union agreements (each, a “Collective Bargaining Agreement”), to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries and there have been no such activities in the past three (3) years. No Collective Bargaining Agreement is currently being negotiated by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company threatened against the Company or any of its Subsidiaries.

(b) Employment Law Compliance. Since January 1, 2017, the Company and its Subsidiaries have complied with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for such noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.

(c) Harassment. To the Knowledge of the Company, no current or former officer of the Company or any Subsidiary has engaged in any material and unlawful sexual harassment of any other employee of the Company or any Subsidiary in the past three (3) years.

3.22 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and at all times since January 1, 2017 has been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, as of the date of this Agreement (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2017 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

3.23 Compliance with Information Privacy and Security Laws. The Company and its Subsidiaries are in substantial compliance with, and in the period since January 1, 2017, have been in substantial compliance with, all applicable Information Privacy and Security Laws, and their own data protection policies and procedures, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, the data security practices of the Company and its Subsidiaries have in the period since January 1, 2017, mitigated known potential risks to a reasonable and appropriate level. The Company’s and its Subsidiaries’ collection, maintenance, transmission, use, storage, disposal, sale, processing, and security of data substantially comply with each contract as applicable and all applicable Information Privacy and Security Laws, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor its Subsidiaries has experienced any breach of privacy, security or confidentiality that required notification to affected data subjects or regulators under the Information Privacy and Security Laws.

3.24 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as has not had, and would not reasonably be expect to have, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any present or former director or officer of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b) No Orders. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any order, injunction, judgment, decree or award of any kind or nature that would prevent or delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.25 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. All such insurance policies in effect as of the date of this Agreement are in full force and effect, no notice of cancellation has been received as of the date of this Agreement, and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.26 Related Person Transactions. There are no, and since January 1, 2017 there have not been any, Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the outstanding shares of Company Common Stock, director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.27 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or the transactions contemplated hereby, notwithstanding any other statements made or the delivery or disclosure to the Parent and Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the Organizational Documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized and approved by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent or Merger Sub (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger and related documentation with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Governmental Authorizations the failure of which to obtain would not, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that has had, or would be reasonably expected to have, a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order, injunction, judgment, decree or award of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Common Stock. None of Parent or Merger Sub or any of their respective “affiliates” or “associates” is, or has been an “interested stockholder” of the Company (in each case, as such quoted terms are defined under Section 203 of the DGCL), in each case during the three (3) years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other similar Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries could be liable.

4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents to approve or authorize this Agreement, the Merger and the other transactions contemplated hereby.

4.10 Guarantee. Concurrently with the execution and delivery of this Agreement, Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (b) is subject to general principles of equity. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guarantee.

4.11 Financing.

(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) the Equity Commitment Letter; and (ii) executed commitment letters, dated as of the date of this Agreement, among Parent, Merger Sub and the lenders thereto (the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Financing Letters”) pursuant to which the lenders thereto have committed, subject solely to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate consideration for the Merger and fees and expenses incurred in connection with the Merger (including the repayment, prepayment or discharge of the Credit Agreement) (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be redacted solely as to fee amounts and economic “market flex” terms so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing) in connection with the Debt Commitment Letters (any such letter, a “Fee Letter”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof; and (B) Parent and the Equity Investors have waived any defenses to the enforceability of such third party beneficiary rights.

(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters and any Fee Letters.

(c) Sufficiency of Financing. The Financing, together with unrestricted cash at the Company, is sufficient to (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger (including any amounts arising out of any appraisal proceedings)); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other Indebtedness and other amounts outstanding pursuant to, the Credit Agreement; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing.

(d) Validity. As of the date of this Agreement, the Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent, Merger Sub and the other parties thereto (including, with respect to the Equity Commitment Letter, the Equity Investors), as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity. Other than as expressly set forth in the Financing Letters there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which the Equity Investors, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it, whether or not such term or condition is contained in the Financing Letters. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

(e) No Exclusive Arrangements. None of the Equity Investors, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries.

4.12 Stockholder and Management Arrangements. As of the date hereof, neither Parent or Merger Sub nor, to the knowledge of Parent, any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any such holder of shares of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) other than the Voting Agreement, such holder of shares of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person (including any stockholder, director, officer, employee or other Affiliate of the Company) other than the Equity Investors have agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), assuming (w) the representations and warranties of the Company set forth in Article III are true and correct (without giving effect to any “Knowledge,” materiality or “Company Material Adverse Effect” qualifiers), (x) the satisfaction of the conditions set forth in Section 7.2, and (y) immediately prior to the Effective Time, the Company is solvent, (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.14 No Other Negotiations. As of the date of this Agreement, none of Parent, Merger Sub or, to the knowledge of Parent, any of their respective Affiliates have entered into any agreements with respect to the acquisition of any business that would be prohibited by Section 6.2(d) if entered into following the date hereof.

4.15 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and the representations and warranties set forth in the Voting Agreement:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as required by applicable Law; (d) for any actions requested by Parent taken in connection with a Carveout Transaction; or (e) as approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (i) maintain the Company’s existence in good standing (and use commercially reasonable efforts to maintain the existence of its Subsidiaries in good standing) pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business in all material respects; and (iii) use its respective commercially reasonable efforts to preserve intact, in all material respects, its business organization and existing relationships with suppliers and employees and Governmental Authorities. Notwithstanding anything to the contrary in this Section 5.1 or Section 5.2, no action by, or failure to act of, the Company or any of its Subsidiaries with respect to matters specifically addressed by any subsection of Section 5.2 shall be deemed a breach of this Section 5.1, and such action or failure to act shall exclusively be deemed a breach of Section 5.2 if and to the extent expressly prohibited thereby.

5.2 Forbearance Covenants. Except (v) as expressly contemplated by this Agreement; (w) as set forth in Section 5.2 of the Company Disclosure Letter; (x) as required by applicable Law; (y) for any actions requested by Parent taken in connection with a Carveout Transaction; or (z) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed, other than for the actions set forth in Section 5.2(l)(ii), which approval may be given by Parent at its sole discretion), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries as applicable not to:

(a) amend any Organizational Documents of the Company or its Subsidiaries;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or securities or other equity interests of any of the Company’s Subsidiaries, except (i) in connection with agreements in effect on the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Letter or (ii) issuances of shares of Company Common Stock or other Company Securities pursuant to Company Equity Awards outstanding as of the date hereof;

(d) directly or indirectly acquire, repurchase or redeem any Company Securities, except for (i) repurchases of Company Securities pursuant to the terms and conditions of Company Equity Awards, or (ii) transactions between the Company and any of its direct or indirect Subsidiaries;

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities or any securities or equity interests of the Company’s Subsidiaries in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; or (iii) pledge or encumber any shares of its capital stock or other equity or voting interest;

(f) (i) incur, assume or suffer any Indebtedness or issue any debt securities, except (a) for trade payables incurred in the ordinary course of business; (b) for loans or advances to Subsidiaries of the Company; and (c) pursuant to the Credit Agreement (including the Revolver thereunder); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other Person, except for advances to directors, officers and other employees, or extensions of credit to, or receivables payable from, customers, in each case, in the ordinary course of business and transactions permitted by clause (k) below; or (iv) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens);

(g) (i) enter into, adopt, amend, terminate or modify in any material respect any Employee Plan or accelerate compensation benefits provided under any Employee Plan (in each case, except for in connection with annual renewals in the ordinary course of business); or (ii) increase the compensation of any director or officer, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not permitted in accordance with the terms of any Employee Plan as in effect as of the date of this Agreement, except in the case of each of (i) and (ii), (a) as may be required by applicable Law; (b) in connection with any employee hires in the ordinary course of business and consistent with past practice; or (c) for increases in compensation and/or benefits for non-officer employees (based on promotion or merit) made in the ordinary course of business and consistent with past practice;

(h) settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding: (i) that is reflected or reserved against in the Audited Company Balance Sheet for solely monetary payments up to the amounts reserved against; (ii) for solely monetary payments of no more than $250,000 individually and $500,000 in the aggregate (in excess of amounts funded by an indemnity obligation to, or an insurance policy of, the Company or any of its Subsidiaries and excluding ordinary course administrative expenses that may be incurred in connection therewith), in each case, in addition to any applicable amount set forth in clause (i) if applicable; (iii) for the settlement of claims of the Company or any of its Subsidiaries, that results in no monetary obligation of the Company or any of its Subsidiaries, the receipt by the Company or any of its Subsidiaries of a payment, or does not involve any injunctive or equitable relief or impose restrictions on the business activities of or result in any reputational harm to the Company or any of its Subsidiaries; or (iv) settled in compliance with Section 6.14;

(i) except as required by applicable Law or GAAP, (i) revalue any of its properties or material assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (ii) make any change in any of its accounting principles or practices;

(j) (i) except in the ordinary course of business, make, change or revoke any material Tax election; (ii) make any material change to any method of Tax accounting; (iii) settle or compromise any material Tax claim or assessment; (iv) surrender a right to a material refund of Taxes; (v) consent to any extension or waiver of any limitation period with respect to any Tax claim or assessment; or (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-United States Law) in respect of a material amount of Taxes;

(k) incur or commit to incur any capital expenditures other than (i) in accordance with the capital expenditure budget set forth in Section 5.2(k) of the Company Disclosure Letter, (ii) pursuant to obligations imposed by Material Contracts; (iii) as permitted by Section 5.2(p) or (iv) with respect to any capital expenditure not addressed by the foregoing clauses (i) through (iii), not to exceed $100,000 individually, or $1,000,000, in the aggregate;

(l) (i) fail to renew, modify in any material respect, amend in any material respect or terminate any Material Contract except in the ordinary course of business, (ii) enter into any Lease or Sublease for which annual base rent exceeds $100,000 or (iii) enter into any other Contract that if entered into from and after the date hereof would be a Material Contract;

(m) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(n) engage in any transaction with, or enter into any Contract, agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(o) effectuate a “plant closing” or “mass layoff” (as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee without complying with WARN;

(p) make any acquisition or disposition of a material asset or business (including by merger, consolidation or acquisition of stock or assets or acquisition or closure of any restaurant location) or lease, license, pledge or transfer to or from another Person a material asset or business, except for (i) any acquisition or disposition for consideration that is not in excess of $750,000, individually, and $1,500,000, in the aggregate; (ii) any acquisition in connection with a new restaurant location build out disclosed on Section 5.2 of the Disclosure Letter, in the ordinary course of business; (iii) any disposition of obsolete or worn out equipment or Intellectual Property that is not (or no longer) material to the business of the Company and its Subsidiaries, or (iv) non-exclusive licenses or other dispositions (including abandonment, let lapse and transfer) of Intellectual Property, in the ordinary course of business;

(q) recognize any union or other labor organization as the representative of any of the employees of the Company or any of its Subsidiaries, or enter into any new or amended Collective Bargaining Agreement;

(r) enter into any new line of business outside of the Company’s and its Subsidiaries’ existing business on the date of this Agreement; or

(s) enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation; Company Board Recommendation Change.

(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the

Effective Time, the Company will (x) cease and cause to be terminated any discussions or negotiations with any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) that would be prohibited by this Section 5.3(a), (y) except as requested by Parent, promptly following the execution of this Agreement deliver written notice to each such Person with whom such discussions or negotiations are ongoing that the Company is ending all such discussions or negotiations with such Person pursuant to this Agreement, which written notice shall also request that such Person promptly return or destroy all confidential information concerning the Company and its Subsidiaries and (z) except as requested by Parent, terminate any electronic data room access (or other diligence access) of any such Person. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, except with the prior written consent of or at the request of Parent in connection with a Carveout Transaction, the Company and its Subsidiaries will not, will cause its officers and directors not to, and will not instruct, authorize or knowingly permit any of their other respective Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any Inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (or Inquiries, communications, proposals or offers or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), in each case, other than informing such Persons of the provisions contained in this Section 5.3; (iv) approve, endorse recommend or knowingly take any action to make the provision of any “control share acquisition”, “business combination” or other similar anti-takeover Law inapplicable to an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill agreement unless the Company Board concludes in good faith, after consultation with its outside counsel, that the failure to so waive, terminate or modify or fail to enforce would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made, renewed or delivered to the Company an unsolicited, written bona fide Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case with respect to an Acquisition Proposal that was not the result of a breach of Section 5.3(a) and that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that, subject to applicable Law, the Company shall provide to Parent and Merger Sub notice thereof and any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently to (and within 24 hours of) the time it is provided to such Person.

(c) No Company Board Recommendation Change or Alternative Acquisition Agreement. Except as permitted by Section 5.3(d), neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Board Recommendation; (B) fail to include the Company Board Recommendation in the Proxy Statement; (C) fail to reaffirm the Company Board Recommendation within ten (10) Business Days following the written request of Parent (provided, however, that Parent may make such request no more than twice plus one time more any time an Acquisition Proposal has been made); (D) publicly adopt, approve or recommend (or publicly propose to adopt, approve or recommend) an Acquisition Proposal; or (E) make any recommendation in support of, or fail to recommend against, a tender or exchange offer that constitutes an Acquisition Proposal (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3(c)(i)) (any action described in clauses (A), (B), (C), (D) or (E), a “Company Board Recommendation Change”); provided, however, that none of (1) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal or the taking of any other action contemplated by Section 5.3(b) as and to the extent permitted by Section 5.3(d)(ii); or (3) the delivery by the Company of any notice contemplated by Section 5.3(d) or any negotiations during the Notice Period in respect thereto in compliance with this Agreement will constitute a Company Board Recommendation Change or a violation of this Section 5.3; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Section 5.3, at any time prior to obtaining the Requisite Stockholder Approval:

(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least five (5) Business Days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event;

(2) prior to effecting such Company Board Recommendation Change, during such five (5) Business Day period, the Company has negotiated with Parent and its Representatives in good faith (to the extent that Parent requested to do so) to allow Parent to offer such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and

(3) following such five (5) Business Day period, the Company Board (or a committee thereof) (after consultation with its financial advisors and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Financing Letters and any other information provided by Parent) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided that each time material modifications to the Intervening Event occur, the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for three (3) Business Days from the day of such notification; or

(ii) if the Company has received an unsolicited, written bona fide Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board (or a committee thereof) may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; and/or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h); and/or (C) cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A), (B) or (C) unless:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Superior Proposal; and

(3) the Company has provided prior written notice to Parent five (5) Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) (A) has received an Acquisition Proposal that has not been withdrawn; (B) has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) has resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(ii) and to terminate this Agreement pursuant to Section 8.1(h) absent any revision to the terms and conditions of this Agreement, which notice will identify the Person or Group making such Superior Proposal and include the material terms thereof and copies of all relevant agreements relating to such Superior Proposal; and during the Notice Period, the Company has negotiated with Parent and its Representatives in good faith (to the extent that Parent has requested to do so) to allow Parent to offer such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change; and

(4) following such Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisors and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Financing Letters and any other information provided by Parent) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided that each time material modifications to the terms of an Acquisition Proposal determined to be a Superior Proposal are made (it being understood that any improvement to the financial terms of such proposal shall be deemed a material modification), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (3) shall recommence and be extended for three (3) Business Days from the day of such notification.

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will as promptly as reasonably practicable (and, in any event, within 24 hours) notify Parent if any Inquiries, offers or proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such

Inquiries, offers or proposals; (ii) a summary of the material terms and conditions of such Inquiries, offers or proposals; and (iii) copies of any written materials relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis of the status and terms of any such Inquiries, offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations. For purposes of this Section 5.3(e), references to “Inquiries” shall be limited to Inquiries that are made known to an executive officer of the Company or director of the Company Board.

(f) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; (iv) complying with the Company’s disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; or (v) making any disclosure to the Company Stockholders unrelated to an Acquisition Proposal (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof) has determined to make in good faith, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) must be subject to the terms and conditions of this Agreement.

(g) Conditional Commitment. If the Company Board (or any committee thereof) has resolved to make a Company Board Recommendation Change and provide a notice thereof pursuant to Section 5.3(d)(ii)(3) with respect to a Superior Proposal, in order to enable the Company Board (or committee thereof) to be sufficiently comfortable that such Superior Proposal will remain available to the Company when and if this Agreement is terminated as and to the extent permitted hereunder in respect of such Superior Proposal, the Company may enter into a binding letter agreement (the “Conditional Commitment”) with the third party making such Superior Proposal (the “Committed Bidder”), which Conditional Commitment may (i) provide that the Committed Bidder is obligated, on behalf of the Company, to pay the Company Termination Fee and any other fee or expense required to be paid by the Company pursuant to the relevant provisions of this Agreement in accordance with the terms thereof, (ii) attach as an exhibit thereto a fully negotiated agreement and plan of merger providing for the transaction contemplated by the Superior Proposal and/or (iii) provide that the Company shall enter into such agreement and plan of merger, and/or that such agreement and plan of merger shall automatically become binding on the Company, only on and after (and in no event before) both (A) the termination of this Agreement in accordance with its terms and (B) the payment by the Company (or by the Committed Bidder on behalf of the Company) of the Company Termination Fee or any other fee or expense required to be paid hereunder; provided, however, that the Conditional Commitment may not (x) impose on the Company or any Company Related Parties any liability or obligation except as contemplated above or (y) impose on Parent or any Parent Related Parties any liability or obligation at any time, including following the termination of this Agreement. Notwithstanding the foregoing, the Parties further agree that, in the circumstances described in the immediately preceding sentence, until the termination of this Agreement in accordance with its terms, (1) in no event may the Conditional Commitment permit the Committed Bidder to make any SEC or other regulatory filings in connection with the transactions contemplated by Conditional Commitment until the termination of this Agreement unless otherwise required by Law and (2) the Company shall otherwise remain subject to all of its obligations under this Agreement applicable thereto.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including by:

(i) causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) obtaining, in consultation with Parent, all consents, waivers, approvals, orders and authorizations from Governmental Authorities, and (2) making, in consultation with Parent, all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;

(iii) obtaining, in consultation with Parent, all consents, waivers and approvals and delivering all notifications pursuant to any Contracts to which the Company or its Subsidiaries are a party in connection with this Agreement and the consummation of the Merger; and

(iv) executing and delivering any Contracts and other instruments that are in each case reasonably necessary to consummate the Merger.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1. The Company will give prompt notice to Parent, and Parent shall give prompt notice to the Company, and each such Party will subsequently keep the other Party informed on a reasonably current basis of any material developments related to such notice upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (i) has had, or would reasonably be expected to have, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (ii) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied by the Termination Date, or the receipt of any written notice from (A) any Person alleging that the consent, waiver or approval of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (B) any Governmental Authority or NASDAQ (or any other securities market) in connection with the Merger or the other transactions contemplated hereby.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(d) Antitrust Approvals. This Section 6.1 shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2 Antitrust Filings.

(a) Filing Under the HSR Act. Each of Parent and Merger Sub (and their respective controlling Persons and controlled Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, shall, (i) within seven (7) Business Days following the date of this Agreement, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act, which shall request early termination of the HSR Act waiting period; and (ii) as promptly as reasonably practicable following the date of this Agreement, file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective controlling Persons, controlled Affiliates and Subsidiaries, respectively, to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause to be supplied) with any information that may be reasonably required in order to make such filings; (C) as promptly as reasonably practicable supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take (and cause its respective controlling Persons, controlled Affiliates or Subsidiaries, respectively, to take) all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Merger; and (2) obtain any required approvals or consents pursuant to any Antitrust Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause its respective controlling Persons and controlled Affiliates), on the one hand, and the Company shall (and shall cause its Subsidiaries), on the other hand, promptly inform the other of any material communication from any Governmental Authority regarding the Merger in connection with such filings. If any Party or any controlling Persons or controlled Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any similar request pursuant to any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as promptly as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Antitrust Approvals. In furtherance and not in limitation of the foregoing, if and to the extent advisable and necessary to obtain the expiration or termination of the waiting period pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, or to obtain any consents, clearances or approvals pursuant to applicable Antitrust Laws, as soon as reasonably practicable and in any event prior to the Termination Date, each of Parent and Merger Sub shall (and shall cause their respective controlled Affiliates to) (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub (and their respective controlled Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (B) any other restrictions on the activities of Parent and Merger Sub (and their respective controlled Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided, however, that, notwithstanding anything in the Agreement or this Section 6.2(b)(ii) to the contrary, nothing in this Agreement shall limit the obligation of Parent and Merger Sub to use, and cause each of their respective controlled Affiliates to take any and all steps necessary to eliminate each and every impediment under any Antitrust Law to consummate the Merger and the other transactions contemplated hereby prior to the Termination Date; provided, further, that Parent and Merger Sub shall not be obligated to take or agree to take any action with respect to the Company or its Subsidiaries the effectiveness of which is not conditioned on the Closing occurring.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective controlling Persons, controlled Affiliates and Subsidiaries, respectively, to), subject to any restrictions under applicable Laws, keep the other parties apprised of the content and status of any material communications with or from any Governmental Authority with respect to the Merger, including (i) promptly notify the Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other material written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent and Merger Sub will not, without the prior written consent of the Company, extend or offer or agree to extend any waiting period under the HSR Act or any other Antitrust Law, or enter into any agreement with any Governmental Authority related to this Agreement or the transactions contemplated by this Agreement. The Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. However, each of the Company, Parent and Merger Sub may, as it deems advisable and necessary, reasonably designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the party providing the non-public information; provided, that each of the Company, Parent and Merger Sub may redact such information as necessary to (i) remove any valuation and related information, or (ii) address any contractual arrangements or reasonable attorney-client or other privilege or confidentiality concerns before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

(d) Other Actions. Each of Parent and Merger Sub agrees that, between the date hereof and the Closing, it shall not, and shall not permit any of its controlled Affiliates to, enter into or consummate any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights of any other Person if such ownership interest, assets or rights would reasonably be expected (including the termination or expiration of the waiting period pursuant to the HSR Act or any other Antitrust Law) to result in any material delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the Merger, or which would otherwise reasonably be expected to prevent or delay the Merger in any material respect.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. As promptly as practical following the date of this Agreement, and in any event within 30 days after the date of this Agreement (unless otherwise agreed to in writing by Parent and the Company), the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel a reasonable opportunity to review and comment thereon and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel. On the date of mailing of the Proxy Statement to the Company Stockholders and at the time of the Company Stockholder Meeting, the Company shall ensure that neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. The Company, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, without providing the other, to the extent practicable, a reasonable opportunity to review and comment on such written communication and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel.

(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. The Company will respond to any comments received from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as promptly as reasonably practicable (but in no case later than ten (10) Business Days) after its receipt thereof, including by filing any required amendments to the Proxy Statement.

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and in any event within seven (7) Business Days of the first to occur of (x) ten (10) calendar days following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it will review the Proxy Statement, or (y) the date the SEC confirms that it has completed its review of the Proxy Statement, as the case may be, and shall take all necessary actions to set a record date promptly (including conducting broker searches and setting a preliminary record date) to accommodate such a mailing date.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Company’s Organizational Documents and the rules and regulations of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable, and in any event within 25 Business Days (unless otherwise agreed to in writing by Parent and the Company), following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Subject to Section 5.3, the Company will use commercially reasonable efforts to solicit proxies to obtain the Requisite Stockholder Approval. In the event that the Company Board makes a Company Board Recommendation Change, the Company will nevertheless submit this Agreement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholder Meeting. The Company shall permit Parent and its Representatives to attend the Company Stockholder Meeting.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times or for more than twenty (20) Business Days in the aggregate pursuant to clause (i) or this clause (ii) without the prior written consent of Parent); (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff or (iv) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is reasonably likely to be required under applicable Law to postpone or adjourn the Company Stockholder Meeting to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders.

6.5 Financing.

(a) No Amendments to Financing Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any termination, replacement, amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letters if such amendment, replacement, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Financing, unless the aggregate amount of the Financing, together with other financial resources available to Parent, is sufficient to consummate the transactions contemplated by this Agreement; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing that would reasonably be expected to prevent, impede or delay the timely consummation of the Financing or the Closing; (iii) materially adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other Parties to the Financing Letters or the definitive agreements with respect thereto; or (iv) prevent, impede or materially delay the timely consummation of the Financing or the Closing. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Debt Financing Letters as amended, replaced or modified; and (2) “Equity Commitment Letter,” “Debt Commitment Letters” or “Financing Letters” will include such documents as amended, replaced or modified. Parent will not release or consent to the termination of any individual lender under the Debt Commitment Letters, except for (a) adding additional arrangers or agents under the Debt Commitment Letters (and reallocating the commitments of the Debt Financing Sources thereunder in connection with such addition); or (b) replacements of the Debt Commitment Letters with alternative financing commitments as permitted by Section 6.5(a) or as required by Section 6.5(d).

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions (including, to the extent required, the full exercise of any flex provisions) described in the Financing Letters and any related Fee Letter, including using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letters and related Fee Letter; (iii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Debt Commitment Letters and such definitive agreements thereto and in the Equity Commitment Letter; and (iv) consummate the Financing at or prior to the Closing, including causing the Financing Sources to fund the Financing at the Closing. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Financing Letters as and when they become due.

(c) Information. Parent shall (i) keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing; and (ii) provide the Company with copies of executed definitive agreements related to the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub must give the Company prompt notice of any breach or default by any party to the Financing Letters or definitive agreements related to the Financing. Parent must provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with two (2) Business Days) after the date that the Company delivers a written request therefor to Parent.

(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letters, Parent will use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event (and in any event no later than the date on which the Marketing Period expires), to (i) obtain alternative financing from alternative sources on terms not materially worse and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letters and the related Fee Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(e) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. Subject to Section 9.8(b)(ii), if the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.6 Financing Cooperation.

(a) Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, in each case at Parent’s sole expense, to provide Parent with all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Debt Financing, including using reasonable best efforts in connection with:

(i) participating in a reasonable number of meetings, presentations, bank meetings and sessions with rating agencies at mutually agreeable times in mutually agreeable locations upon reasonable advance notice (provided that only one such ratings agency meetings and one such bank meeting or other meetings shall be required to be in-person);

(ii) assisting Parent and the Debt Financing Sources (x) with the timely preparation of customary rating agency presentations and bank information memoranda or memoranda required in connection with the Debt Financing solely with respect to the Company and, to the extent reasonably requested, providing customary authorization letters with respect to such bank information or other memoranda (including a customary “10b-5” representation consistent with the corresponding representations set forth in the Debt Commitment Letters) solely with respect to the Company and (y) with the preparation of the Parent Pro Forma Financial Statements, subject in all respects to Section 6.6(b)(viii) below (including commercially reasonable assistance with purchase accounting adjustments);

(iii) assisting Parent in connection with the preparation of disclosure schedules for any pledge, security and other financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, in each case, solely in respect of the Company and solely as required to be delivered at Closing pursuant to the terms of the Debt Financing Commitment Letters, it being understood that such documents will not take effect until the Effective Time;

(iv) furnishing Parent and the Debt Financing Sources with (x) the reports and documents on Form 10-K for the fiscal year ended December 25, 2018 and Form 10-Q for the fiscal quarter most recently required to be filed with the SEC and (y) financial information of the Company and its Subsidiaries on a consolidated basis and financial information of the Company and its Subsidiaries (giving effect to the Carveout Transaction; provided that Parent must identify in writing to the Company such Carveout Transaction solely for purposes of this clause (iv) by the later of (i) July 31, 2019 and (ii) 20 Business Days prior to the Company’s dissemination of the Proxy Statement to the Company Stockholders in accordance with Section 6.3(f)), in each case, as of, and for the twelve-month period ending on April 30, 2019, that is necessary for Parent to prepare a consolidated pro forma income statement and balance sheet of Parent (or a direct or indirect holding company of Parent), subject to Section 6.6(b)(viii) below (collectively, the “Parent Pro Forma Financial Statements”) (all such information and documents described in the foregoing clauses (x) and (y) of this Section 6.6(a)(iv), the “Required Financing Information”) reasonably requested by Parent; provided, that with respect to the information described in clause (x) above, the furnishing of such information on EDGAR or the website of the Company shall constitute delivery thereof;

(v) facilitating the obtaining and delivering customary pay-off letters in respect of the Credit Agreement on or prior to the Closing Date; and

(vi) furnishing Parent and the Debt Financing Sources at least three (3) Business Days prior to Closing with all documentation and other information regarding the Company required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R §1010.230, to the extent reasonably requested in writing at least ten (10) Business Days prior to Closing.

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses for which it has not received prior reimbursement; (ii) enter into any definitive agreement; (iii) give any indemnities; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (v) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, the Agreement, any Organizational Document, Material Contract or any Law; or (vi) provide access to or disclose information which would result in waiving any attorney-client privilege, work-product or similar privilege, (vii) which would contravene any position taken in any tax return or financial statements or (viii) require the Company to prepare any (1) pro forma financial statements or adjustments or projections or post-Closing or pro forma cost savings, capitalization and other post-Closing adjustments; (2) description of all or any portion of the Financing, including any “description of notes” and “plan of distribution”; (3) risk factors relating to all or any component of the Financing; (4) financial statements in respect of its Subsidiaries; (5) information customarily provided by an investment bank or “initial purchaser” (or their advisors); or (6) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A). In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries or their respective Representatives will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require the Company, its Subsidiaries or their respective Representatives to (1) pass resolutions or consents to approve or authorize the Debt Financing or the execution and delivery of the definitive documents, (2) take any action that could reasonably be expected to result in any Representative of the Company or any of its Subsidiaries incurring personal liability (as opposed to liability in his or her capacity as an officer of such person) with respect to any matters related to the Debt Financing, (3) incur any liability (or cause its directors, officers or employees to incur any liability) under the Debt Financing or (4) cause the delivery of any legal opinions or any certificates, including as to solvency of the Company or its Subsidiaries.

(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in a form then used by the Company or such Subsidiary and in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended or likely to, and will not, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and all goodwill arising from the use thereof shall inure to the Company and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings.

(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6.

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement or the provision of information utilized in connection therewith. Parent’s obligations pursuant to Section 6.6(e), this Section 6.6(f), Section 6.19(b), and Section 6.19(c) are referred to collectively as the “Reimbursement Obligations”.

(g) No Exclusive Arrangements. In no event will the Equity Investors, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

6.7 Anti-Takeover Laws. The Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger or the Voting Agreement; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger or the Voting Agreement, take all action within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request provided in writing to the Chief Financial Officer of the Company, or another Person designated in writing by the Company, to the properties, books and records, employees, consultants and other personnel of the Company and its Subsidiaries, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) such disclosure relates to interactions with other prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby, or information relating to the analysis, valuation or consideration of the Merger or the transactions contemplated hereby; (d) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (e) access would result in the disclosure of any trade secrets of third Persons; or (f) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall use its reasonable best efforts to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (a) through (f). Nothing in this Section 6.8 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Subject to Section 9.4, the terms and conditions of the Confidentiality Agreement will apply to any information disclosed by the Company, its Subsidiaries or its Representatives pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the Chief Financial Officer of the Company or another person designated in writing by the Company.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill the obligations of the Company and any of its Subsidiaries pursuant to any indemnification agreements listed on Section 6.10(a) of the Company Disclosure Letter between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements listed on Section 6.10(a) of the Company Disclosure Letter with the Company and any of its Subsidiaries in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, penalties, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time; and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding upon receipt of an undertaking from such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance; provided, that Parent may (i) substitute therefor policies of an insurance company the terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time). In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect in lieu of the maintenance of the D&O Insurance.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or at least one of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10, if such assumption shall not otherwise occur by operation of law.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Company’s Organizational

Documents; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all of the Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.

(c) Employment; Benefits. For a period of one (1) year following the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause each Continuing Employee to be provided with (i) a base salary or wages that are no less favorable than such Continuing Employee’s base salary or wages immediately prior to the Closing, (ii) annual target cash incentive opportunities that are no less favorable than such Continuing Employee’s annual target cash incentive opportunities in effect immediately prior to the Closing, (iii) severance benefits that are no less favorable than those that would have been provided by the Company to such Continuing Employee as of the Closing as set forth on Section 6.11(c) of the Company Disclosure Letter and (iv) employee benefits that are either (x) substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing or (y) no less favorable than those provided to similarly-situated employees of Parent and its Subsidiaries.

(d) New Plans. To the extent that an Employee Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation or paid time-off accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits or for purposes of any defined benefit pension plan or post-employment welfare benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit or compensation plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Employee Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extents such requirements were waived or satisfied under the comparable Old Plan, and the Surviving Corporation shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee.

(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; (iv) amend any employee benefit plan, program or arrangement of any entity or (v) apply to or bind any acquirer in connection with any Carveout Transaction.

6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Public Statements and Disclosure. The initial press release with respect to the execution and delivery of this Agreement and the Merger shall be a joint press release reasonably acceptable to the Company and Parent. Thereafter, (i) each of the Company, Parent and Merger Sub agrees that no public filing, release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except that no consent shall be required for any such filing, release or announcement required by applicable Law, regulation or stock exchange rule or listing agreement if the applicable party has provided a right to review such filing, release or announcement in advance (to the extent permissible), and (ii) the Company (other than with respect to the portion of any communication relating to an Acquisition Proposal or Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, and, in the case of each of the foregoing clauses (a) through (c), in which any statements or communications therein will not be inconsistent with public statements previously approved in accordance with this Section 6.13, except that none of the Parties will be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors and not inconsistent with public statements previously approved in accordance with this Section 6.13; or (iii) disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such person or any Affiliates of such person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business.

6.14 Transaction Litigation. Prior to the Effective Time, each Party will provide the other Parties with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof. Each Party will (a) give the other Parties the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with the other Parties with respect to the defense, settlement and prosecution of any Transaction Litigation. No Party may compromise or settle, or agree to compromise or settle, any Transaction Litigation unless the other Parties have consented thereto in writing; provided, however, that the Company may compromise or settle any Transaction Litigation without any consent to the extent permitted by Section 5.2(h). For purposes of this Section 6.14, “participate” means that (i) a Party shall be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Party receiving notice of Transaction Litigation (to the extent that the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected), and (ii) may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding relating to Dissenting Company Shares shall be governed by Section 2.7(c).

6.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16 Credit Agreement. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement.

6.17 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.18 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.19 Cooperation With Potential Carveout Transactions.

(a) If requested by Parent, at Parent’s sole expense, the Company shall provide reasonable cooperation to Parent, Merger Sub and their respective Affiliates and Representatives in connection with any potential separation or sale, to be effected following the Effective Time, by Parent, the Surviving Corporation or any of their respective Subsidiaries of any assets or businesses of the Company or its Subsidiaries (a “Carveout Transaction”). Such reasonable cooperation shall include (i) participating in a reasonable and limited number of meetings and presentations with prospective acquirers and their representatives, (ii) assisting to the extent reasonably necessary Parent in connection with the preparation of disclosure schedules and financial statements required to be prepared in connection with a Carveout Transaction, and (iii) providing access to such due diligence materials and other information reasonably requested by prospective acquirers and their representatives in connection with a Carveout Transaction, including access to a virtual data room. Nothing in this Section 6.19 shall require the Company to take any corporate action, to execute any document or other instrument, or to incur any liability that is not conditioned upon or that would be effective prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with a Carveout Transaction so long as such logos (i) are used solely in a manner that is not intended or likely to, and will not, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and all goodwill arising from the use thereof shall inure to the Company and (ii) are used solely in connection with a description of the Company, its business and products or such Carveout Transaction.

(b) If this Agreement is terminated, promptly upon request by the Company, Parent will reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6.

(c) If this Agreement is terminated, the Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging a Carveout Transaction pursuant to this Agreement or the provision of information utilized in connection therewith. Notwithstanding anything to the contrary in this Agreement, including Section 6.6, (i) the terms of this Section 6.19 shall solely govern the Company’s obligations in respect of any Carveout Transaction, (ii) the success, failure or progression of a Carveout Transaction to materialize or materializing on undesirable terms to Parent or the Surviving Corporation shall not alter Parent’s obligations under this Agreement or prevent or delay the consummation of the Merger or the other transactions contemplated hereby, and (iii) without limiting the foregoing, the execution of any Contract relating to, or the consummation of, any Carveout Transaction is not a condition to Parent’s or Merger Sub’s obligations to consummate the Merger or the other transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been received at the Company Stockholder Meeting.

(b) HSR Act. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated and all requisite approvals and consents applicable thereto will have been obtained.

(c) No Prohibitive Laws or Injunctions. No Law, temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Sections 7.2(a)(ii) and 7.2(a)(iii), the representations and warranties of the Company set forth in Article III shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein, except for such failures to be true and correct that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(c), Section 3.4, Section 3.5 and the second sentence of Section 3.13 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers shall have been true and correct as of the date hereof and shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifiers shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without disregarding such Company Material Adverse Effect or other materiality qualifiers qualifications.

(iii) The representations and warranties set forth in Section 3.8(a), the first and second sentences of Section 3.8(b), the first sentence of Section 3.8(c) and Section 3.9(b) and (c) shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such adverse inaccuracies that are de minimis.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein, except for such failures to be true and correct that have not had, and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on December 23, 2019 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if (A) such breach has been cured within the Company Breach Notice Period (to the extent capable of being cured) or (B) Parent is then in breach of any representation, warranty, agreement or covenant contained in this Agreement which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.3;

(f) by Parent, if (i) at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, (ii) the Company has delivered notice under Section 5.3(d)(i) or Section 5.3(d)(ii), or (iii) the Company or its Representatives shall have breached in any material respect, or failed to perform in any material respect, any of their respective obligations set forth in Section 5.3;

(g) by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if (A) such breach has been cured within the Parent Breach Notice Period (to the extent capable of being cured) or (B) the Company is then in breach of any representation, warranty, agreement or covenant contained in this Agreement which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.2;

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, if (i) the Company Board has effected a Company Board Recommendation Change with respect to a Superior Proposal in accordance in all respects with Section 5.3(d)(ii); and (ii) the Company enters into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(h); or

(i) by the Company, at any time prior to the Effective Time if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) Parent and Merger Sub fail to complete the Closing on the date the Closing is required to have occurred pursuant to Section 2.3; and (iii) the Company has notified Parent in writing that (A) it is ready, willing and able to consummate the Closing, and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it waives any unsatisfied conditions set forth in Section 7.3; (iii) the Company has given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(h) if Parent and Merger Sub fail to consummate the Merger in accordance with Section 2.3 within three (3) Business Days of the date of such notice; and (iv) Parent and Merger Sub fail to consummate the Merger in accordance with Section 2.3 within three (3) Business Days of the date of such notice.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Article I, Section 3.27, Section 4.15, Section 6.6(e), Section 6.6(f), Section 6.12, this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX (but not Section 9.8(b) with respect to provisions of this Agreement that have terminated) will each survive the termination of this Agreement. Subject to the limitations set forth in Section 8.3, nothing in this Agreement or the termination hereof will relieve any Party from any liability for any Willful and Material Breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Financing Letters, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Parent shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Termination Fee.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e) a bona fide Acquisition Proposal or Inquiry for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or has otherwise become known to the Company Board (or a committee thereof) and not withdrawn in each case prior to the Company Stockholder Meeting or the event giving rise to such right of termination, respectively; and (C) within twelve (12) months following the termination of this Agreement pursuant to either such provision, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company shall substantially concurrently upon the earlier of the entry into such definitive agreement and such consummation pay the Company Termination Fee (less the amount of any Parent Expenses reimbursed pursuant to Section 8.3(b)(iv)) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “40%”.

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent following request therefor (or if not so designated, as promptly as possible thereafter such designation).

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must substantially concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent following request therefor (or if not so designated, as promptly as possible thereafter such designation).

(iv) Parent Expenses. If this Agreement is validly terminated pursuant to Section 8.1(d), then the Company shall pay to Parent (or its designee(s)) all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Parent, Merger Sub, the Guarantor or their respect Affiliates (and all out-of-pocket fees and expenses of Financing Sources for which Parent, Merger Sub, the Guarantor or their respective Affiliates may be responsible) incurred by Parent, Merger Sub, the Guarantor or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (the “Parent Expenses”), in an amount not greater than $2,000,000, by wire transfer of immediately available funds within two (2) Business Days following such termination to an account designated in writing by Parent if one has been so designated by Parent following request therefor (or if not so designated, as promptly as possible thereafter such designation).

(c) Parent Termination Fee. If this Agreement is validly terminated pursuant to Section 8.1(g) for Parent’s or Merger Sub’s Willful and Material Breach or Section 8.1(i), then Parent must promptly (and in any event within two (2) Business Days) following such termination pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company if one has been so designated by Company following request therefor (or if not so designated, as promptly as possible thereafter such designation).

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger and that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company and the Company Related Parties or Parent and the Parent Related Parties, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement, which amounts would otherwise be impossible to calculate with precision, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that seeks to obtain payment of the Company Termination Fee, the Parent Expenses or Parent Termination Fee, as applicable, the non-prevailing party shall pay the prevailing party its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f) Sole Remedy.

(i) If this Agreement is validly terminated pursuant to Section 8.1 or for any other reason, the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from Guarantor and/or any costs or expenses under Section 8.3(e)), the Reimbursement Obligations and the Company’s right to seek specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of the Company and the Company Related Parties against (A) Parent, Merger Sub or the Financing Sources; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or Guarantor), members, managers, general or limited partners, stockholders and successors, heirs and assignees of each of Parent, Merger Sub and the Financing Sources (collectively, the “Parent Related Parties”) in respect of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantee) and the transactions contemplated hereby and thereby, and upon payment of such amounts (which recourse shall be sought solely against Parent and subject to the limitations set forth herein, or the Guarantor or the Equity Investors (as applicable) in accordance with, and subject to the limitations set forth in, the Equity Commitment Letter and the Guarantee), (1) none of the Parent Related Parties will have any further liability or obligation to the Company or the Company Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantee) or the transactions contemplated hereby and thereby (including with respect to any matters relating to CERCLA or any other Environmental Law) (except that the Parties (or their

Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations, Section 8.2, Section 8.3(a), Section 8.3(e), and Section 8.3(f), and the Guarantor will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Guarantee), and (2) neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of, related to or otherwise in connection with this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement, the failure of the Closing to be consummated or the Financing Letters and the financings contemplated therein, including the Debt Financing and the financing of the Equity Financing (and the abandonment or termination thereof). Notwithstanding the foregoing, this Section 8.3(f)(i) will not relieve Parent, Merger Sub or Guarantor from liability (1) for any Willful and Material Breach of this Agreement or (2) for any breaches of the Confidentiality Agreement; provided that, under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates (including the Guarantor) for breaches under this Agreement, the Guarantee or the Equity Commitment Letter exceed an amount equal to $15,520,000 plus the Reimbursement Obligations and any obligations under Section 8.3(e) in the aggregate for all such breaches (taking into account, for the avoidance of doubt, any payment of the Parent Termination Fee, the Reimbursement Obligations and/or any obligations under Section 8.3(e)) and in no event shall the Company or any Company Related Party seek to recover any money damages in excess of such amounts. Other than the remedies described in the foregoing sentence, no Parent Related Party shall have any further liability or obligation, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim against the Guarantor, any other Parent Related Party and the Company covenants and agrees that it shall not institute, and shall cause its Representatives, Affiliates and other Company Related Parties not to institute a Legal Proceeding to seek recourse for such further liability or obligation.

(ii) If this Agreement is validly terminated pursuant to Section 8.1 under circumstances in which Parent is entitled to the Company Termination Fee pursuant to Section 8.3(b) or the Parent Expenses owed pursuant to Section 8.3(b)(iv), Parent’s (or its designee’s) receipt of the Company Termination Fee and/or the Parent Expenses and Parent’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of Parent, Merger Sub and the Parent Related Parties against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby (including with respect to any matters relating to CERCLA or any other Environmental Law), and upon payment of such amount (which recourse shall be sought solely against the Company and subject to the limitations set forth herein), (1) none of the Company Related Parties will have any further liability or obligation to Parent, Merger Sub or the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2, Section 8.3(a), Section 8.3(e) and Section 8.3(f), as applicable) and (2) neither Parent, Merger Sub, nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any other Company Related Party arising out of, related to or otherwise in connection with this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement, or the failure of the Closing to be consummated. Notwithstanding the foregoing, this Section 8.3(f)(ii) will not relieve the Company from liability for any Willful and Material Breach of this Agreement; provided that, under no circumstances will the collectively monetary damages payable by the Company for breaches under this Agreement exceed an amount equal to $15,520,000 plus any obligations under Section 8.3(e) in the aggregate for all breaches (taking into account, for the avoidance of doubt, any payment of the Company Termination Fee and/or any obligations under Section 8.3(e)). Other than the remedies described in the foregoing sentence, no Company Related Party shall have any further liability or obligation, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim against the Company or any Company Related Party, and Parent covenants and agrees that it shall not institute, and shall cause its Representatives, Affiliates and other Parent Related Parties not to institute a Legal Proceeding to seek recourse for such further liability or obligation.

(g) Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b) (but not, following the valid termination of this Agreement, with respect to sections of this Agreement that do not survive such termination); provided that the Company shall not be entitled under any circumstances to both (i) payment of the Parent Termination Fee (or monetary damages of any kind) and (ii) specific performance of Parent’s obligation to cause the Equity Financing to be funded or to effect the Closing in accordance with Article II.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 8.3(f)(i), Section 8.5, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 8.4 (and the related definitions used in those sections and any other provisions of this Agreement to the extent a modification or waiver thereof would serve to modify the substance or provisions of such Sections) may not be amended, modified or altered in a manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 8.3(f)(i), Section 8.4, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11, and this Section 8.5 (and the related definitions used in those sections and any other provisions of this Agreement to the extent a waiver or extension thereof would serve to modify the substance or provisions of such Sections) may not be waived or extended in a manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival. The representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time (including any rights arising out of any breach of such representations, warranties, covenants, or agreements (and there shall be no liability after the Closing in respect thereof)), except that any covenants or agreements that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (ii) immediately upon delivery by hand, or (iii) by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

c/o L Catterton

599 W Putnam Avenue

Greenwich, CT 06830

Attn: Andrew Taub, Managing Partner

E-mail: Andrew.Taub@lcatterton.com

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn: Steven R. Shoemate

         William B. Sorabella

E-mail: SShoemate@gibsondunn.com

            WSorabella@gibsondunn.com

(b)	if to the Company (prior to the Effective Time) to:

Del Frisco’s Restaurant Group, Inc.

2900 Ranch Trail

Irving, TX 75063

Attn: Neil Thomson

         Ellen Patrick

E-mail: nthomson@dfrg.com

         epatrick@dfrg.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Daniel Wolf, P.C.

E-mail: daniel.wolf@kirkland.com

and

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attn: Joshua M. Zachariah, P.C.

         Joseph K. Halloum

E-mail: joshua.zachariah@kirkland.com

             joseph.halloum@kirkland.com

Any notice received by e-mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is two (2) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation; or (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties (including Debt Financing Sources) to the Financing Letters or Guarantor pursuant to the Guarantee; or (ii) impede or delay the consummation of the Merger or the other transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality Agreement. Parent, Merger Sub and the Company hereby acknowledge that L Catterton Management Limited and the Company have previously executed a confidentiality letter agreement, dated February 5, 2019 (the “Confidentiality Agreement”), that shall continue in full force and effect in accordance with its terms. Subject to the last sentence of this Section, each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by and comply with, and to cause their Representatives to be bound by and comply with, the terms and conditions of the Confidentiality Agreement as if they were parties thereto. The standstill provisions of Section 5 of the Confidentiality Agreement are hereby waived by the Company with respect to any action taken in connection with a Carveout Transaction or any other action contemplated hereby; provided, however, that in the event the Company waives or amends any standstill provisions with any third party or enters into any Acceptable Confidentiality Agreement with any third party with any term of the standstill provisions (or absence thereof) on terms with respect to standstill provisions that are more favorable to such third party than those contained in the Confidentiality Agreement, the Company shall provide notice to Parent thereof and Section 5 of the Confidentiality Agreement shall be deemed to have such term(s) in the Confidentiality Agreement be automatically amended to reflect any such more favorable term(s). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Parent, Merger Sub and their respective Representatives shall be permitted to disclose documents and information to a Person in connection with a potential Carveout Transaction, so long as prior to any such disclosure such other Person enters into a customary confidentiality agreement that contains provisions (other than standstill provisions) that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guarantee and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, and Company Equity Awards to receive the merger consideration set forth in Article II. The provisions of Section 8.3(f)(i), Section 8.4, Section 8.5, Section 9.3, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 9.6 shall inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources). Notwithstanding the foregoing, in no event shall Parent have any liability or obligation with respect to any payment of monetary damages in amounts that, in the aggregate, exceed the amounts set forth in Section 8.3(f)(i).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages (including the payment of the Parent Termination Fee), under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance and all or any portion of the Parent Termination Fee).

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the rights and limitations of specific performance under Section 9.8(b) are an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the right of the Company to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation or the Company’s ability, as a third party beneficiary, to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) at the time Closing is required to be consummated pursuant to Section 2.3; (B) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; (C) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.3; and (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation or the Company’s ability, as a third party beneficiary, to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company, any Company Related Party or any of their respective Affiliates or Representatives be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(iii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief as provided herein to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement as provided herein to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(c) None of the Debt Financing Sources will have any liability to the Company, the Company Related Parties or any of their respective Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at Law or equity, in contract, in tort or otherwise, and neither the Company, the Company Related Parties or any of their respective Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder.

9.9 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that notwithstanding the foregoing, each of the Parties agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Financing, shall be governed by, and construed in accordance with, and enforced under the laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary and subject to Section 9.8(c), the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in Law or in equity, in contract, in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby irrevocably waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; (v) any such Legal Proceeding will be governed and construed in accordance with and enforced under the Laws of the State of New York and (vi) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.11 WAIVER OF JURY TRIAL. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE FINANCING LETTERS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Company Related Parties and no Parent Related Parties (other than the Guarantor to the extent set forth in the Guarantee or the Equity Investors to the extent set forth in the Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise)

based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall the Company or any of its Affiliates or other Company Related Parties, on the one hand, and Parent, Merger Sub or any of their respective Affiliates or other Parent Related Parties on the other hand, and each of the Company and Parent agrees not to and to use commercially reasonably efforts to cause its respective controlled Affiliates and other Company Related Parties or Parent Related Parties, as applicable, not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party or Company Related Party, as applicable, not a party to this Agreement (other than to the extent permitted by, and subject to the limitations of, the Guarantee and the Equity Commitment Letter).

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on its face by such disclosure.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

{Signature page follows.}

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

HARLAN PARENT, INC.

By:	/s/ Andrew Taub
Name:	Andrew Taub
Title:	President

HARLAN MERGER SUB, INC.

By:	/s/ Andrew Taub
Name:	Andrew Taub
Title:	President

DEL FRISCO’S RESTAURANT GROUP, INC.

By:	/s/ Norman Abdallah
Name:	Norman Abdallah
Title:	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DEL FRISCO’S RESTAURANT GROUP, INC.

ARTICLE I

NAME OF CORPORATION

The name of the corporation (the “Corporation”) is Del Frisco’s Restaurant Group, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.001.

ARTICLE V

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VIII

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ANNEX B

50 California Street, Suite 3100, San Francisco, CA 94111 Tel: (415) 616-1601 | Tel: (800) 214-0540 | Fax: (415) 616-1845 Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

June 23, 2019

Board of Directors

Del Frisco’s Restaurant Group, Inc.

2900 Ranch Trail

Irving, TX 75063

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Del Frisco’s Restaurant Group, Inc. (the “Company”), of the Merger Consideration (as defined below), pursuant to a draft of the Agreement and Plan of Merger, dated as of June 22, 2019 (the “Agreement”), to be entered into among the Company, Harlan Parent, Inc. (the “Acquiror”) and Harlan Merger Sub, Inc. (“Merger Sub”), a newly formed wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than Owned Company Shares or Dissenting Company Shares (each as defined in the Agreement), will be converted into the right to receive $8.00 in cash (the “Merger Consideration”). Unless separately defined in this letter, defined terms have the same definitions as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated June 22, 2019; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.

Pipe Jaffray & Co.

June 23, 2019

We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We are currently engaged as financial advisor for the Company in connection with the Company’s review of strategic alternatives and have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or any of their affiliates (including, in the case of Acquiror, certain of its portfolio companies) and may continue to do so and have received, and may receive, fees for the rendering of such services. Within the past three years, we have received investment banking fees from portfolio companies of investment funds affiliated with the Acquiror, which fees amount to approximately $50,000. Certain senior members of our deal team currently own securities in a portfolio company affiliated with Acquiror; the combined holdings of these two deal team members amount to less than one percent. In addition, in the ordinary course of our business, we

Pipe Jaffray & Co.

June 23, 2019

and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror (including, in the case of Acquiror, certain of its portfolio companies), for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration, or any other terms contemplated by the Agreement. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation,

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than holders of Owned Company Shares and Dissenting Company Shares) as of the date hereof.

Sincerely,

/s/ Piper Jaffray & Co.

PIPER JAFFRAY & CO.

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to §251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 23, 2019 (this “Agreement”), among Harlan Parent, Inc., a Delaware corporation (“Parent”), and the stockholders of Del Frisco’s Restaurant Group, Inc., a Delaware corporation (the “Company”) listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Parent, Harlan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of shares of common stock, par value $0.001 per share, of the Company (“Shares”) as set forth on Schedule A hereto (with respect to each Stockholder, the “Owned Shares”; the Owned Shares and any additional Shares or other voting securities of the Company of which such Stockholder acquires record and/or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Stockholder’s “Covered Shares”); provided, however, that Covered Shares shall not include any Shares that a Stockholder sells or otherwise disposes of following the date of this Agreement as and to the extent expressly permitted hereby;

WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:

1.    Agreement to Vote. Prior to the Termination Date (as defined herein), each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement and (ii) against (A) any Acquisition Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger), (C) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement, (D) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by Parent and (E) any other change in the Company’s corporate structure or business.

2.    No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

3.    Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) written notice of termination of this Agreement by Parent to the Stockholders, (d) a Company Board Recommendation Change undertaken by the Company Board (or a committee thereof) as expressly permitted by Section 5.3(d) of the Merger Agreement, (e) the effectiveness of any amendment, modification or supplement to the Merger Agreement or waiver under the Merger Agreement, in each case, where such amendment, modification, supplement or waiver would decrease, or change the form of, the consideration to be received under the Merger Agreement by holders of Shares and (f) the mutual written consent of the parties hereto (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 10 to 24 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

4.    Representations and Warranties of Stockholders. Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:

(a)    Such Stockholder is the record and/or beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of liens other than as created by this Agreement. Such Stockholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. The Covered Shares are not subject to any voting trust agreement or other Contract to which such Stockholder is a party restricting the voting or Transfer (as defined below) of the Covered Shares. Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement.

(b)    Each such Stockholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Stockholder who is a natural person has full legal power and capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. The execution, delivery and performance of this Agreement by each such Stockholder which is an entity, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)    Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on such property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, impair or delay the ability of such Stockholder to perform its obligations hereunder. For the avoidance of doubt, nothing in this Agreement shall preclude any Stockholder from making such filings as are required by applicable Law in connection with the entering into of this Agreement, including an amendment to any Schedule 13D previously filed by such Stockholder with the Securities and Exchange Commission (the “SEC”).

(d)    There is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e)    Except as provided in the Merger Agreement or the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

(f)    Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

5.    Certain Covenants of Stockholder. Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows:

(a)    Prior to the Termination Date, such Stockholder shall not, and shall not authorize or permit any of its Subsidiaries or Representatives, directly or indirectly, to:

(i)    solicit, initiate, endorse, knowingly encourage or facilitate the making by any Person (other than the other parties to the Merger Agreement) of any Acquisition Proposal;

(ii)    enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

(iii)    execute or enter into any Contract constituting or relating to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any Contract constituting or relating to any Acquisition Proposal (or authorize or resolve to agree to do any of the foregoing actions); or

(iv)    make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote or seek to advise or influence any Person with respect to the voting of the Shares intending to facilitate any Acquisition Proposal or cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

(b)    Such Stockholder will immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any of the matters described in Section 5(a) above.

(c)    Prior to the Termination Date, and except as contemplated hereby, such Stockholder shall not (i) tender any Covered Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney with respect to any Covered Shares, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that, notwithstanding the foregoing or any other provision in this Agreement, (x) following the tenth (10th) Business Day from and after the date hereof, any Stockholder may sell any Covered Shares by open market sales on a national securities exchange or via negotiated transactions with licensed brokers or investment banking firms if at the time of such sale each of the quoted price of Shares and the sale price in such sale (without giving effect to any commission or fee) are less than the Per Share Price, (y) any Stockholder may Transfer any Covered Sales if the transferee in such Transfer has entered into, or simultaneously therewith enters into, a voting agreement with Parent on substantially the same terms of this Agreement or (z) any Stockholder may Transfer any Covered Shares if Parent has provided its express written consent thereto. Any Transfer in violation of this provision shall be void. For the avoidance of doubt, the fact that any Covered Shares are held in a margin account or pledged pursuant to the terms thereof shall not be deemed a violation of this Section 5(c) or Section 4(a) so long as such Stockholder is not prevented from performing its obligations under and in accordance with this Agreement.

(d)    Prior to the Termination Date, in the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Stockholder shall promptly notify Parent and the Company of any such event.

(e)    Prior to the Termination Date, such Stockholder shall not enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage, assist, solicit, seek or seek to cause any person to undertake any action inconsistent with this Section 5.

6.    Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit the ability of any Stockholder or any representative of such Stockholder who is a director or officer of the Company to take any action (or fail to take any action) in his or her capacity as a director or officer of the Company (including to the extent specifically permitted by the Merger Agreement), or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

7.    Waiver of Appraisal Rights; Actions. Each Stockholder hereby (a) waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable Law and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement (other than in connection with any breach of this Agreement by Parent) or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

8.    Disclosure. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

9.    Further Assurances. From time to time, at the request of Parent and without further consideration, each Stockholder shall use its commercially reasonable efforts to take such further action as may reasonably be deemed by Parent to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

10.    Non-Survival of Representations and Warranties. The representations and warranties of the Stockholders contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

11.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

12.    Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

13.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)    If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto.

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Steve Wolosky

                 Ryan Nebel

Email: swolosky@olshanlaw.com

            rnebel@olshanlaw.com

(ii)    If to Parent:

c/o L Catterton

599 W Putnam Avenue

Greenwich, CT 06830

Attn: Andrew Taub, Managing Partner

E-mail: Andrew.Taub@lcatterton.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn: Steven R. Shoemate

 William B. Sorabella

E-mail: SShoemate@gibsondunn.com

     WSorabella@gibsondunn.com

14.    Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

15.    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

16.    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

17.    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the

State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

18.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect Subsidiary of Parent; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

19.    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

20.    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

21.    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

22.    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

23.    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

24.    No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

HARLAN PARENT, INC.

/c/ Andrew Taub
Name: Andrew Taub
Title: President

ENGAGED CAPITAL, LLC

By:	/c/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By: Engaged Capital, LLC General Partner

By:	/c/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LP

By: Engaged Capital, LLC General Partner

By:	/c/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

By:	/c/ Glenn W. Welling
Name: Glenn W. Welling
Title: Director

ENGAGED CAPITAL HOLDINGS, LLC

By:	/c/ Glenn W. Welling
Name: Glenn W. Welling
Title: Sole Member

/c/ Glenn W. Welling
GLENN W. WELLING

[The remainder of this page is left intentionally blank.]

SIGNATURE PAGE TO VOTING AGREEMENT

SCHEDULE A

Stockholder	Address	Owned Shares
Engaged Capital, LLC	610 Newport Center Drive, Suite 250 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com	3,328,000
Engaged Capital Flagship Master Fund, LP	610 Newport Center Drive, Suite 250 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com	3,052,324
Engaged Capital Flagship Fund, LP	610 Newport Center Drive, Suite 250 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com	3,052,324
Engaged Capital Flagship Fund, Ltd.	610 Newport Center Drive, Suite 250 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com	3,052,324
Engaged Capital Holdings, LLC	610 Newport Center Drive, Suite 250 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com	3,328,000
Glenn W. Welling	610 Newport Center Drive, Suite 250 Newport Beach, California 92660 Attention: Glenn W. Welling E-mail: glenn@engagedcapital.com	3,328,000
Total		3,328,000

Schedule A

SPECIAL MEETING OF STOCKHOLDERS OF DEL FRISCO’S RESTAURANT GROUP, INC. COMMON STOCK [], 2019 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [], 2019 The Proxy Statement is available at investor.dfrg.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 10030304000000000000 9 061418 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐ 1. To adopt the Agreement and Plan of Merger, dated as of June 23, 2019, by and among Del Frisco’s Restaurant Group, Inc., Harlan Parent, Inc. and Harlan Merger Sub, Inc. (the “Merger Agreement”). FOR AGAINST ABSTAIN 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Del Frisco’s Restaurant Group, Inc.’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. 3.To approve any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Consummation of the transactions contemplated by the Merger Agreement is conditioned on the approval of Proposal 1 and not conditioned on the approval of Proposals 2 and 3. This proxy when properly executed will be voted as directed herein by the undersigned stockholder and in the discretion of the named proxies upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.☒ Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person

DEL FRISCO’S RESTAURANT GROUP, INC.COMMON STOCKProxy for Special Meeting of Stockholders on [], 2019Solicited on Behalf of the Board of Directors The undersigned hereby appoints Norman J. Abdallah, Neil H. Thomson, and William J. Wilson, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of Del Frisco’s Restaurant Group, Inc., to be held on [DAY], [], 2019, at [9:00] a.m., local time, at [the Del Frisco’s Double Eagle located at 2323 Olive St., Dallas, TX 75201], and at any adjournments or postponements thereof, as stated on the reverse side. If you sign and return this proxy but no direction is made, this proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3, and in the discretion of the named proxies upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.(Continued and to be signed on the reverse side.)